As filed with the Securities and Exchange Commission on August 8, 2006

Registration No. 333-135056

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

DYNTEK, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	95-4228470 (I.R.S. Employer Identification Number)

19700 Fairchild Road, Suite 230

Irvine, California 92612

(949) 271-6700

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Casper Zublin, Jr.

Chief Executive Officer

DynTek, Inc.

19700 Fairchild Road, Suite 230

Irvine, California 92612

(949) 271-6700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher D. Ivey

Joshua A. Lane

Stradling Yocca Carlson & Rauth

A Professional Corporation

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

(949) 725-4100

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(5)
Common Stock, $0.0001 par value per share	46,875,345		$0.13	$6,093,794.85	$652.04
Common Stock issuable upon exercise of warrants	32,411,217	(3)	$0.13	$4,213,458.21	$450.84
Common Stock issuable upon conversion of convertible notes	30,212,952	(4)	$0.13	$3,927,683.76	$420.26
Total	109,499,514			14,234,936.82	$1,523.14

(1)

In accordance with Rule 416 under the Securities Act, the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, using the average of the high and low prices as reported on the Over the Counter Bulletin Board on August 2, 2006.

(3)

Based on the number of shares of common stock issuable upon exercise of warrants if the warrants were exercised as of August 1, 2006, plus 6,210,986 shares issuable as a result of anti-dilution protection in certain of the warrants held by the selling stockholders, including those certain warrants exercisable into an aggregate of 19.9% of our outstanding common stock at the time of their exercise, calculated on a fully-diluted basis.

(4)

Based on two convertible notes with an aggregate principal amount of $4 million, convertible at $0.20 per share, under the assumption that the Company will elect to pay the interest thereon in kind for the first three years rather than in cash, such that the aggregate principal amount of the notes which may be converted would equal up to approximately $6,042,590.

(5)	$3,374.85 was previously paid on June 16, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 8, 2006

Prospectus

DYNTEK, INC.

109,499,514 Shares
Common Stock

This prospectus relates to an aggregate of up to 109,499,514 shares of our common stock which may be resold from time to time by the selling stockholders identified in this prospectus for their own account. Of such shares, (i) 46,875,345 are outstanding upon the effective date of the registration statement to which this prospectus relates, (ii) up to 26,200,231 shares are issuable upon the exercise of warrants held by certain of the selling stockholders, (iii) up to 6,210,986 shares are issuable as a result of anti-dilution protection in certain of the warrants held by the selling stockholders, including those certain warrants exercisable into an aggregate of 19.9% of our outstanding common stock at the time of their exercise, calculated on a fully-diluted basis, and (iv) up to 30,212,952 shares are issuable upon the conversion of convertible notes held by a certain selling stockholder, assuming we elect to pay interest thereon in kind rather than in cash for the first three years. The warrants and convertible note were sold in certain private placements. Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to the Selling Stockholders to register for resale the shares of common stock issued or issuable to them. The Selling Stockholders may sell common stock from time to time in the principal market on which our common stock is traded at the prevailing market price or in negotiated transactions.

You should read this prospectus and any prospectus supplement carefully before you invest. We will not receive any proceeds from the sale of the shares by any of the Selling Stockholders. We will, however, receive proceeds in the event that some or all of the warrants held by the Selling Stockholders are exercised for cash.

Our common stock is traded on the OTC Bulletin Board under the symbol “DYNK”. On August 3, 2006, the last reported sale price of our common stock was $.14 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 for certain risks you should consider before purchasing any shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2006

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on behalf of DynTek that is different from that contained in this prospectus. You should not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered by this prospectus under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sales of these securities. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities.

i

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we intend that such forward-looking statements be subject to the safe harbors created thereby. These statements are based on the current expectations, forecasts, and assumptions of our management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are sometimes identified by language such as “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “projects,” “future” and similar expressions and may also include references to plans, strategies, objectives, and anticipated future performance as well as other statements that are not strictly historical in nature. The risks, uncertainties, and other factors that could cause our actual results to differ materially from those expressed or implied in this prospectus include, but are not limited to, those noted under the caption “Risk Factors” beginning on page 4 of this prospectus. Readers should carefully review this information as well the risks and other uncertainties described in other filings we may make after the date of this prospectus with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on forward-looking statements. They reflect opinions, assumptions, and estimates only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements in this prospectus, whether as a result of new information, future events or circumstances, or otherwise.

ii

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before buying shares of our common stock. You should read the entire prospectus and any prospectus supplements carefully, especially the sections entitled “Caution Regarding Forward Looking Statements,” “Risk Factors” and “Managements’ Discussion and Analysis of Financial Condition and Results of Operations,” together with our financial statements and the related notes included elsewhere in this prospectus and in any prospectus supplements related thereto, before deciding to purchase shares of our common stock.

DynTek, Inc.

Our company and business

We provide professional information technology services and sales of related products to mid-market commercial businesses, state and local government agencies, and educational institutions. We operate our business primarily through our subsidiary, DynTek Services, Inc.

Depending upon the context, the terms “DynTek,” “Company,” “we,” “our” and “us,” refers to either DynTek, Inc. alone, or DynTek, Inc. and its subsidiaries.

We provide a broad range of multi-disciplinary Information Technology, or IT, solutions that address the critical business needs of our clients, including IT security, converged networking including voice-over-internet protocol, application infrastructure, and access infrastructure. Our primary operations are located in four of the top ten largest IT spending states: California, New York, Florida, and Michigan. We deliver complex infrastructure technology solutions through teams of professional consultants in close geographic proximity to our clients. Members of our technical and consulting services team have advanced certifications with leading vendor manufacturers, including Microsoft, Cisco, McAfee and Citrix. As a professional services firm and value added reseller of hardware and software from leading manufacturers, we help organizations assess, design, build, implement, manage and support their technology infrastructure.

We believe that our services-led approach, combined with expertise in multi disciplinary practice areas such as IT security, converged networking, application and access infrastructure, will continue to provide the platform we need to capture an increasing share of our target markets. Our strategy allows our clients to rely on us as their primary IT vendor. Additionally, we believe that our multi-disciplinary capabilities help differentiate us from our competitors in the markets in which we compete.

For a complete description of our business, please see “Business,” beginning on page 13.

Corporate information

We were incorporated in Delaware in May 1989 and changed our name to DynTek, Inc. in December 2001. Our principal executive offices are located at 19700 Fairchild Road, Suite 230, Irvine, California 92612, and our telephone number is (949) 271-6700. Our website is www.dyntek.com. The contents of our website are not incorporated by reference into this prospectus. DynTek is a trademark of DynTek, Inc. This prospectus also includes or incorporates by reference other trademarks of DynTek and trademarks of other companies.

Recent Developments

1-for-10 Reverse Stock Split

At our Annual Meeting of Stockholders held on December 13, 2005, our stockholders authorized the Board of Directors to effect a 1-for-10 reverse stock split of the outstanding shares of common stock. On May 24, 2006, the Board of Directors approved the reverse stock split, and the reverse split became effective as of June 5, 2006. As a result of the reverse stock split, each stockholder’s shares were automatically converted into one-tenth of the number of shares that he or she had owned immediately before that date, and the number of shares outstanding was reduced from approximately 214,245,977 shares to 21,424,597 shares, as of June 5, 2006. However, the reverse stock split did not affect any stockholder’s percentage ownership of our shares, except to the limited extent that the reverse stock split resulted in any stockholder owning a fractional share.

Stockholders that were otherwise entitled to receive a fractional share as a result of the reverse stock split received, instead, a cash payment based on the closing sales price of our common stock on Friday, June 2, 2006, which, after being adjusted for the reverse stock split, was $0.42 as reported on the OTC Bulletin Board.

Beginning on June 5, 2006, our trading symbol was changed to “DYNK.”

Unless otherwise indicated, all share numbers set forth in this prospectus, including corresponding per share exercise prices and conversion prices, as applicable, have been provided on a post-split basis so as to reflect the effect of the 1-for-10 reverse stock split.  As used in this prospectus, the terms “reverse split” and “reverse stock split” refer to the 1-for-10 reverse stock split of our outstanding shares of common stock, which was effected on June 5, 2006.

Amendment to Note Purchase Agreement and Issuance of Additional Junior Note

On March 8, 2006, we entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with SACC Partners, L.P. and Lloyd I. Miller, III (the “Senior Lenders”), pursuant to which we issued Senior Secured Notes in the aggregate principal amount of $6.7 million (the “Senior Notes”). Under the Note Purchase Agreement, we also issued a Junior Secured Convertible Note to Trust A-4 - Lloyd I. Miller (the “Junior Lender” and together with the Senior Lenders, the “Lenders”) in the aggregate principal amount of $3.0 million (the “Junior Note”). On June 15, 2006, we amended the Note Purchase Agreement to provide that upon the request of Mr. Miller or an affiliate of Mr. Miller, and upon the consent of the Company, the Company shall issue up to an additional aggregate inital principal amount of $3.0 million, on the same terms and conditions as provided for the Junior Note. On June 15, 2006, we issued an additional junior secured convertible promissory note to the Junior Lender in the initial principal amount of $1.0 million, on the same terms and conditions as the Junior Note (together with the Junior Note, the “Junior Notes”). The interest rate for the Junior Notes is 10% per annum if paid in cash, or 14% per annum if paid in kind, which is at our election for the first three years. Principal will be payable at the maturity date of March 1, 2011 and interest will be payable quarterly in arrears beginning June 30, 2006, unless we choose the payment in kind option, in which case interest will be added to the principal amount of the Junior Notes during the period that we continue such election. The Junior Notes may be converted into shares of our common stock at any time at the election of the holder at a conversion price of $0.20 per share of common stock after giving effect to the reverse stock split. Thus, the Junior Notes issued to the Junior Lender are convertible into 30,212,952 shares of our common stock, assuming that interest thereon is paid in kind for the first three years.

While Mr. Miller, or an affiliate of Mr. Miller, may request the Company, and the Company may consent, to issue up to an additional $3.0 million in junior secured convertible debt, the Company has issued only an additional aggregate initial principal amount of $1.0 million, bringing the total initial principal amount of Junior Notes outstanding to $4.0 million as of the date of this prospectus.  Thus, only the 30,212,952 shares of common stock into which that $4.0 million may be converted (inclusive of the shares that may be acquired as a result of the Company paying interest thereon in kind) are being registered for resale hereby.

2006 Nonqualified Stock Option Plan

On June 15, 2006, our Board of Directors approved the 2006 Nonqualified Stock Option Plan (the “2006 Plan”) that provides for the grant of nonqualified stock options to purchase up to an aggregate of 11,790,672 shares of our common stock  to members of our Board, employees and consultants.  Our Board of Directors, or a committee of two or more members of our Board, will administer the 2006 Plan. The administrator will have full authority to establish rules and regulations for the proper administration of the 2006 Plan, to select the employees, consultants and directors to whom awards are granted, and to set the date of grant, the exercise price and the other terms and conditions of the awards, consistent with the terms of the 2006 Plan. The administrator may modify outstanding awards as provided in the 2006 Plan.

The 2006 Plan provides for the grant of nonqualified stock options to eligible individuals. The terms of the awards are subject to the provisions in an option agreement, consistent with the terms of the 2006 Plan. The exercise price of a stock option shall not be less than the fair market value of our common stock on the date of grant. No stock option shall be exercisable later than ten (10) years after the date it is granted.

The administrator may amend the 2006 Plan at any time. No such amendment may be made by our Board of Directors without the consent of an option holder if such amendment would substantially affect or impair the rights of such option holder. In addition, the administrator may terminate the 2006 Plan at any time. However, in no event may an award be granted pursuant to the 2006 Plan on or after June 15, 2016.

The 2006 Plan will be submitted to a vote of our stockholders within twelve (12) months of our adoption of the 2006 Plan.  The affirmative vote of stockholders holding not less than a majority of our issued and outstanding shares of common stock is required to approve the adoption of the 2006 Plan.  All stock options granted under the 2006 Plan are subject to obtaining such stockholder vote.

Summary of the Offering

Shares of common stock offered by us	None.

Shares of common stock offered by the Selling Stockholders

109,499,514 shares, of which:

(i)      46,875,345 are outstanding upon the effective date of the registration statement to which this prospectus relates;

(ii)     26,200,231 shares that may be issued upon exercise of warrants held by the Selling Stockholders, if such warrants were exercised as of August 1, 2006(1);

(iii)    6,210,986 shares that may be issued as a result of anti-dilution protection in certain of the warrants held by the Selling Stockholders, including the warrants exercisable into an aggregate of 19.9% of our outstanding common stock at the time of their exercise, calculated on a fully-diluted basis; and

(iv)    30,212,952 shares issuable upon conversion of convertible notes held by a certain selling stockholder.

Use of proceeds

We will not receive any proceeds from the sale of common stock covered by this prospectus. To the extent that the selling stockholders exercise, for cash, all of the warrants covering the 32,411,217 shares of common stock registered for resale under this prospectus, we would receive approximately $795,000 in the aggregate from such exercises. We intend to use such proceeds for working capital, reduction of indebtedness, acquisitions and other general corporate purposes.

Risk Factors

An investment in our common stock is speculative and involves substantial risks. You should read the “Risk Factors” section of this prospectus for a discussion of certain factors to consider carefully before deciding to invest in shares of our common stock.

Plan of Distribution	The shares of common stock covered by this prospectus may be sold by the selling stockholders in the manner described under “Plan of Distribution.”

OTC Bulletin Board Symbol	“DYNK.”

(1)           Certain of the warrants exercisable into common stock covered by this prospectus and issuable hereunder are exercisable for an aggregate of 19.9% of the total number of shares outstanding as of the date of exercise, calculated on a fully-diluted basis. For purposes of this prospectus, the number of shares of common stock covered by this prospectus and issuable upon exercise of those warrants is calculated as if such warrants were exercised on August 1, 2006.

RISK FACTORS

Your investment in our common stock involves a high degree of risk. You should consider the risks described below and the other information contained in this prospectus carefully before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition and operating results could be harmed. As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.

Risks Related to Our Business

We will need additional capital in the future, or we will need to scale back operations.

We will need capital in the future, and if it is not available on terms acceptable to us, or at all, and we cannot generate enough cash through existing operations, we would have to scale back operations and/or personnel costs. As of March 31, 2006, we had cash and cash equivalents of approximately $1,958,000 (which includes restricted cash). We have taken steps to conserve our capital resources, including a reduction of our general and administrative expenses, and reduced the current portion or our debt burden by completing our recapitalization in March 2006, including canceling certain debt obligations through equity conversion and debt settlement agreements. Additional financing transactions may be necessary if we are not able to generate sufficient cash flow from operations through revenue growth and overhead reduction to meet our requirements. New financing transactions could include issuing additional equity and/or debt securities where appropriate. We would anticipate using the proceeds of any future financing transactions (if any) to fund our working capital needs or expansion of operations (if feasible). In the event of any additional financing, any equity financing would likely result in dilution to many of our existing stockholders and any debt financing may include restrictive covenants. We currently have no binding commitments for new financing in place nor can we provide any assurance that we will be successful in our efforts to raise additional capital in the future. If we are unable to sustain operations through internally generated cash flow or financing transactions, we will need to scale back our operations and personnel and/or divest assets to continue operations. Any such reductions or divestitures would materially impact our operations. There can be no assurance that we will be successful in generating cash from operations, reducing expenses as planned, selling assts, or raising additional capital and these matters raise substantial doubt about our ability to continue as a going concern.

We have a history of operating losses and may not be able to achieve long-term profitability.

Since our inception in May 1989, we have incurred substantial operating losses, and, as of March 31, 2006, there was substantial doubt about our ability to continue as a going concern. During the nine months ended March 31, 2006, we generated a net loss of approximately $21,634,000. At March 31, 2006 we had an accumulated deficit of approximately $119,280,000. There can be no assurance that our revenues will exceed our operating expenses and cost of revenues in the future.

Dilution in ownership of our shares from the exercise or conversion of options, warrants and convertible securities.

There are a significant number of outstanding options, warrants, and convertible securities to acquire shares of our common stock and we may grant additional rights in the future. The holders of such options, warrants, and convertible securities can be expected to exercise them at a time when our common stock is trading at a price higher than the exercise price of these outstanding options, warrants, and convertible securities. If these options or warrants to purchase our common stock are exercised, convertible debt is converted or other equity interests are granted under our stock option plans or under other plans or agreements adopted in the future, such equity interests will have a dilutive effect on your ownership of common stock. The existence of such options, warrants, and convertible securities may also adversely affect the terms on which we can obtain additional financing.

As of August 1, 2006, we had 56,592,351 shares issued and outstanding. As of such date, we had outstanding options to purchase 2,330,146 shares of our common stock, warrants to purchase approximately 27,649,311 shares of common stock, and $4,000,000 of convertible debt, convertible into 20,000,000 shares of common stock. Also, the principal amount of the convertible debt will increase to the extent we elect not to pay interest as it accrues during the first three years, in which case the principal would increase to approximately $6,042,590, and the number of shares issuable upon conversion would be 30,212,952. We intend to raise capital through offerings of our common stock, securities convertible into our common stock, or rights to acquire such securities or our common stock. Such other rights to acquire our common stock may be issued at exercise prices or conversion rates that are significantly lower than the price at which you may have paid for our shares. In addition, the shares issuable upon exercise of certain of the warrants and upon conversion of convertible debt may increase subject to anti-dilutive rights, which we granted to warrant and debt holders.

If we or our existing stockholders sell additional shares of our common stock after this offering, the market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market by the selling stockholders under this prospectus, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

We may not be able to compete successfully in the information technology and services markets.

The information technology products and related services markets are highly competitive and are served by numerous international, national and local firms. There can be no assurance that we will be able to compete effectively in these markets. Market participants include systems consulting and integration firms, including national accounting firms and related entities, the internal information systems groups of our prospective clients, professional services companies, hardware and application software vendors, and divisions of both large integrated technology companies and outsourcing companies. Many of these competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than we do. In addition, there are relatively low barriers to entry into the information technology products and related services markets, and we have faced, and expect to continue to face, additional competition from new entrants into the information technology products and related services markets.

We may not be able to identify, acquire or integrate new businesses, which could adversely impact our business.

A component of our business strategy is to expand our presence in new or existing markets by acquiring additional businesses. There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses or integrate successfully any acquired businesses without substantial expense, delay or other operational or financial problems. Acquisitions involve a number of special risks, including the diversion of management’s attention, failure to retain key personnel, increased general and administrative expenses, client dissatisfaction or performance problems with an acquired firm, assumption of unknown liabilities, and other unanticipated events or circumstances. Acquisitions may require large one-time charges and can result in increased debt or contingent liabilities, adverse tax consequences, substantial depreciation and deferred compensation charges, and the recording and later amortization of amounts related to deferred compensation and certain purchased intangible assets, any of which items could negatively impact out results of operations. In addition, we may record goodwill in connection with an acquisition and incur goodwill impairment charges in the future. Any of these charges could cause the price of our common stock to decline. Acquisitions or asset purchases made entirely or partially for cash may reduce our cash reserves. Alternatively, we may issue equity or convertible debt securities in connection with an acquisition. Any of these risks could have a material adverse effect on our business, financial condition and results of operations.

Our product margins are subject to competitive pricing pressures.

Our product margins are subject to competitive pricing pressures and fluctuate from quarter to quarter depending on the mix of products we provide. We believe that current product margins are more reflective of the present marketplace and likely to continue at our near present levels into the foreseeable futures. We intend to meet the challenges of aggressive price reductions and discount pricing by certain product suppliers by focusing our offerings around relatively higher margin practice areas, including security solutions, VOIP, and access infrastructure. There can be no assurance, however, that we will be able to improve profit margins and compete profitably in all areas, given the intense competition that exists in the IT industry.

We depend on a small number of vendors to supply the information technology products that we sell and the loss of, or a material change in, our business relationship with a major supplier could adversely affect our business, financial condition and results of operation.

Product sales depend on our ability to maintain reseller status with several major technology manufacturers including Hewlett Packard, Citrix, McAfee, Cisco and Novell. We are also highly dependant on distributors such as Ingram Micro, GE Access, and Tech Data for manufactured products. Although, we are currently an authorized reseller of various products, the loss of authorization could have an adverse material effect on our product sales and results of operations. Our vendor agreements are generally terminable on 30 to 90 days notice, or immediately upon the occurrence of certain events, and are subject to periodic renewal. We rely upon the manufacturers and distributors supply of products to fulfill customer orders on a timely basis, and any supply shortages or delays could cause us to be unable to fulfill orders on a timely basis, which, in turn could harm our business, financial position and operating results. Our ability to obtain particular products in the required quantities and to fulfill customer orders on a timely basis is critical to our success. In most cases, we have no guaranteed price or delivery agreements with our third-party suppliers. We occasionally experience a supply shortage of certain products as a result of strong demand or problems experienced by our third-party suppliers. If shortages or delays persist, the price of those products may increase, or the products may not be available at all. In addition, our third-party suppliers may decide to distribute, or to substantially increase their existing distribution business, through other distributors, their own dealer networks, or directly to our customers. Accordingly, if we are not able to secure and maintain an adequate supply of products to fulfill our customer orders on a timely basis, our business, financial position and operating results may be materially adversely affected.

We may not be able to attract and retain professional staff necessary for existing and future projects.

Our success depends in large part upon our ability to attract, retain, train, manage and motivate skilled employees, particularly senior technical personnel. There is significant competition for employees with the skills required to perform the services we offer. In particular, qualified senior technical and professional staff are in great demand and competition for such persons is likely to increase. If we are unable to attract, retain and train skilled employees, it could impair our ability to adequately manage and staff our existing projects and to bid for or obtain new projects, which would have a material adverse effect on our business, financial condition and results of operations. In addition, the failure of our employees to achieve expected levels of performance could adversely affect our business. There can be no assurance that a sufficient number of skilled employees will continue to be available, or that we will be successful in training, retaining and motivating current or future employees.

Our success depends in large part upon the continued services of a number of significant employees, the loss of which could adversely affect our business, financial condition and results of operation.

Our success depends in large part upon the continued services of our senior executives and other key employees, including certain sales, consulting and technical personnel. Although we have entered into an employment agreement with Casper Zublin, Jr., our Chief Executive Officer, Mr. Zublin and other significant employees who have not entered into employment agreements may terminate their employment at any time. The loss of the services of any significant employee could have a material adverse effect on our business. In addition, if one or more of our significant employees resigns to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations.

We depend on contracts with government agencies, which, if terminated or reduced, would have a material adverse effect on our business.

A large percentage of our revenues are derived from sales to government agencies. Such government agencies may be subject to budget cuts or budgetary constraints or a reduction or discontinuation of funding. A significant reduction in funds available for government agencies to purchase professional services and related products would have a material adverse effect on our business, financial condition and results of operations.

Our revenue and operating results may fluctuate in the future.

Our operating results have fluctuated and will fluctuate in the future as a result of many factors, including:

•                  general economic conditions and weakness in information technology spending;

•                  the loss or consolidation of one or more of our significant suppliers or customers;

•                  market acceptance and product life of the products we distribute;

•                  competitive conditions in our industry which may impact our pricing, margins and terms with our suppliers; and

•                  changes in our costs and operating expenses.

Although we attempt to control our expense levels, these levels are based in part, on anticipated revenue. Therefore, we may not be able to control spending in a timely manner to compensate for any unexpected revenue shortfall. In addition, we have at times experienced quarter-to-quarter declines in revenue, particularly in the quarters ending in December. We believe these fluctuations in revenue result primarily from the budgeting and purchasing cycles of our customers. As a result, period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.

We may face litigation in the ordinary course of business, which could result in substantial expenses.

We are from time to time involved in litigation in the ordinary course of business. We may not be successful in defending these or other claims. Regardless of the outcome, litigation can result in substantial expenses and could divert the efforts of our management.

War and terrorist activities could adversely affect our business.

The continued threat of terrorism within the United States and acts of war may cause significant disruption to commerce throughout the world. Our business and results of operations could be materially and adversely affected to the extent that such disruptions result in delays or cancellations of customer orders, delays in collecting cash, a general decrease in corporate spending on information technology, or our inability to effectively market, manufacture or ship our products. We are unable to predict whether war and the threat of terrorism or the responses thereto will result in any long-term commercial disruptions or if such activities or responses will have any long-term material adverse effect on our business, results of operations or financial condition.

The level of our indebtedness could adversely affect our financial condition.

We have significant debt service obligations. As of August 1, 2006, the aggregate principal amount owed under our debt instruments is $10.7 million.

The level of our indebtedness could have important consequences. For example, it could:

•                   increase our vulnerability to adverse economic and industry conditions;

•                   require us to dedicate a substantial portion of our cash flow from operations to the payment of our indebtedness, thereby reducing the availability of cash to fund working capital and capital expenditures and for other general corporate purposes;

•                   restrict us from making strategic acquisitions, acquiring new content or exploring other business opportunities;

•                   limit our ability to obtain financing for working capital, capital expenditures, general corporate purposes or acquisitions;

•                   place us at a disadvantage compared to our competitors that have less indebtedness; and

•                   limit our flexibility in planning for, or reacting to, changes in our business and industry.

We may be unable to generate sufficient cash flow to service our debt obligations.

                Our ability to make payments on our indebtedness and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future, which is subject to general economic, industry, financial, competitive, operating, and other factors that are beyond our control.

                We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay amounts due on our indebtedness or to fund our other liquidity needs.

                We may need to refinance all or a portion of our indebtedness on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•                   our financial condition at the time;

•                   restrictions in our outstanding debt instruments; and

•                   other factors, including the condition of the financial markets.

                As a result, we may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or other proceeds are not available to us, we may not have sufficient cash to enable us to meet all of our obligations.

A volatile public market for our common stock may impair liquidity and/or return on investment.

Any market price for shares of our common stock is likely to be very volatile, and numerous factors beyond our control may have a significant adverse effect. In addition, the stock markets generally have experienced, and continue to experience, extreme price and volume fluctuations which have affected the market price of many small capital companies and which have often been unrelated to the operating performance of these companies. The price for our common stock and the volume of shares traded fluctuate. Consequently, persons who invest in our common stock may not be able to use their shares as collateral for loans and may not be able to liquidate at a suitable price in the event of an emergency. In addition, holders may not be able to resell their shares, or may not be able to sell their shares at or above the price they paid for them. Moreover, our common stock is currently traded on the National Association of Securities Dealer’s “Electronic Bulletin Board.” Consequently, broker-dealers may be less willing or able to sell and/or make a market in our common stock. Additionally, an investor may find it more difficult to dispose of, or to obtain accurate quotations for the price of, our common stock.

We currently do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

                We currently do not plan to declare dividends on shares of our common stock in the foreseeable future. Further, the payment of dividends by us is restricted by our credit facility. Consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates and you sell your shares at a profit.

Lloyd I. Miller, III beneficially owns a majority of our outstanding common stock, which may enable him to control many significant stockholder matters and corporate actions and may prevent a change in control that would otherwise be beneficial to other stockholders.

Lloyd I. Miller may be deemed to beneficially own a total of 44,297,275 shares of our common stock, or 47.3%, as of August 1, 2006, including shares issuable to upon exercise of warrants held by Mr. Miller and his affiliates. The foregoing does not take into account the exercise or conversion of other outstanding convertible or exercisable securities of the Company, which would have the effect of reducing the percentage beneficial ownership of Mr. Miller. Because of his high percentage of beneficial ownership, Mr. Miller may be able to control matters requiring the vote of stockholders, including the election of our board of directors and certain other significant corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our other stockholders and us. This control could adversely affect the voting and other rights of our stockholders and could depress the market price of our common stock.

USE OF PROCEEDS

Although we may receive cash proceeds from the exercise of warrants for cash related to the issuance of common stock covered by this prospectus, we will not receive any proceeds from the periodic sales, if any, of the common stock covered by this prospectus. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholders. See “Selling Stockholders” and “Plan of Distribution” described below. We intend to use the proceeds received by us from the cash exercise of the warrants for working capital, reduction of indebtedness, acquisitions, and general corporate purposes.

MARKET INFORMATION / PRICE RANGE OF COMMON STOCK / DIVIDENDS

Market Information

Our common stock traded on The Nasdaq Small Cap Market under the symbol “DYTK” from December 18, 1992 through the time of its voluntary delisting by us from that market on December 16, 2004. On December 16, 2004, our common stock began trading over-the-counter on the OTC Bulletin Board under the symbol “DYTK”. Following the 1-for-10 reverse split of our common stock on June 5, 2006, our common stock began trading on the OTC Bulletin Board under the symbol “DYNK”.

Holders

As of August 1, 2006, there were approximately 146 holders of record of our common stock. We estimate that there are approximately 6,000 stockholders of our common stock held in street name.

Price Range

The following table presents, for the periods indicated, the high and low closing sale price of our common stock as reported by the Nasdaq Small Cap Market through December 16, 2004 and the high and low last sale price of our common stock as reported by the OTC Bulletin Board for periods since December 16, 2004. The sale prices set forth below are provided on a post-reverse split basis:

	High	Low
Fiscal year ended June 30, 2006:
Fourth Quarter (through June 13, 2006)	$0.50	$0.17
Third Quarter	$0.44	$1.20
Second Quarter	$2.65	$0.91
First Quarter	$3.10	$2.30
Fiscal year ended June 30, 2005:
Fourth Quarter	$4.90	$2.90
Third Quarter	$6.10	$4.90
Second Quarter	$7.60	$5.20
First Quarter	$8.00	$6.00
Fiscal year ended June 30, 2004:
Fourth Quarter	$19.70	$6.20
Third Quarter	$9.70	$7.00
Second Quarter	$11.10	$7.00
First Quarter	$14.10	$7.70

Dividends

We have never paid or declared any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future but rather intend to retain future earnings, if any, for reinvestment in our future business. Any future determination to pay cash dividends will be in compliance with our contractual obligations and otherwise at the discretion of the board of directors and based upon our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Securities Authorized For Issuance under Equity Compensation Plans

Our stockholders have previously approved all stock option plans under which our common stock is reserved for issuance. The following table provides summary information as of August 1, 2006, for all of our stock option and stock purchase plans, on a post-reverse stock spit basis:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under our equity compensation plans (excluding securities reflected in column 1)
Equity compensation plans approved by Securityholders(1)	2,330,146	$0.67	1,075,775
Equity compensation plans not approved by Securityholders	—	—	11,790,672
Total	2,330,146	$0.67	12,866,447

(1)                                  Options to purchase 66,000 shares of Common Stock held by Mr. Robert Webber, our former Chief Financial Officer, and options to purchase 8,000 shares of Common Stock held by Mr. Casper Zublin, Jr. were cancelled on September 30, 2005. The cancellation of such options reduced the number of securities to be issued upon exercise of outstanding options and increase the number of securities available by 74,000 shares.

(2)           Although we intend to submit the 2006 Nonqualified Stock Option Plan (the “2006 Plan”) to a vote of our stockholders within twelve (12) months of our adoption of the 2006 Plan, the 2006 Plan has not yet been submitted to such a vote.  All stock options granted under the 2006 Plan remain subject to the Company obtaining such a vote.

SELECTED HISTORICAL FINANCIAL DATA

The following selected historical financial information should be read in conjunction with our historical financial statements and the related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this registration statement. The information as of June 30, 2002 and 2001 and for the years ended June 30, 2002 and 2001 has been derived from our audited financial statements, which are not included herein but which have previously been filed with the SEC. The information as of June 30, 2005, 2004 and 2003 and for the years ended June 30, 2005, 2004 and 2003 has been derived from our audited financial statements provided elsewhere in this prospectus and should be read in conjunction therewith. The information as of March 31, 2006 and for the quarters ended March 31, 2006 and 2005 has been derived from our unaudited financial statements provided elsewhere in this prospectus and should be read in conjunction therewith. Historical results are not necessarily indicative of the results to be obtained in the future.

	Nine months ended March 31,		Year ended June 30,
	2006	2005	2005	2004	2003	2002	2001
	(unaudited)		(in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Operating revenues	$56,575	$53,834	$76,559	$49,947	$52,647	$60,077	$44,910
Loss from continuing operations	(22,147)	(12,244)	(24,437)	(18,935)	(4,203)	(12,379)	(10,822)
Gain (loss) from discontinued operations	513	1,593	1,846	(64)	(9,566)	(7,034)	59
Loss from continuing operations—per share	(2.14)	(1.95)	(3.78)	(4.00)	(1.15)	(4.25)	(6.30)
Gain (loss) from discontinued operations—per share	.05	.25	.29	(.01)	(2.61)	(2.42)	.03

	As of March 31,	As of June 30,
	2006	2005	2004	2003	2002	2001
	(unaudited)	(in thousands)
Consolidated Balance Sheet Data:
Total assets	$38,571	$47,336	$45,649	$53,127	$80,519	$33,997
Long-term debt	4,517	7,603	3,596	5,317	1,079	—

Note that results for the year ended June 30, 2005 include 11 months of results from Redrock Communications and 9 months of results from ITI, which acquisitions were completed in that fiscal year.

BUSINESS

General

We provide professional information technology services and sales of related products to mid-market commercial businesses, state and local government agencies and educational institutions. We operate our business primarily through our subsidiary, DynTek Services, Inc.

We provide a broad range of multi-disciplinary information technology solutions that address the critical business needs of our clients, including information technology security, converged networking, including voice-over-internet-protocol, or VOIP, application infrastructure, and access infrastructure. Our primary operations are located in four of the top ten largest information technology spending states: California, New York, Florida, and Michigan. We deliver complex infrastructure technology solutions through teams of professional consultants in close geographic proximity to our clients. Members of our technical and consulting services team have advanced certifications with leading vendor-manufacturers, including Microsoft, Cisco, McAfee and Citrix. As a professional services firm and value-added reseller of hardware and software from leading manufacturers, we help organizations assess, design, build, implement, manage and support their technology infrastructure.

We believe that our services-led approach, combined with expertise in multi-disciplinary practice areas such as information technology security, converged networking, application and access infrastructure, will continue to provide the platform we need to capture an increasing share of our target markets. Our strategy allows our clients to rely on us as their primary information technology vendor. Additionally, we believe that our multi-disciplinary capabilities help differentiate us from our competitors in the markets in which we compete.

We recognize revenue from sales of products and services. Services are primarily provided to the client at hourly rates that are established for each of our employees or third-party contractors based upon their skill level, experience and the type of work performed. We also provide project management and consulting work which are billed either by an agreed upon fixed fee or hourly rates, or a combination of both. The majority of our services are provided under purchase orders with commercial customers or bid contracts with government entities.

For the nine months ended March 31, 2006, we had total revenue of approximately $56,575,000, with approximately $37,953,000 in product sales and $18,622,000 in service sales, which accounted for 67% and 33%, respectively, of our aggregate revenues.

Business Segments

We report in two segments: Information Technology Services and Business Process Outsourcing.

Information Technology Services

We provide professional information technology services and sales of related products. Our information technology services include:

•                  information technology security solutions, which include vulnerability assessments, risk assessments, enterprise security assessments and similar services;

•                  converged networking solutions (design through implementation);

•                  application infrastructure solutions (active directory design, Microsoft Exchange migrations and similar solutions);

•                  access infrastructure solutions including server based computing, remote access and similar services; and

•                  general infrastructure support.

In connection with these service offerings, we sell hardware and software to our clients. We purchase products for resale from distributors or directly from manufacturers of hardware and software. The scope of services and product sales that we provide to any given client can vary, according to the client’s need, project size, and internal client information technology resources available. The majority of our information technology service revenues and related product sales are derived from specific projects, as contracted.

We provide services through a combination of in-house engineers and consultants, and subcontracted third-party suppliers. As of August 1, 2006, we had 72 in-house information technology engineers and consultants, and approximately 8 third-party subcontractors that cumulatively supplied approximately 21 engineers and consultants who provide services to our clients.

With increasing convergence and connectivity driving infrastructure complexity, information technology clients are seeking solutions that provide secure and ubiquitous access to their applications and data. According to a Gartner, Inc. report published in June 2005, the information technology services market in the United States is projected to grow from $241.9 billion in 2004 to $326.4 billion in 2009. While our target markets only represent a portion of the overall information technology services market, this represents a compound annual growth rate of 6.2 percent. It is anticipated that this growth will be driven in part by pent-up demand for technology upgrades, data security concerns, regulatory and compliance initiatives, such as the Sarbanes-Oxley Act, and the convergence of voice and data.

Our Information Technology Services segment revenue represented approximately 95% of our total services revenue for the nine months ended March 31, 2006.

Business Process Outsourcing

As part of a previous strategic direction, we also provide child support enforcement services under contracts with state or county agencies, including State of Kansas Department of Social and Rehabilitation Services, State of Nebraska Department of Health and Human Services, New Hanover County Department of Social Services in North Carolina, Beaufort County Department of Social Services in North Carolina and 3rd Judicial Court of Shawnee County, Kansas. Services under these contracts include determining legally established paternity and support obligations, enforcing court or administrative orders for such obligations, locating absent responsible parents or other persons obligated for such payments and relevant assets that may be used to satisfy such obligations, and providing help desk customer service support. We provide these services through in-house customer service representatives and attorneys, and third-party attorneys. Typically, our Business Process Outsourcing, or BPO, contracts span multiple periods, and may include options to renew for additional periods. Payment terms are either fixed-price, fixed-unit price, revenue sharing, or a combination of the above.

In March 2004, we outsourced the management of our BPO segment to Young Williams, P.A., a law firm based in Mississippi that specializes in child support enforcement services. During the quarter ended December 31, 2004, certain of our customers notified us of their intention not to renew existing contracts. These circumstances caused us to lower our expectations with respect to future BPO revenues and curtail our related activities in this segment. During the quarter ended June 30, 2005, we re-focused our business strategy concurrent with appointing a new Chief Executive Officer and President. As a result, we intend not to seek new opportunities with respect to BPO services. We also do not intend to actively seek renewals of our existing contracts and anticipate servicing only those contracts under which we have an existing service obligation. As of August 1, 2006, we had 13 full-time employees in our BPO segment, and 3 third party support contractors.

Our BPO services segment revenue represented approximately 5% of our total services revenue for the nine months ended March 31, 2006.

Customers

Our customers are primarily mid-market commercial businesses, agencies of state governments and municipalities and educational institutions. These mid-market to small enterprise customers generally have between approximately 200 and 5,000 employee-computer users. For the nine months ended March 31, 2006, our mix of revenues was approximately 56% commercial, 35% state and local government and 9% education.

Among our state and local government customers, the State of New York and its agencies comprised approximately 12% of our total revenues and 14% of our Information Technology Services revenues for the year ended June 30, 2005; 29% of our total revenues and 36% of our Information Technology Services revenues for the year ended June 30, 2004; and 25% of our total revenues and 30% of our Information Technology Services revenues for the year ended June 30, 2003. Generally, our products and services are purchased by state agencies issuing their own purchase orders under master contract agreements between us and the related state government through which the agency is authorized to issue a valid purchase order. Approximately 72% of revenues generated from New York State agencies were from product sales and 28% were from sales of services.

Other than New York State, no single customer or state, including all agencies of such state, accounted for more than 10% of our total revenue during fiscal 2005. The State of Kansas Department of Social and Rehabilitation accounted for approximately $2.5 million in revenues, or 26% of our Business Process Outsourcing revenue for the year ended June 30, 2005, 30% of the Business Process Outsourcing revenue for year ended June 30, 2004, and 29% for year ended June 30, 2003.

Vendors

In connection with sales of our information technology services and products, we purchase technology equipment directly from manufacturers such as Cisco, McAfee, Citrix, Hewlett Packard and Novell, and indirectly through distributors such as Ingram Micro Corporation, Tech Data, and Alternative Technologies. In general, we are authorized by a manufacturer to sell its products, whether the products are purchased from a distributor or directly from the manufacturer. Typically, vendor agreements provide that we have been appointed, on a non-exclusive basis, as an authorized reseller of specified products at specified locations. The agreements generally are terminable on 30 to 90 days’ notice or immediately upon the occurrence of certain events, and are subject to periodic renewal. The loss of a major manufacturer or the deterioration of our relationship with a major manufacturer could have a material adverse effect on our business as certain product offerings that are requested by customers may not be available to us.

We are an authorized reseller of computers, workstations, networking equipment, software, and related products for over 50 manufacturers. Our sales of products manufactured by Cisco and McAfee accounted for approximately 32% of our product revenues during the last fiscal year, or 18% of our total revenue during the last fiscal year. Based on product sales and certifications, we have obtained preferred status with several vendors, including Microsoft, Cisco, McAfee, Novell and Citrix. This status allows us to participate in rebate and co-marketing programs.

Sales and Marketing

Our sales and marketing objective in our Information Technology Services sector is to develop lasting relationships with clients that result in both repeat and long-term engagements. We use an internal sales force in conjunction with partnership alliances with our vendors. Our sales team derives leads through industry networking, referrals from existing clients, government agencies’ requests for proposals, or RFP’s, open competitions conducted by states and municipalities, strategic partnerships with third party vendors under which we jointly bid and perform certain engagements, and sales and marketing activities directed to specific customers.

For governmental entities, we receive and review numerous RFPs, and evaluate competitive bidding opportunities for the provision of products and services and identify those that are suitable for our responsive bid. In government contract award procedures, following proposal submission, contracts are often awarded based on subsequent negotiations with the bidder offering the most attractive proposal, price and other contracting factors. In certain cases low price may be the determining factor, while in others price may be secondary when compared with the quality of technical skills or management approach.

We employ a team selling approach for marketing our offerings. Our practice subject matter experts collaborate with our service delivery professionals to identify a comprehensive service and product offering mix that will meet customer needs. As a result of our particular mix of service offerings and multi-disciplinary practices, we believe that we have the ability to allow our clients to rely on DynTek as their primary information technology vendor.

Competition

The information technology services industry is highly competitive and is served by numerous national and local firms. Market participants include global consulting and integration firms, such as IBM Global Services, international accounting firms and related entities, internal information systems and service groups of clients and prospective clients, professional services companies, small, medium and large hardware and application software re-sellers, and divisions of both integrated technology companies and outsourcing companies. Our markets are highly competitive and very fragmented, with relatively low barriers to entry.

We believe that the principal competitive factors for IT services include reputation, customer service levels, project management expertise, technical expertise, competitive pricing, the ability to deliver results in a timely manner, vendor-partner relations, and overall breadth and depth of solutions. We believe that our multi-disciplinary approach, and our ability to deliver complex infrastructure technology solutions, allows us to be competitive in the regions where we operate. Our ability to successfully compete, however, also depends on a number of competitive factors outside our control, including the ability of our clients or competitors to hire, retain and motivate project managers and other senior technical staff, the price at which competitors offer comparable services, the ability of our clients to perform the services themselves, and the extent of our competitors’ responsiveness to client needs. Moreover, although our primary, current competition in the mid-market commercial and state and local government segments is generally localized and comprised of many small entities, there are many larger and better-capitalized companies that could employ significant resources should they chose to compete for our mid-market customers.

Intellectual Property Rights

We rely on a combination of trade secret, nondisclosure and other contractual agreements to protect our proprietary rights. Existing trade secret and copyright laws afford us only limited protection. We enter into confidentiality agreements with our employees and our contractors to restrict access to and limit the distribution of our proprietary information. There can be no assurance that the steps we have taken to protect our intellectual property will be adequate to deter its misappropriation, detect unauthorized use, or enforce our intellectual property rights.

Human Resources

As of August 1, 2006, we had approximately 154 employees. We also subcontract with approximately 8 contract consultants for technical support. Our employees are not subject to any collective bargaining agreements, and we believe that we have good relationships with our employees.

Insurance Coverage

We maintain general liability insurance, which includes directors and officers’ liability coverage, workers compensation and professional liability insurance in amounts deemed adequate by our Board of Directors.

Properties

DynTek’s corporate headquarters in Irvine, California, is a leased facility consisting of approximately 2,868 square feet of office space rented under a lease expiring in January 2009. We also lease approximately 9,646 square feet in the same building for our Southwest Regional offices and a customer training facility. In May 2005, we consolidated all Southern California offices in this building, and moved our corporate headquarters from another facility, which was also located in Irvine, California. The lease for that facility expired in August 2005. Additionally, we currently lease six other separate sales offices and commercial facilities for our IT services business in New York (2), Michigan (2), Nevada and Florida, and one other separate facility for our BPO business in North Carolina. Our total leased facilities comprise an aggregate of approximately 54,000 square feet under leases with terms ranging from month-to-month to five years. Such facilities are used for sales and services functions. We terminated operations in our Massachusetts facility in August 2005. All other facilities are expected to continue to be utilized in the operation of our business. None of these properties is unique and our properties are believed to be adequate for the present needs of our business.

Legal Proceedings

From time to time we are involved in various legal proceedings and disputes that arise in the normal course of business. These matters have included intellectual property disputes, contract disputes, employment disputes and other matters. We do not believe that the resolution of any of these matters has had or is likely to have a material adverse effect on our business, financial condition or future results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements due to known and unknown risks, uncertainties and other factors, including those risks discussed under “Risk Factors” and elsewhere in this prospectus.

Business overview

We provide professional information technology, or IT, services and sales of related products to mid-market commercial businesses, state and local government agencies, and educational institutions.

We provide a broad range of multi-disciplinary IT solutions that address the critical business needs of our clients, including information technology security, converged networking including voice-over-internet-protocol, application infrastructure, and access infrastructure. Our primary operations are located in four of the top ten largest IT spending states: California, New York, Florida, and Michigan. We deliver complex infrastructure technology solutions through teams of professional consultants in close geographic proximity to our clients. Members of our technical and consulting services team have advanced certifications with leading vendor-manufacturers, including Microsoft, Cisco, McAfee and Citrix. As a professional services firm and value-added reseller of hardware and software from leading manufacturers, we help organizations assess, design, build, implement, manage and support their technology infrastructure.

We believe that our services-led approach, combined with expertise in multi-disciplinary practice areas such as IT security, converged networking, application and access infrastructure, will continue to provide the platform we need to capture an increasing share of our target markets. Our strategy allows our clients to rely on DynTek as their primary IT vendor. Additionally, we believe that our multi-disciplinary capabilities help differentiate us from our competitors in the markets in which we compete.

We recognize revenue from sales of products and services. Services are primarily provided to the client at hourly rates that are established for each of our employees or third-party contractors based upon their skill level, experience and the type of work performed. We also provide project management and consulting work which are billed either by an agreed upon fixed fee or hourly rates, or a combination of both. The majority of our services are provided under purchase orders with commercial customers or bid contracts with government entities. See “Revenue Recognition,” below.

Costs of services consist primarily of salaries of services personnel and related expenses incurred in providing such services, and the cost of outsourced service labor. Costs of products consist of our cost of products purchased and sold to our customers. Selling, general and administrative expenses consist primarily of salaries and benefits of personnel responsible for administrative, finance, sales and marketing activities and all other corporate overhead expenses. Corporate overhead expenses include rent, telephone and internet charges, insurance premiums, accounting and legal fees, and other general administrative expenses. Selling, general and administrative costs also include a calculation of the fair value of employee stock options and other share-based payment awards calculated pursuant to SFAS No. 123R.

Results of Operations

The following table sets forth, for the periods indicated, the relative percentages that certain income and expense items bear to net sales.

	Year Ended June 30,			Nine Months Ended March 31,
	2005	2004	2003	2006	2005
Product Revenue	59%	46%	42%	67%	58%
Service Revenue—Information Technology	29%	35%	42%	28%	32%
Service Revenue—Business Process Outsourcing	12%	19%	16%	5%	10%
Cost of Products	85%	84%	85%	89%	84%
Cost of Service—Information Technology	76%	81%	80%	76%	77%
Cost of Service—Business Process Outsourcing	92%	82%	77%	80%	84%
Gross profit	18.1%	17.9%	18.2%	15%	19%

SG & A	24%	24%	21%	25%	22%
Interest Expense	3%	2%	2%	10%	2%
Loss from continuing operations	32%	38%	9%	39%	23%
Gain (loss) from discontinued operations	2%	—	(18)%	1%	3%
Net loss	30%	38%	27%	38%	20%

Nine months ended March 31, 2006 and March 31, 2005

Revenues. For the nine months ended March 31, 2006, our revenues increased to approximately $56,575,000 from approximately $53,834,000 for the nine months ended March 31, 2005. This $2,741,000 increase, or 5%, is principally attributable to an increase of $4,326,000 from new business in our Midwest region, primarily composed of new accounts in both the education and commercial markets, and additional growth of $985,000 in our IT Services segment revenues from our other regions; less a decrease of $2,570,000 in sales from our BPO business, which is being de-emphasized.

Our product sales increased from $31,081,000 during the nine months ended March 31, 2005 to $37,953,000 during the nine months ended March 31, 2006. The increase of $6,872,000, or 22%, resulted primarily from an increase in our Midwest region by $4,128,000, primarily composed of new accounts in both the education and commercial markets. Our Southwest region increased by $2,744,000 from sales of network communications equipment and software, including voice-over-internet protocol (“VOIP”) products. The balance of growth came from sales of other networking and computer equipment and software products in our other regions.

Our services revenues decreased from $22,753,000 during the nine months ended March 31, 2005 to $18,622,000 during the same period in fiscal year 2006, a decrease of $4,131,000. This decrease resulted from a $2,570,000 decrease in service revenues from our Business Process Outsourcing (“BPO”) segment, coupled by a $1,561,000 decrease in IT services revenues. Our BPO services revenues decreased from approximately $5,333,000 during the nine months ended March 31, 2005 to $2,763,000 during the nine months ended March 31, 2006 as we are no longer pursuing opportunities in that segment due to its relatively lower margin rates Service revenues from our Information Technology Services segment decreased from $17,420,000 in the nine months ended March 31, 2005, to $15,869,000 in the nine months ended March 31, 2006, or a decrease of 9%. We believe the decrease in service revenues was largely reflective of the company’s liquidity/funding concerns early in the March 2006 quarter and lower utilization of service personnel.

The following table sets forth for the periods presented from information derived from our condensed consolidated statements of operations (in thousands):

		For the Nine Months ended March 31
		2006	2005	Percentage change	Amount
Revenues

	Product	$37,953	31,081	22%	6,872
	Service	18,622	22,753	(18)%	(4,131)
	Total	56,575	53,834	5%	2,741

Our customers are primarily state and local government entities and mid-sized corporations in diversified industries. For the nine months ended March 31, 2006, 56% of our revenues were derived from commercial clients, compared to 35% from government agencies and 9% from educational institutions.

Gross profit. Gross profit decreased from $10,049,000 for the nine months ended March 31, 2005 to $8,411,000 in the nine months ended March 31, 2006, a decrease of 16%. Total gross margin for the nine months ended March 31, 2006 was 15%, compared to 19% for the similar period in the prior fiscal year. While our services margin increased from 22% to 23%, our product margin decreased from 16% to 11%. Services margin increased primarily due to an increase in the overall level of utilization year to date with respect to consultants throughout the company, a greater mix of higher-end services, and a lower percentage of BPO services.  The decrease in overall product gross margin is primarily the result of the competitive marketplace in commercial accounts as well having consummated several large, lower-margin product sales under contracts with certain state and local government clients and fewer vendor rebates that were received during the nine months ended March 31, 2006. Although we have improved our service margins, and will seek opportunities to make further improvements, our product margins in particular are subject to competitive pricing pressures and fluctuate from quarter to quarter depending on the mix of products we provide. We believe that current product margins are more reflective of the present marketplace and likely to continue at or near present levels into the foreseeable future. We intend to meet the challenges of aggressive price reductions and discount pricing by certain product suppliers by focusing our offerings around relatively higher margin practice areas, including security solutions, VOIP, and access infrastructure. There can be no assurance, however, that we will be able to improve profit margins, especially for our sale of products, and compete profitably in all areas, given the intense competition that exists in the IT industry.

Selling, general and administrative expenses. General and administrative expenses increased to approximately $4,301,000 for the nine months ended March 31, 2006, from approximately $4,256,000 for the nine months ended March 31, 2005. As a percent of revenues, general and administrative expenses remained at 8% for both the nine months ending March 2005 and March 2006. The company incurred significant one-time restructuring and reorganization charges as part of the announced cost reductions during the first quarter of 2005 and the third quarter of 2006, coupled by increased in professional services expense to implement these improvements for the purpose of lowering our overall future cost structure.

Selling costs increased to approximately $9,667,000 for the nine months ended March 31, 2006 from $7,469,000 in the nine months ended March 31, 2005. As a percentage of total revenues, selling expense increased from 14% to 17% in the nine months ended March 31, 2006 on lower than expected sales for the third quarter. Approximately $287,000 of the increase arose from one time restructuring and re-organization costs during the March 2006 quarter. The balance of the increase was primarily due to the addition of sales and business development personnel from the integration of Redrock and ITI businesses, a $205,000 expense for employee stock options vested by sales personnel during the period, a increased sales commissions and other expenses commensurate with approximately $2,741,000 in higher revenues during the 2006 period.

Depreciation and amortization expense. Depreciation and amortization expense decreased to approximately $2,012,000 for the nine-month period ended March 31, 2006, from approximately $2,273,000 during the same period in the prior year. The decrease is primarily due to amortization of acquired customer lists from acquisitions completed in late 2004.

Interest expense. Interest expense for the nine months ended March 31, 2006 increased to $5,563,000, as compared to $1,205,000 for the nine months ended March 31, 2005. The increase is primarily due to $1,742,853 in non-cash interest charges resulting from the reduction in the conversion price of our 9% Notes, $168,768 in non-cash interest charges resulting from the reduction in warrant exercise prices under warrants issue to holders of our 9% Notes and $49,851 in non-cash interest charges resulting from the reduction in warrant exercise price of the warrant issued to Laurus; year to date non-cash interest amortization on the debt discounts of $161,734 on the Laurus Note, and $426,365 on the 9% Notes; and the retirement of the balances on deferred financing costs of $508,940 on the 9% Notes and $526,421 on the Laurus Note. Additional deferred financing costs in the aggregate of approximately $124,000 on the Bridge Notes, the Senior Notes, and the Junior Note. Also included was $112,211 of non-cash interest converted to equity due on the ITI Notes, $39,211 of non-cash interest converted to equity due on the 9% Notes, and $109,315 of non-cash interest converted to equity due on the Bridge Notes. The increase also includes contractual interest due on notes that we entered into in January and October 2004, the Bridge Notes entered into in November 2005, and an increase in the average borrowings under our credit facility.

Other Income (expense). We recorded a net non-cash loss on the extinguishment of debt obligations in the aggregate of $8,521,000. We recorded a loss of $9,401,000 based on the difference between the fair value of the equity instruments to be received under the Conversion and Settlement Agreements as of March 8, 2006 and the conversion price per share for the ITI Notes (see Note 4), the 9% Notes (see Note 6) wherein the note holders irrevocably cancelled their notes for the contractual right to receive shares of our common stock upon the effective date of our 1 for 10 reverse stock split, which occurred on June 5, 2006.

We recorded a net gain of approximately $880,000 in connection with settling trade debts of approximately $1,947,000. Settlement of these debts in one time cash payments amounted to approximately $725,000, effectuating a one-time gain of $1,222,000; offset by a $342,000 loss on the extinguishment of the debt as we also entered into Conversion and Settlement Agreements with certain trade payable creditors to convert outstanding debt balances in the aggregate of approximately $161,000 into 804,165 shares of common stock at the conversion price of $0.20 per share based on the difference between the (a) fair value of 804,165 shares of common stock issuable to such holders for the settlement of the debt and (b) the aggregate debt of $161,000 at the conversion price of $0.20 per share.

The company maintains a minority interest in Tekinsight, a full-service network infrastructure and web application services company. Management assessed the value for the investment in Tekinsight and took a one-time expense of $505,043 in March 2006. The company continues to maintain a minority interest in Tekinsight.

The following table sets forth operating expenses for the periods presented from information derived from our consolidated statements of operations (in thousands):

		For the Nine Months ended March 31,
		Dollars		Percentage of Revenues
		2006	2005	2006	2005
Operating Expenses

	Selling	$9,667	7,469	17%	14%
	General & Administrative	4,301	4,350	8%	8%
	Depreciation & Amortization	2,012	2,273	4%	4%
	Goodwill Impairment	—	6,026	—	11%
	Total	15,980	20,118	28%	37%

Net loss. Our net loss for the nine months ended March 31, 2006 was $21,634,000 compared to a net loss of $10,651,000 for the nine months ended March 31, 2005. The net loss during the nine months ended March 31, 2006 includes depreciation and amortization expense of $2,012,000, non-cash option expense of $205,000, interest expense of $5,563,000 (including a non-cash portion of $3,970,000), a valuation adjustment on the investment in Tekinsight of $505,000, and a $9,401,000 loss on the extinguishment of debt obligations under the ITI Notes and the 9% Notes; offset by a gain on extinguishment of trade payable debt of $880,000. The net loss in the 2005 period included a gain from discontinued operations of $1,593,000 and a goodwill impairment expense of $6,026,000.

Discontinued Operations. Income from discontinued operations was $513,000 for the nine months ended March 31, 2006 compared to income of $1,593,000 for the nine months ended March 31, 2005. The 2005 period included a one-time gain from the resolution of certain liabilities associated with a discontinued transportation services business in the State of Virginia. The 2005 period includes a payment from First Transit relating to a contract extension related to assets sold in connection with our former non-emergency transportation brokerage services in Illinois.

Results of Operations

The following table sets forth, for the periods indicated, the relative percentages that certain income and expense items bear to net sales.

	Three Months Ended March 31,
	2006	2005
Product Revenue	66%	63%
Service Revenue—Information Technology	29%	28%
Service Revenue—Business Process Outsourcing	5%	9%
Cost of Products	92%	87%
Cost of Service—Information Technology	94%	75%
Cost of Service—Business Process Outsourcing	84%	81%
Gross profit	8%	17%
SG & A	37%	24%
Interest Expense	14%	3%
Loss from continuing operations	(112)%	(19)%
Gain (loss) from discontinued operations	2%	—
Net loss	110%	19%

Three months ended March 31, 2006 and March 31, 2005

Revenues. For the three months ended March 31, 2006, our revenues decreased to approximately $14,296,000 from approximately $19,049,000 for the three months ended March 31, 2005. This $4,753,000, or 25%, decrease is principally attributable to a net decrease in product sales of $2,566,000 across all regions and a decrease of $545,000 in our IT Services segment revenues from our all regions including the new businesses acquired as of August and October 2004, which now comprise our Southwest Region. The BPO business, which is being de-emphasized, decreased by $1,642,000 in sales for the three months ended March 31, 2006. We believe the primarily cause for the decline in both product and service revenue during the three months ended March 31, 2006 was largely reflective of the company’s liquidity/funding concerns and prolonged recapitalization activities during the period as well as lower utilization of service personnel.

Our product sales decreased from $11,936,000 during the three months ended March 31, 2005 to $9,370,000 during the three months ended March 31, 2006. The $2,566,000, or 21%, decline resulted primarily from the decrease in product sales of network communications equipment and software, including voice-over-internet protocol (“VOIP”) products, and the sales of other networking and computer equipment and software products in all of our business regions.

Our services revenues decreased from $7,113,000 during the three months ended March 31, 2005 to $4,926,000 during the same period in 2006. This decline of $2,187,000, or 31%, resulted primarily from a drop of approximately $1,642,000 from our Business Process Outsourcing (“BPO”) segment which decreased from $2,456,000 during the three months ended March 31, 2005 to $814,000 during the same period in 2006, as we de-emphasized that segment and did not pursue additional BPO services business. The IT services segment revenues also declined by approximately $545,000 in our combined operating regions.

The following table sets forth for the periods presented from information derived from our consolidated statements of operations (in thousands):

		For the Three Months ended March 31,
		2006	2005	Percentage change	Amount
Revenues

	Product	$9,370	11,936	(21)%	$(2,566)
	Service	4,926	7,113	(31)%	(2,187)
	Total	14,296	19,049	(25)%	(4,753)

Our customers are primarily state and local government entities and mid-sized corporations in diversified industries. For the three months ended March 31, 2006, 36% of our revenues were derived from commercial clients, compared to 30% from government agencies and 11% from educational institutions.

Gross profit. Total gross profit decreased from $3,216,000 in the quarter ended March 31, 2005 to $1,108,000 in the quarter ended March 31, 2006, a decline of 66%, as result of a 25% decline in revenue. Total gross margin as a percentage of sales decreased from 17% for the three months ended March 31, 2005 to 8% for the three months ended March 31, 2006. Service margins dropped from 23% to 8%, largely reflective of the liquidity/funding concerns early in the period and low utilization of service personnel. Our product margin fell from 13% to 8%. A one time inventory valuation loss of $223,000 was realized amounting to 2% of product sales. The overall product gross margin decline is primarily the result of increased competitive pricing pressure and having consummated several large, lower-margin product sales during the quarter, together with fewer vendor rebates that were received during the March quarter in 2006, compared to the March quarter in 2005. Our focus continues to be to improve our service margins, and we will seek opportunities to make further improvement. Our product margins in particular are subject to competitive pricing pressures and fluctuate from quarter to quarter depending on the mix of products we provide. We believe that current product margins are more reflective of the present marketplace and likely to continue at or near present levels into the foreseeable future. We intend to meet the challenges of aggressive price reductions and discount pricing by certain product suppliers by focusing our offerings around relatively higher margin practice areas, including security solutions, VOIP, and access infrastructure. There can be no assurance, however, that we will be able to improve profit margins, especially for our sale of products, and compete profitably in all areas, given the intense competition that exists in the IT industry.

Selling, general and administrative expenses. General and administrative expenses increased by 15%, to approximately $1,816,000 for the three months ended March 31, 2006, from approximately $1,490,000 for the three months ended March 31, 2005. As a percent of revenues, general and administrative expenses increased from 8% to 13%. This increase is mainly the result of one-time restructuring and reorganization costs of $450,000, an increase in legal expenses of $100,000, and additional audit fees incurred of $137,000.

Selling expenses increased to approximately $3,491,000 for the three months ended March 31, 2006 from $3,096,000 in the three months ended March 31, 2005. The increase was primarily due to one-time restructuring and re-organization costs of $306,000 and an increase in doubtful accounts provision of $100,000 during the 2006 period. As a percent of revenues, selling expenses increased from 16% to 24% due to a 25% decrease in revenue.

Depreciation and amortization expense. Depreciation and amortization expense decreased to approximately $632,000 for the three-month period ended March 31, 2006, from approximately $732,000 during the same period in the prior year. The decrease is primarily due to lower amortization of customer lists from acquisitions completed in late 2005.

Interest expense. Interest expense for the three months ended March 31, 2006 increased to $2,070,000, as compared to $529,000 for the three months ended March 31, 2005. This increase is primarily due to non-cash interest amortization on the debt discounts of $129,857 on the Laurus Note, and $339,595 on the 9% Notes; and the retirement of the balances on deferred financing costs of $371,719 on the 9% Notes, and $378,300 on the Laurus Note. Additional deferred financing costs in the aggregate of approximately $119,000 on the Bridge Notes, the Senior Notes, and the Junior Note Also included was $112,211 of non-cash interest converted to equity due on the ITI Notes, $39,211 of non-cash interest converted to equity due on the 9% Notes, and $109,315, of non-cash interest on the Bridge Notes. The increase also includes contractual interest due on notes that we entered into in January and October 2004, the Bridge Notes entered into in November 2005, and an increase in the average borrowings under our credit facility.

Other Income (expense). We recorded a net non-cash loss on the extinguishment of debt obligations in the aggregate of $8,521,000. We recorded a loss of $9,401,000 based on the difference between the fair value of the equity instruments to be received under the Conversion and Settlement Agreements as of March 8, 2006 and the conversion price per share for the ITI Notes (see Note 4), the 9% Notes (see Note 6) wherein the note holders irrevocably cancelled their notes for the contractual right to receive shares of our common stock upon the date immediately following the effective date of our contemplated 1-for-10 reverse stock split, which occurred on June 5, 2006. We recorded a net gain of approximately $880,000 in connection with settling trade debts of approximately $1,947,000. Settlement of these debts in one time cash payments amounted to approximately $725,000, effectuating a one-time gain of $1,222,000; offset by a $342,000 loss on the extinguishment of the debt as we also entered into Conversion and Settlement Agreements with certain trade payable creditors to convert outstanding debt balances in the aggregate of approximately $171,000 into 854,165 shares of common stock at the post-split conversion price of $0.20 per share based on the difference between the (a) fair value of 854,165 shares of common stock issuable to such holders for the settlement of the debt and (b) the aggregate debt of $171,000 at the post-split conversion price of $0.20 per share.

We maintain a minority interest in Tekinsight, a full-service network infrastructure and web application services company. Management assessed the value for the investment in Tekinsight and took a one-time expense of $505,043 in March 2006. We continue to maintain a minority interest in Tekinsight.

The following table sets forth operating expenses for the periods presented from information derived from our consolidated statements of operations (in thousands):

		For the Three Months ended March 31,
		Dollars		Percentage of Revenues
		2006	2005	2006	2005
Operating Expenses

	Selling	$3,491	3,096	24%	16%
	General & Administrative	1,816	1,541	13%	8%
	Depreciation & Amortization	632	732	4%	4%
	Total	$5,939	5,369	42%	28%

                Net loss. Our net loss for the three months ended March 31, 2006 was $15,697,000 compared to a net loss of $3,697,000 for the three months ended March 31, 2005. The loss during the three months ended March 31, 2006 includes interest expense of $2,070,000 (including a non-cash portion of $1,599,000), depreciation and amortization expense of $632,000; and a $505,000 valuation adjustment on the investment in Tekinsight, and a $9,401,000 loss on the extinguishment of debt obligations under the ITI Notes and the 9% Notes; offset by a gain on extinguishment of trade payable debt of $880,000. The net loss in the 2005 period included interest expense of $529,000, and depreciation and amortization expense of $732,000.

Fiscal years ended June 30, 2005 and June 30, 2004—Continuing Operations

                Revenues. For the year ended June 30, 2005, revenues increased to approximately $76,559,000 from approximately $49,947,000 during the prior year, or a 53% increase from the year ended June 30, 2004. This increase was primarily a result of increased revenues from businesses acquired in September and October 2004, which now comprise our Southwest Region. Product sales increased from $22,782,000 in fiscal 2004 to $45,490,000 in fiscal 2005. The increase resulted primarily from the increase in product sales of network communication equipment and software in the Southwest Region, and the sale of other networking and computer equipment and software in our other regions. Our services revenues increased from $27,165,000 in fiscal 2004 to $31,069,000 in fiscal 2005, resulting primarily from additional services in our Southwest Region, offset by lower business process outsourcing services and slightly lower state and local government services in our Northeast Region. The revenue mix from product and services sales was 59% and 41%, respectively, for the 2005 fiscal year, as compared to 46% and 54%, respectively, for the 2004 fiscal year.

The following table sets forth for the periods presented from information derived from our consolidated statements of operations (in thousands):

		For the Twelve Months ended June 30,
		2005	2004	Percentage change	Amount
Revenues

DynTek, excluding Redrock and ITI(1)	Product	$26,313	22,782	15%	$3,531
	Service	22,385	27,165	(18)%	(4,780)
	Total	48,698	49,947	(3)%	(1,249)

Redrock and ITI(2)	Product	19,177	n/a	100%	19,177
	Service	8,684	n/a	100%	8,684
	Total	27,861	n/a	100%	27,861
	Totals	$76,559	$49,947	53%	$26,612

(1)                                  Revenues from Redrock and ITI are excluded for comparative purposes.

(2)                                  Represents revenues generated by Redrock following its acquisition on August 1, 2004 and ITI following its acquisition on October 1, 2004. Redrock and ITI operations were combined on February 11, 2005. Therefore, revenues are combined.

Our customers are primarily state and local government entities and mid-sized corporations in diversified industries. For our year ended June 30, 2005, 53% of our revenues were derived from commercial clients, compared to 47% from government agencies and educational institutions. This represents a significant change in customer mix from fiscal 2004 when 21% of our customers were commercial clients and 79% of our customers were government agencies and educational institutions. The change in mix reflects our decision to reduce our dependence overall on state and local government agencies and to grow our commercial business, which was primarily effected by the creation of our Southwest Region through the acquisitions of Redrock and ITI. The State of New York and its agencies accounted for 12% of our total revenues in fiscal 2005.

                Gross profit. Gross profit increased from $8,936,000 in fiscal 2004 to $13,893,000 in fiscal 2005, an increase of 55%. Gross margin increased slightly, from 17.9% to 18.1% during the same period. This increase was primarily the result of an increase in services gross margin from 19.1% in fiscal 2004 to 22.2% in fiscal 2005, partially offset by a decrease in product gross margin from 16.5% in fiscal 2004 to 15.4% in fiscal 2005. Services margin increased primarily due to an increase in the overall level of utilization with respect to in-house consultants, and a greater mix of higher-end services in the latter part of fiscal 2005. The decrease in overall product gross margin is primarily the result of having consummated several large, lower-margin product sales under contracts with certain state and local government clients. Although we have improved our service margins, and will seek opportunities to make further improvements, our product margins in particular are subject to competitive pricing pressures and fluctuate from quarter to quarter depending on the mix of products we provide. We intend to meet the challenges of aggressive price reductions and discount pricing by certain product suppliers by focusing our offerings around relatively higher margin practice areas, including security solutions, VOIP, and access infrastructure. There can be no assurance, however, that we will be able to improve profit margins and compete profitably in all areas, given the intense competition that exists in the IT industry.

                Depreciation and amortization expense. Depreciation and amortization expense increased to approximately $3,171,000 for the year ended June 30, 2005, from approximately $2,985,000 in our 2004 fiscal year. The increase is primarily due to additional amortization that we recorded as a result of having allocated a portion of the purchase consideration from business combinations that we consummated in fiscal 2005 to customer contracts.

                Interest expense. Interest expense for the year ended June 30, 2005 increased to $2,138,000, as compared to $942,000 for the year ended June 30, 2004. The increase includes contractual interest due on notes that we entered into in January and October 2004, an increase in the average borrowings under our credit facility, and the amortization of deferred financing fees and debt discounts associated with warrants and beneficial conversion features we issued with debt during the year ended June 30, 2005.

                Selling, general and administrative expenses. Selling, general and administrative expenses increased to approximately $18,738,000 for the year ended June 30, 2005, from approximately $12,175,000 for the year ended June 30, 2004. Selling costs increased by approximately $4,568,000 due to increased selling costs on a higher revenue base, the addition of sales and business development personnel, and additional costs incurred in the integration of the Redrock and ITI businesses. General and administrative expenses increased by approximately $1,995,000, including approximately $850,000 in non-recurring severance and non-cash expenses, which comprises $448,000 resulting from the resignation of our former chief executive officer in June 2005, and $201,000 in non-cash expenses for options and warrants. As a percentage of total revenues, the aggregate selling, general and administrative expenses were 24% during fiscal 2005, which equaled the 24% in the prior fiscal year. This resulted from additional expenses that were offset proportionally on a higher revenue base for the year ended June 30, 2005.

The following table sets forth operating expenses for the periods presented from information derived from our consolidated statements of operations (in thousands):

		For the Twelve Months ended June 30,
		Dollars		Percentage of Revenues
		2005	2004	2005	2004
Operating Expenses

DynTek, excluding Redrock and ITI(1)	Selling(1)	$8,080	7,125	10%	15%
	General & Administrative(1)	6,793	5,050	9%	10%
	Depreciation & Amortization(1)	2,807	2,985	4%	6%
	Goodwill impairment	12,897	11,600	17%	23%
	Total	$30,577	26,760	40%	54%

Redrock and ITI(2)	Selling(2)	3,613	n/a	5%	n/a
	General & Administrative(2)	252	n/a	—	n/a
	Depreciation & Amortization(2)	364	n/a	—	n/a
	Total	$4,229	n/a	5%	n/a
	Totals	$34,806	$26,760	45%	54%

(1)                                  Expenses from Redrock and ITI are excluded for comparative purposes

(2)                                  Represents expenses generated by Redrock following its acquisition on August 1, 2004 and ITI following its acquisition on October 1, 2004. Redrock and ITI operations were combined on February 11, 2005. Therefore, Selling, General and Administrative expenses are now combined.

                Impairment of Goodwill. At June 30, 2005, we performed our annual impairment tests of goodwill for each of our reporting units as required under SFAS 142. As a result of these tests, we determined that the remaining amount of goodwill recorded in connection with our acquisition of DMR in 2002 is non-recoverable. Accordingly, we recorded a $6,837,000 impairment charge during the quarter ended June 30, 2005, which together with earlier impairment charges amounts to $12,897,000 for the year ended June 30, 2005.

We recorded approximately $6,026,000 of goodwill impairment charges during the quarter ended December 31, 2004 after (1) receiving a definitive notice from certain of our customers that they would not renew existing contracts with us and (2) losing a key employee with significant customer relationships. These events had a material adverse impact on our ability to compete in this segment and recover our original investment. We recorded an additional $6,837,000 during the quarter ended June 30, 2005 in connection with (1) our new management’s decision to limit our activities in the BPO segment to only fulfilling service obligations on our existing contracts and (2) reducing our expectation of future revenue with respect to a service contract that we have with the state of Virginia, as we believe that it is more likely than not that such contract will not be renewed.

We engaged an outside valuation specialist to evaluate the DMR goodwill at June 30, 2005. The results of the evaluation indicated that the fair value of the DMR reporting unit, using a discounted cash flow model, was approximately $6,000,000 less than its carrying value. In determining the impairment charge, we considered a variety of factors including the effects of increasing competition, the non-renewal of several major government services contracts, the closing of certain offices and changes in our business strategy, which is to curtail our activities in the BPO segment.

For the year-ended June 30, 2004, we recorded goodwill impairment charges in an aggregate amount of $11,600,000. Our determination of the charge includes the effects of lower expected government spending and a reduction of forecasted growth rates in BPO contracts. The 2004 impairment charge includes approximately $750,000 associated with the lower BPO business and approximately $7,500,000 specifically associated with lower expected revenues under a significant services contract with the State of Virginia. Our determination of the impairment charge was made based upon a comprehensive review and comparison of the fair values to the book (carrying) values of each of the reporting units at each of the balance sheet dates.

                Net loss. Our net loss for the year ended June 30, 2005 was $22,591,000 compared to a net loss of $18,999,000 for the year ended June 30, 2004. The net loss in fiscal 2005 includes a goodwill impairment charge in the amount of $12,897,000, compared to an impairment charge of $11,600,000 for the prior fiscal year. The fiscal 2005 net loss also includes depreciation and amortization expense of $3,171,000, compared to $2,985,000 for the prior fiscal year, interest expense of $2,138,000, compared to interest expense of $942,000 for the prior fiscal year, and other non-operating expenses (net) of $1,141,000, which included a write-down of an investment in preferred stock of $1,104,000. We also had a gain of $1,846,000 from discontinued operations in fiscal 2005 primarily attributable to claims that we settled with transportation vendors under the Virginia non-emergency transportation service contracts.

Fiscal years ended June 30, 2004 and June 30, 2003—Continuing Operations

                Revenues. Revenues for the year ended June 30, 2004 decreased to approximately $49,947,000 from approximately $52,647,000 during the prior year, or a 5% decrease from the year ended June 30, 2003. This decrease was primarily a result of decreased orders from ongoing customers, resulting primarily from reduced or delayed information technology spending budgets during the period. The revenue mix from ongoing services and the related product sales was 54% and 46%, respectively, for the 2004 fiscal year, as compared to 58% and 42%, respectively, for the 2003 fiscal year. This change in revenue mix is primarily due to the decrease in service revenues associated with reduced or delayed information technology spending budgets during the period. Cost of revenues for the year ended June 30, 2004 decreased to approximately $41,011,000 from approximately

$43,088,000 during the year ended June 30, 2003. The decrease is generally consistent with the reduction in revenues. The overall costs of revenue percentage remained constant, as a percentage of sales, at 82% for the fiscal years ended 2004 and 2003.

                Selling, general and administrative expenses. Selling, general and administrative expenses increased to approximately $12,175,000 for the year ended June 30, 2004, from approximately $11,202,000 for the 2003 fiscal year period. As a percentage of total revenues, the aggregate selling, general and administrative expenses were 24% during fiscal 2004, from approximately 21% in the prior fiscal year. This increase in selling, general and administrative costs was primarily due to additional legal, accounting and financial advisory services. We also incurred $177,075 of non-recurring severance for the resignation of our former Chief Financial Officer.

                Depreciation and amortization expense. Depreciation and amortization expense increased to approximately $2,985,000 for the year ended June 30, 2004, from approximately $2,729,000 for the 2003 fiscal year. The increase is primarily due to additional amortization that we recorded in connection with capitalizing customer contracts acquired during the fiscal years ended June 30, 2003 and 2004.

                Interest expense. Interest expense for the year ended June 30, 2004 decreased to $942,000, as compared to $1,175,000 for the year ended June 30, 2003. The decrease is principally attributable to a reduction in average borrowings during the year ended June 30, 2004. The increase in interest income to $102,000 from $69,000 during the year June 30, 2004 is due primarily to non-recurring note receivable interest.

                Loss of sale on marketable securities. The loss on sale of marketable securities of $207,000 represents realized losses incurred upon the sale of marketable securities during the year ended June 30, 2004. We did not have any sales of marketable securities during the year ended June 30, 2003.

                Net loss. The net loss of $18,999,000 for the year ended June 30, 2004 includes losses from discontinued operations of the non-emergency transportation business of $64,000. The losses from continuing operations of $18,935,000 included a $11,600,000 goodwill impairment charge related to the business process outsourcing segment due to lower than expected government spending and re-focus of business strategy, $2,985,000 of depreciation and amortization and the effects of decreases in sales revenue associated with reductions and delays in information technology spending and contract terminations.

Discontinued Operations

Effective March 1, 2003, we entered into an Asset Purchase Agreement with First Transit, Inc., pursuant to which we sold certain specific assets relating to our former non-emergency transportation brokerage services. The assets sold consisted of our interests in three contracts to provide non-emergency transportation related services and related assets used in connection with performance of such contracts as well as the assumption of all vendor and services sub-contract agreements relating to the contracts. The purchase price consisted of $6,450,000 cash payments and up to $1,750,000 to be paid in the event that First Transit, Inc. is able to obtain an extension of the Illinois Department of Public Aid contract for a period of up to three years beyond May 31, 2004, under certain specified conditions. As part of the agreement, we also agreed to not compete with First Transit in the business that was sold.

As a result of the First Transit Inc. Agreement and the mutual Settlement Agreement we entered into on December 15, 2002 to cancel a contract to provide non-emergency transportation brokerage services with the Commonwealth of Virginia, we discontinued all non-emergency transportation services, which were previously a component and separate reporting unit of our Business Process Outsourcing (“BPO”) segment. Our gain from discontinued operations for this business during our fiscal year ending June 30, 2005 was $1,846,000. The gain was a result of the settlement of claims resulting from non-emergency transportation services with the Commonwealth of Virginia (See Item 3, “Legal Proceedings”), which compares to a loss of $64,000 during the year ended June 30, 2004.

During the year ending June 30, 2005, the we did not receive payment from First Transit Inc. for the second year extension of the Illinois Department of Public Aid services contract. The Asset Purchase Agreement provided for First Transit to pay up to $1,750,000 to us in the event they are able to obtain extensions of contracts that we transferred to them as part of the sale of our discontinued operations. We received a payment of $392,000 from First Transit during the year ended June 30, 2004; however, we cannot provide any assurance that First Transit will obtain any further renewals that would result in our receipt of additional funds in the future.

Selected Quarterly Financial Data

The following table presents unaudited quarterly information for each quarter of fiscal years 2004 and 2005, and the first quarter of fiscal 2006. This information has been prepared on the same basis as our audited annual financial statements and, in our opinion, reflects all adjustments, which include only normal recurring adjustments, necessary to present fairly the unaudited quarterly results when read in conjunction with our financial statements and related notes included elsewhere in this prospectus. These historical operating results are not necessarily indicative of the results to be expected for any future period and the results for the three months ended September 30, 2005 should not be considered indicative of results expected for the full fiscal year.

	Quarter Ended
	Sept. 30 2003	Dec. 31 2003	Mar. 31 2004	Jun. 30 2004	Sept. 30 2004	Dec. 31 2004	Mar. 31 2005	Jun. 30 2005	Sept. 30 2005	Dec. 31, 2005	March 31, 2006
	(Dollars in thousands, except per share data)
Revenue	$12,925	$9,801	$12,096	$15,125	$14,783	$20,002	$19,049	$22,725	$23,435	$18,844	$14,296

Gross Profit	2,284	1,353	2,483	2,816	2,681	4,151	3,216	3,843	4,114	3,189	1,108
Net loss Continuing Operations	(1,522)	(5,450)	(984)	(10,979)	(1,588)	(7,045)	(3,614)	(12,193)	(1,898)	(4,256)	(15,994)
Net loss Discontinued operations	(175)	(30)	(23)	164	1,635	41	(83)	253	216	—	297
Basic and diluted income (loss) per share—Continuing Operations	(.38)	(1.24)	(.20)	(2.32)	(.27)	(1.20)	(.54)	(1.74)	(.24)	(.52)	(1.05)
Basic and diluted income (loss) per share—Discontinued Operations	(.04)	(.01)	—	.03	.28	.01	(.01)	.04	.03	—	.02

Liquidity and Capital Resources

We measure our liquidity in a number of ways, as summarized in the following table:

	As of March 31, 2006	As of June 30, 2005
	(Dollars in thousands)
Cash and cash equivalents	$1,958	$1,297
Working capital	$(4,302)	$(5,221)
Current ratio	.77:1	.80:1
Notes payable (current portion)	$451	$3,805

Cash and cash equivalents generally consist of cash and money market funds. We consider all highly liquid investments purchased with maturities of three months or less to be cash equivalents. Such investments are stated at cost, which approximates fair value, and are considered cash equivalents for purposes of reporting cash flows.

We incurred a net loss of $21,634,000 for the nine months ended March 31, 2006, which includes $15,213,000 of non-cash and/or non-recurring charges resulting from $3,970,000 in non-cash interest charges; $2,012,000 of depreciation and amortization; $205,000 in stock based compensation; and a $505,000 valuation adjustment on the investment in Tekinsight; and a $9,401,000 loss on the extinguishment of debt obligations under the ITI Notes and the 9% Notes; offset by a gain on extinguishment of trade payable debt of $880,000. At March 31, 2006, the company had a working capital deficiency of approximately $4,302,000.

In October 2005, we raised gross proceeds of $2,500,000, upon issuance of notes to certain investors (the “Bridge Notes”). The proceeds were used to pay acquisition debt and for working capital. Interest on unpaid principal under the Bridge Notes is 12% per annum through March 1, 2006, 14% from March 1, 2006 to April 1, 2006, 16% from April 1, 2006 to May 1, 2006, 18% from May 1, 2006 to June 1, 2006, and 20% from June 1, 2006 until the maturity date, December 31, 2006. In March of 2006, we entered into an agreement with the holders of the Bridge Notes to convert the $2,609,315 in aggregate principal and accrued interest under the Bridge Notes into shares of our common stock at a conversion price of $0.20 per share. The conversion was effected and the debt obligation cancelled as of June 6, 2006.

In July 2005, we began making principal payments of approximately $146,000 per month on our 9% Subordinated Convertible Notes (the “9% Notes”) due to certain investors. In October 2005, we amended a majority of 9% Notes to defer all payments of principal due under such 9% Notes until January 2007. In connection with such amendment, we reduced the conversion price of such notes from $6.50 to $2.20, and issued the 9% Note holders warrants to purchase shares of our common stock at $2.20 per share. In March 2006, we entered into agreements with the holders of the 9% Notes to convert $2,665,112 in aggregate principle and accrued interest into shares of our common stock at a conversion price of $0.20 per share. These agreements effected a complete settlement of the debt outstanding under the 9% Notes and the shares were issued on June 8, 2006, following the effective date of our 1-for-10 reverse stock split on June 5, 2006.

In October 2005, we amended our Amended and Restated Secured Convertible Term Note (the “Laurus Note”), and deferred principal payments under the Laurus Note from December 2005 until March 2006 in return for a reduction in the exercise price of warrants issued in connection with issuance of the Laurus Note from $6.50 per share to $2.50 per share. This transaction deferred aggregate payments of $831,249 in cash otherwise due and payable prior to March 2006. We incurred a non-cash interest expense of $49,851 in connection with the reduction in the exercise price of the warrants. In March 2006, the remaining principal balance of $6,649,999 along with accrued interest of $102,198 was paid in full and the Laurus Note was cancelled.

 In August 2005, we terminated our credit facility agreement with an agency of Textron Financial Corporation (“Textron”). The Textron facility provided a full notification factoring facility for up to $7,000,000 of working capital. Eligible accounts receivable expected to be collected within 90 days were purchased with recourse, with a holdback amount of 15%. Interest was charged on the outstanding balance at the prime rate plus 2.0% (8.25% at June 30, 2005). Additionally, a 0.15% discount fee was charged at the time of purchase. In August 2005, we terminated this agreement, and paid the entire balance then outstanding of approximately $4,800,000.

On August 8, 2005, we entered into a series of related agreements with New England Technology Finance, LLC (“NETF”), an affiliate of Global Technology Finance, which is a provider of structured financing solutions to technology companies that operates in partnership with Credit Suisse First Boston, CIT Group, Inc. and others, that together provided a new working capital credit facility.

The new credit facility is comprised of two primary components: (1) an Asset Purchase and Liability Assumption Agreement (the “APLA”), under which NETF agreed to finance certain of our qualified product purchases under an arrangement that provides for us to assign accounts receivable (resulting from the sale of such products to our customers) and for NETF to assume the liability for payment to product vendors; and (2) an Asset Purchase Agreement (the “APA”), under which NETF purchased $7,500,000 of our qualified accounts receivables (services and products). The proceeds we received under the APA were used to repay in full the $4,800,000 balance on our credit line with Textron, for acquisition debt, and general corporate purposes. In addition to the accounts receivable purchased on August 8, 2005, NETF may purchase up to 80% of our additional qualified accounts receivable in the future on the same terms.

We believe that the NETF APLA facility will enable us to more effectively manage our liquidity. The facility is structured to provide us with the flexibility of matching the timing of cash outflows for product purchases to cash amounts that we collect from our customers. The financing fee under the facility is calculated on a monthly basis depending on our gross margin on such products, and days sales outstanding, which fee we anticipate will be less than prior fees charged under our prior financing arrangement with Textron. We may also use the APA facility as a general financing arrangement for certain product and services receivables.

During fiscal year 2006, we have taken certain steps to conserve our capital resources, including a de-emphasis on the BPO segment and a projected reduction of our general and administrative expenses by approximately $1,600,000 from the year ended June 30, 2005 to the year ended June 30, 2006. Total G&A expenses for the year ended June 30, 2005 were approximately $7,045,000 for the twelve-month period. For the first nine months of the twelve-month period ending June 30, 2006, G&A expenses were $4,301,000 inclusive of all one time restructuring and re-organization costs, or $5,735,000 on an annualized basis. Thus, we believe that we will likely meet our projected G&A reduction target. In March 2006, the company announced another $800,000 in projected annual savings from cost reductions measures in selling and general and administrative expenses. We expect the effects of these additional reductions to begin during the fourth quarter ending June 30, 2006.

On March 8, 2006, we entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with SACC Partners, L.P. and Lloyd I. Miller, III (the “Senior Lenders”), pursuant to which we issued Senior Secured Notes in the aggregate principal amount of $6.7 million (the “Senior Notes”). The interest rate for the Senior Notes is 8% per annum if paid in cash, or 11% per annum if paid in kind, which is at our election for the first three years. Principal will be amortized over three years and payable in monthly installments beginning March 31, 2009, with the balance payable on the maturity date of March 1, 2010, and interest will be payable quarterly in arrears beginning June 30, 2006, unless we choose payment in kind option, in which case interest will be added to the principal amount of the Senior Notes during the period that we continue such election. As a condition to the purchase of Senior Notes, we issued warrants pro rata, according to each Senior Lender’s proportion of the aggregate principal amount of the Senior Notes, to purchase 19.9% of our outstanding common stock at the time of exercise, exercisable at $0.001 per share of common stock after giving effect to the reverse stock split, until December 31, 2016. Proceeds from the sale of the Senior Notes were used to pay indebtedness outstanding under the Laurus Notes.

Under the Note Purchase Agreement, we also issued a Junior Secured Convertible Note to Trust A-4 - Lloyd I. Miller (the “Junior Lender” and together with the Senior Lenders, the “Lenders”) in the aggregate principal amount of $3.0 million (the “Junior Note”). On June 15, 2006, we issued an additional note to the Junior Lender in the principal amount of $1.0 million, on the same terms and conditions as the Junior Note (together with the Junior Note, the “Junior Notes”). The interest rate for the Junior Notes is 10% per annum if paid in cash, or 14% per annum if paid in kind, which is at our election for the first three years. Principal will be payable at the maturity date of March 1, 2011 and interest will be payable quarterly in arrears beginning June 30, 2006, unless we choose a payment in kind option, in which case interest will be added to the principal amount of the Junior Notes during the period that we continue such election. The Junior Notes may be converted into shares of our common stock at any time at the election of the holder at a conversion price of $0.20 per share of common stock after giving effect to the reverse stock split. Proceeds from the issuance of the original Junior Note were used to reduce additional indebtedness of the company and for general corporate purposes. Proceeds from the issuance of the additional Junior Note in June 2006 are expected to be used for general corporate purposes and acquisitions. The Junior Notes issued to the Junior Lender are convertible into 30,212,952 shares of our common stock, assuming interest thereunder is paid in kind for the first three years.

On March 8, 2006, we entered into a Securities Purchase Agreement with certain accredited investors (the “Securities Purchase Agreement”), pursuant to which we raised approximately $683,226 in net proceeds through the initial closing of a private placement of an aggregate of 3,795,700 shares of common stock at a purchase price of $0.20 per share and five-year warrants to purchase 759,140 shares of common stock, at an exercise price of $0.20 per share (each an “Investor Warrant” and collectively, the “Investor Warrants”). On May 15, 2006, we effected a second and final closing of this private placement and raised $1,145,904 in gross proceeds from the sale of 5,729,520 shares of common stock at $0.20 per share and issued five-year Investor Warrants to purchase 1,145,904 shares of common stock at an exercise price of $0.20 per share. Network 1 Financial Securities, Inc. (“Network 1”) acted as the placement agent for such financing and was paid an aggregate fee for both closings of $190,504 and issued a warrant to purchase 1,905,044 shares of common stock at an exercise price of $0.20 per share. For the sake of clarity, each of the share amounts and per share prices provided above have been adjusted for the reverse stock split.

Despite these cost reduction measures and the recapitalization of the company, continuing operating losses severely impacted our ability to sustain and grow our business and may continue to do so in the future. These losses and our limited cash resources raise substantial doubt about our ability to continue as a going concern without the infusion of additional capital and/or significant improvement in sales and operations. We believe that cash and cash equivalents when taken together with cash from projected operations based on expected revenue and expense forecasts should provide sufficient capital to fund our operations through the end of December 2006.

Contractual Obligations

	Payments due by period (in thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Non-Convertible Debt Obligations	6,700	—	—	6,700	—
Convertible Debt Obligations	5,500	2,500	—	3,000	—
Acquisition Debt	—	—	—	—	—
Operating Lease Obligations	2,010	697	1,073	220	20
Total	$14,210	$3,197	$1,073	$9,920	$20

As of March 31, 2006, we had cash, cash equivalents and marketable securities of approximately $1,958,000.

Critical Accounting Policies and Estimates

The company’s financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. Critical accounting policies for us include revenue recognition, impairment of goodwill, and accounting for discontinued operations.

Revenue Recognition. We apply the revenue recognition principles set forth under SOP 97-2 and SAB 104 with respect to all of our revenue. We adhere strictly to the criteria set forth in paragraph .08 of SOP 97-2 and outlined in SAB 104 which provides for revenue to be recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the vendor’s fee is fixed or determinable, and (iv) collectability is probable. A summary of our revenue recognition policies, as they relate to our specific revenue streams, is as follows:

Computer Hardware Product Revenues

We require our hardware product sales to be supported by a written contract or other evidence of a sale transaction that clearly indicates the selling price to the customer, shipping terms, payment terms (generally 30 days) and refund policy, if any.

Since our hardware sales are supported by a contract or other document that clearly indicates the terms of the transaction, and our selling price is fixed at the time the sale is consummated, we record revenue on these sales at the time in which we receive a confirmation that the goods were tendered at their destination when shipped “FOB destination,” or upon confirmation that shipment has occurred when shipped “FOB shipping point.”

Software Product Revenues

We make substantially all of our software product sales as a reseller of licenses, which may include a post contract customer support arrangement and access to product and upgrades, and enhancements that are provided exclusively by the manufacturer following delivery and the customer’s acceptance of the software product. We do not presently sell any software that we develop internally. Any responsibility for technical support and access to upgrades and enhancements to these software products are solely the responsibility of the software manufacturer, which arrangement is known to the customer at the time the sale is consummated. With respect to delivery, we require that the customer has received transfer of the software or, at a minimum, an authorization code (“key”) to permit access to the product. If a software license is delivered to the customer, but the license term has not begun, we do not record the revenue prior to inception of the license term.

We require our software product sales to be supported by a written contract or other evidence of a sale transaction, which generally consists of a customer purchase order or on-line authorization. These forms of evidence clearly indicate the selling price to the customer, shipping terms, payment terms (generally 30 days) and refund policy, if any. The selling prices of these products are fixed at the time the sale is consummated.

For product sales, we apply the factors discussed in EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent” in determining whether to recognize product revenues on a gross or net basis. In a substantial majority of our transactions, we (i) act as principal; (ii) take title to the products; and (iii) have the risks and rewards of ownership, including the risk of loss for collection, delivery or returns. For these transactions, we recognize revenues based on the gross amounts billed to our customers. In certain circumstances, based on an analysis of the factors set forth in EITF 99-19, we have determined that we were acting as an agent, and therefore recognize revenues on a net basis. During the nine months ended December 31, 2005, no revenues were recognized on a net basis.

IT Services Revenue

We generally bill our customers for professional IT services based on hours of time that we spend on any given assignment at our hourly billing rates. As it relates to delivery of these services, we recognize revenue under these arrangements as the work is completed and the customer has indicated their acceptance of our services by approving a work order milestone or completion order. For certain engagements, we enter fixed bid contracts, and we recognize revenue as phases of the project are completed and accepted by our client. For our seat management services, we enter unit-price contracts (e.g., price per user for seat management), and we recognize revenue based on number of units multiplied by the agreed-upon contract unit price per month.

BPO Services Revenue

For our business process outsourcing (“BPO”) services, which primarily include our child support service contracts in the states of Kansas and Nebraska, we provide services under a fixed price (flat monthly fee) contract, and recognize revenue as the services are provided and billed. In the state of North Carolina, we have one contract subject to revenue-sharing related to child support services. Under that contract a fee from amounts collected is shared with the county on a percentage basis, and revenue is recognized monthly in arrears as a percentage of the total amount of collections received.

Collectability of Receivables. A considerable amount of judgment is required to assess the ultimate realization of receivables, including assessing the probability of collection and the current credit worthiness of our clients. Probability of collection is based upon the assessment of the client’s financial condition through the review of its current financial statements or credit reports.

Goodwill. SFAS 142, Goodwill and Other Intangible Assets, requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis (June 30th for the company) and between annual tests in certain circumstances. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit. We have recorded goodwill in connection with the company’s acquisitions, most recently the acquisitions of Redrock in September 2004 and ITI in October 2004, and recorded goodwill in the amount of $4,664,000 and $6,568,000, respectively. In these instances, goodwill was determined by comparing the purchase price and related transaction costs with the fair value of the net tangible assets and liabilities acquired.

Convertible Notes. The company accounts for conversion options embedded in convertible notes in accordance with Statement of Financial Accounting Standard (“SFAS) No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a company’s Own Stock” (“EITF 00-19”). SFAS 133 generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free standing derivative financial instruments in accordance with EITF 00-19. SFAS 133 provides for an exception to this rule when convertible notes, as host instruments, are deemed to be conventional as that term is described in the implementation guidance under Appendix A to SFAS 133 and further clarified in EITF 05-2 “The Meaning of “Conventional Convertible Debt Instrument” in Issue No. 00-19. The company accounts for convertible notes (deemed conventional) in accordance with the provisions of EITF 98-5

“Accounting for Convertible Securities with Beneficial Conversion Features,” (“EITF 98-5”), EITF 00-27 “Application of EITF 98-5 to Certain Convertible Instruments.” Accordingly, the company records, as a discount to convertible notes, the intrinsic value of such conversion options based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption.

Recent Accounting Standards

In December 2004, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 123R “Share Based Payment”. This statement is a revision of SFAS Statement No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS 123R addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest that will result in a charge to operations. This statement is effective for public entities that do not file as small business issuers—as of the beginning of the first annual reporting period that begins after June 15, 2005. The company began implementing this policy for the three-month period ended September 30, 2005.

In December 2004, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 153 “Exchanges of Nonmonetary Assets”. This Statement amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement, which is to be applied prospectively are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2004. The adoption of this pronouncement is not expected to have material effect on the company’s financial statements.

Emerging Issues Task Force (“EITF”) Issue 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share.” The EITF reached a consensus that contingently convertible instruments, such as contingently convertible debt, contingently convertible preferred stock, and other such securities should be included in diluted earnings per share (if dilutive) regardless of whether the market price trigger has been met. The consensus is effective for reporting periods ending after December 15, 2004. The adoption of this pronouncement is not expected to have material effect on the company’s financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Market risk associated with adverse changes in financial and commodity market prices and rates could impact our financial position, operating results or cash flows. We do not have any variable rate debt instruments and we are not exposed to market risk due to changes in interest rates such as the prime rate and LIBOR.

We have operated primarily in the United States. Accordingly, we have not had any significant exposure to foreign currency rate fluctuations.

MANAGEMENT

Executive officers and directors

Our executive officers and directors and their respective ages as of August 1, 2006 are as set forth below:

Name	Age	Position(s) with DynTek, Inc.
Casper Zublin, Jr.	43	Chief Executive Officer and Director
Mark E. Ashdown	43	Chief Financial Officer
J. Michael Gullard (1)(2)	61	Director
Alan B. Howe (1)(2)	44	Director
Wade Stevenson	43	Regional Vice President of MidWest region and corporate Vice President of Business Development

(1)                                  Member of audit committee.

(2)                                  Member of compensation committee.

Casper Zublin, Jr. Mr. Zublin was appointed Chief Executive Officer in May 2005 and was appointed to the Board of Directors in October 2005. He joined DynTek in October 2004 as Chief Operating Officer. Previously, he served as President and CEO of Integration Technologies, Inc., which was acquired by DynTek in October 2004. From 1998 to 2000, he was President and CEO of AnySite Technologies, a business intelligence software development company, which was acquired first by Thompson Associates in April 2000, and later acquired by MapInfo Corporation in 2002. From April 2000 to March 2002, he served as President of AnySite and Executive Vice President of Thompson Associates, Inc. Mr. Zublin previously served as President of Staffing, Inc., a national staffing services firm. In senior leadership roles for several high-growth technology companies, Mr. Zublin has been a four-time winner of the Inc. 500 award, which recognizes America’s fastest-growing private companies. He is the Chairman of Talk About Curing Autism. He earned a B.A from Principia College, and an M.B.A. from the University of Chicago.

Mark E. Ashdown. Mr. Ashdown was appointed Chief Financial Officer in April 2006. Mr. Ashdown has served as DynTek’s corporate controller since May 2005. From August 2003 to May 2005 he served as the general manager for a coatings manufacturing division of Akzo Nobel, Inc., a global Fortune 500 company that sells human and animal healthcare products, chemicals and coatings, and has worldwide revenues of more than $13 billion. He joined Akzo Nobel in 1989 as the accounting manager for a division providing computer technology for the collision repair industry and served as the controller for the Orange, California coatings manufacturing operation from 1992 until his appointment as the General Manager in 2003. Mr. Ashdown has an M.B.A. from the University of Redlands and a B.S. from Brigham Young University.

J. Michael Gullard. Mr. Gullard has been a director since June 2005 and was appointed Chairman of the Board of Directors in October 2005. Mr. Gullard has been the General Partner of Cornerstone Management, a venture capital and consulting firm specializing in software and data communications companies since 1984. He currently serves as a director of JDA Software, Inc., and Celeritek, Inc., both publicly-held companies, and as the Chairman of Mainsoft, Inc., a privately-held company. From 1992 to 2004, he served as Chairman of NetSolve, Incorporated, a publicly-held corporation that provides IT infrastructure management services on an outsourced basis. From 1996 to 2004, Mr. Gullard also served as Chairman of Merant PLC (formerly Micro Focus Group Ltd.), a publicly-held corporation that specializes in change management software tools. Previously, Mr. Gullard held a variety of senior financial and operational management positions at Intel Corporation. Mr. Gullard holds a B.A. degree in Economics from Stanford University, and an M.B.A. from Stanford’s Graduate School of Business.

Alan B. Howe. Mr. Howe’s was elected to the Board of Directors in March 2006. Mr. Howe has extensive operational expertise combined with corporate finance and business development experience. Since May 2005, he has served as Vice President of Strategic and Wireless Business Development for Covad Communications, Inc. From 2001 to 2005, Mr. Howe was a principal at Broadband Initiatives, LLC, a boutique consulting and advisory firm. Previously, Mr. Howe was Chief Financial Officer and Vice President of Corporate Development of Teletrac, Inc. for six years from 1995 to 2001, raising approximately $200 million in public high yield debt, private equity and bank financing. Mr. Howe joined Teletrac from Sprint, where he was Director of Corporate Development from 1994 to 1995 and one of the initial team members that helped start Sprint PCS. Mr. Howe holds a B.A. in business administration from the University of Illinois and an M.B.A. from the Indiana University Kelley Graduate School of Business with a specialty in finance.

Wade Stevenson. Mr. Stevenson was appointed Regional Vice President of DynTek’s MidWest region and corporate VP of Business Development in November 2004. He has served as Vice President of Finance and an officer of DynTek since February 2001, and served as Director of Finance for Data Systems Network Corporation, which merged with DynTek in 2000, since 1998. From 1989 to 1998, Mr. Stevenson served as Regional Vice President of Finance and held several financial management positions for Waste Management, Inc., a Fortune 500 company. Mr. Stevenson is a Certified Public Accountant in the state of Michigan. He earned a B.S. degree in accounting from the University of North Carolina.

There are no family relationships among any of our directors or executive officers. We currently have two vacancies on our Board of Directors resulting from the resignations of Robert I. Webber and Marshall Toplansky in March 2006.

Compensation of Directors

On June 13, 2006, our Board of Directors revised the amount of compensation that we pay to our non-employee directors.  Effective as of March 8, 2006, the date on which we completed our recapitalization transactions, non-employee directors receive an annual retainer of $20,000. This represents and increase of $15,000 per year. No additional fees are paid for meetings attended in person or telephonically. Previously, directors received $1,500 for meetings attended in person and $500 for meetings attended telephonically. Effective July 1, 2006, each non-employee director will receive an annual stock grant for the number of shares equal to $20,000 divided by the then current market price of our common stock and an option grant to purchase 1,000,000 shares of our common stock. Previously, non-employee directors received annual option grants for 10,000 shares of our common stock each. In addition, also effective July 1, 2006, the Chairman of the Board will receive an additional $65,000 annual retainer and an annual option grant to purchase 100,000 shares of our common stock. Mr. Gullard is currently Chairman of the Board. No additional fees will be paid to members of committees of the Board. Currently our Board of Directors includes two non-employee directors. The Board will reevaluate Board compensation periodically every six months to ensure its compensation is commensurate with Board activity and considers the number of non-employee directors sitting on the Board.

During the fiscal year ended June 30, 2005, our non-employee directors received the following cash compensation (excluding expense reimbursement) as directors of the Company: Mr. Gullard received $0; and Messrs. Steven Ross, Brian Bookmeier and Marshall Toplansky, all of whom have since resigned from our Board of Directors, each received $25,000.

Each director, whether or not employed by us, will be eligible to receive nonqualified stock options and shares of restricted stock pursuant to the terms of the 2005 Stock Incentive Plan and 2006 Nonqualified Stock Option Plan, respectively, or other similar plans that may be adopted by us in the future.

On June 29, 2006, DynTek and J. Michael Gullard, a director of DynTek, entered into a Settlement and Release Agreement pursuant to which we agreed to issue 70,000 shares of our common stock in full satisfaction of fees owed to Mr. Gullard for services rendered as a Board member in the amount of $14,000, resulting in a per share price of $0.20.

Compensation committee interlocks and insider participation

During fiscal 2005, no member of the Compensation Committee or executive officer of DynTek served as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors or Compensation Committee.

Executive officer compensation

The following table sets forth information for the years ended June 30, 2003, 2004 and 2005 regarding the compensation of our Chief Executive Officer, each of our three other most highly compensated executive officers whose total annual salary and bonus for such fiscal years were in excess of $100,000. These officers are sometimes referred to herein as the “named executive officers.”

Summary Compensation Table

						Long-Term Compensation
	Fiscal	Annual Compensation				Securities Underlying	All Other Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other ($)		Options (#)(*)	($)
Casper Zublin, Jr.(1)	2005	212,500	15,000	—		8,000	—
Chief Executive Officer and
Chief Operating Officer

Steven J. Ross(2)	2005	440,000	135,000	25,000	(2)	132,000	10,000
President, Chief Executive Officer and	2004	430,000	125,000	100,000		1,000	12,669
Chairman of the Board	2003	400,000	100,000	25,000		—	—

Robert I. Webber(3)	2005	288,654	45,000	—		66,000	3,000
President and Chief Financial Officer

Wade Stevenson,	2005	160,000	15,000	—		15,000	3,607
Vice President	2004	155,000	10,000	—		—	6,065
	2003	140,000	10,000	—		—	—

Mark E. Ashdown(4)	2005	79,369	—	—		—	—
Chief Financial Officer

(*)                                 As adjusted for the 1-for-10 reverse stock split.

(1)                                  Mr. Zublin joined DynTek in October 2004 as Chief Operating Officer. In July 2005, he received a grant of 100,000 options in connection with his appointment to Chief Executive Officer. At that time his annual base salary was voluntarily reduced to $250,000.

(2)                                  Mr. Ross resigned as President, Chief Executive Officer and Chairman, as of June 30, 2005, and as director on September 30, 2005. His options were cancelled in June 2005. Mr. Ross received $75,000 in consideration for the early termination of the December 10, 2001 Employment Agreement in fiscal 2004. Additionally, Mr. Ross received $25,000 for his service on the Board of Directors in each of fiscal 2003, 2004 and 2005.

(3)                                  Mr. Webber joined DynTek at the end of July 2004 as Chief Financial Officer. In July 2005, he received a grant of 100,000 options in connection with his appointment to President. At that time his annual base salary was reduced to $250,000. Mr. Webber resigned as President and Chief Financial Officer, as of March 31, 2006, and as director on March 8, 2006.

(4)                                  Mr. Ashdown was appointed Chief Financial Officer of DynTek in April 2006 following Mr. Webber’s resignation. Mr. Ashdown served as DynTek’s corporate controller since May 2005. Mr. Ashdown’s annual salary as Chief Financial Officer is $150,000.00.

Option Grants

Option Grants During Last Fiscal Year. The following table sets forth certain information concerning individual grants of stock options made during the fiscal year ended June 30, 2005 to each of the named executive officers in the Summary Compensation Table above. The number of shares and exercise prices set forth below have been adjusted for the reverse stock split.

					Potential Realizable Value
		Percent of			At Assumed Annual Rates
		Total Options			of Stock Price
	Options	Granted to	Exercise		Appreciation for
	Granted	Employees in	Price	Expiration	Option Term(2)
Name	(# of Shares)	Fiscal Year	($/Share)(1)	Date	5%($)	10%($)
Steven J. Ross(3)	132,000	31%	5.80	11/9/14	164,992	355,560
Robert I. Webber(4)	66,000	16%	5.80	11/9/14	82,496	177,657
Casper Zublin, Jr.(4)	8,000	<1%	6.50	10/15/14	11,206	24,133
Wade Stevenson	15,000	4%	5.80	11/9/14	18,749	40,377
Mark E. Ashdown	—	—	—	—	—	—

(1)                                  The per share exercise price of all options granted is the fair market value of our common stock on the date of grant. Options have a term of 10 years and become exercisable in four equal annual installments commencing one year after the grant date.

(2)                                  In accordance with SEC rules, these columns show gains that could accrue for the respective options, assuming that the market price of our common stock appreciates from the date of grant over a period of 10 years at an annualized rate of

                                                5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, the realized value from these options will be zero.

(3)                                  In connection with his resignation as President and Chief Executive Officer in May 2005, Mr. Ross relinquished all options previously granted.

(4)                                  66,000 options held by Mr. Webber and 8,000 options held by Mr. Zublin were cancelled on September 30, 2005.

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values. The following table sets forth the information with respect to stock option exercises during the year ended June 30, 2005, by the executive officers named in the Summary Compensation Table above, and the number and value of securities underlying unexercised options held by such executive officers at June 30, 2005. The number of shares and exercise prices set forth below have been adjusted for the reverse stock split.

Aggregate Option Exercises in Fiscal 2005 and Fiscal

Year-End Option Values

	Shares		Number of Securities Underlying		Value of Unexercised In-the-
	Acquired	Value	Unexercised Options At June 30,		Money Options at
	Upon	Realized	2005 (#)		June 30, 2005 ($)(1)
Name	Exercise(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Steven J. Ross	—	0	161,400	66,000	0	0
Robert I. Webber(3)	—	0	0	66,000	0	0
Casper Zublin, Jr.(3)	—	0	0	8,000	0	0
Wade Stevenson	—	0	1,500	15,000	0	0
Mark E. Ashdown	—	—	—	—	—	—

(1)                                  Closing price of our Common Stock at fiscal year-end minus the exercise price. The fair market value of our Common Stock at the close of business on June 30, 2005 as reported on the OTC Bulletin Board was $2.90 per share (as adjusted for the 1-for-10 reverse stock split).

(2)                                  In connection with his resignation as President and Chief Executive Officer in May 2005, Mr. Ross relinquished all options previously granted.

(3)                                  66,000 options held by Mr. Webber and 8,000 options held by Mr. Zublin were cancelled on September 30, 2005.

Employment and Change in Control Agreements

On May 26, 2005, we entered into a Separation Agreement and General Release with Steven J. Ross in connection with Mr. Ross’ resignation as our Chairman, President and Chief Executive Officer, effective as of June 30, 2005. The Separation Agreement provides for the mutual termination of that certain Employment Agreement dated July 1, 2004 by and between DynTek and Mr. Ross, salary continuation for Mr. Ross through May 31, 2006, based on his annual salary of $440,000, a bonus of $110,000 payable in equal installments on regularly scheduled paydays over a six-month period, and continuation of insurance benefits during this same period. We also granted to Mr. Ross an option under the 2005 Stock Incentive Plan to purchase 132,000 shares of the our common stock and all previously existing options held by Mr. Ross were returned to DynTek. The Separation Agreement provides for a mutual release, as well as certain non-solicitation and non-competition covenants by Mr. Ross in favor of DynTek. Pursuant to that certain Settlement and Release Agreement dated March 6, 2006, we terminated Mr. Ross’s salary continuation, bonus and insurance benefits in  consideration of our issuance to Mr. Ross of an aggregate of 366,665 shares of our common stock, all of which shares are covered by this prospectus.

On July 13, 2005, we entered into an Employment Agreement with Robert I. Webber in connection with Mr. Webber’s appointment as President and continued employment as Chief Financial Officer of DynTek. The Employment Agreement superceded that certain Employment Agreement entered into by and between DynTek and Mr. Webber dated August 1, 2004, the term of which expired on July 31, 2005. Incident to Mr. Webber’s resignation effective as of March 31, 2006 (the “Resignation Date”), DynTek and Mr. Webber entered into a Separation and General Release Agreement dated as of March 31, 2006 (the “Separation Agreement”). The Separation Agreement provides for the mutual termination of Mr. Webber’s Employment Agreement dated August 1, 2005 (the “Employment Agreement), continuing medical and insurance benefits for Mr. Webber and his currently insured dependents until the earlier of December 31, 2006 or such time as Mr. Webber’s medical and insurance benefits become fully effective at a subsequent employer, and a single lump-sum payment of $60,000 on the Resignation Date. In addition, on the Resignation Date, we issued to Mr. Webber 250,000 shares of our common stock, all of which shares are covered by this prospectus.

On July 13, 2005, we entered into an employment agreement with Casper Zublin, Jr. in connection with Mr. Zublin’s appointment as our Chief Executive Officer. The employment agreement supercedes the employment agreement entered into by and between us and Mr. Zublin dated October 15, 2004, the term of which expired on June 30, 2005. The current employment agreement, which became effective on August 1, 2005, has an initial term of one year, which term is automatically renewed for successive additional one-year periods. Mr. Zublin is entitled to receive a base salary of $250,000, an annual bonus which is based upon the achievement of criteria and in amounts pursuant to a bonus plan to be established by the Compensation Committee, an option to purchase 100,000 shares of our Common Stock at $3.00 per share, vesting over two years in equal monthly installments, and participation in all of our sponsored benefit plans. In the event that Mr. Zublin’s employment is terminated without cause, he will be entitled to receive his base salary and medical and insurance benefits for 12 months, and all options granted to him would vest and become immediately exercisable. If Mr. Zublin’s employment is terminated by us within three months before or after a change in control, or if he resigns as the result of a material reduction in his duties or constructive termination following a change in control, in addition to the amounts otherwise payable, Mr. Zublin will be entitled to receive his base salary, plus annual bonus, and medical and other insurance benefits for a period of 24 months and all options granted to Mr. Zublin shall vest and become immediately exercisable.

Limitation of liability and indemnification matters

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we also provide director and officer liability insurance to our directors and officers at our expense.

RELATED PARTY TRANSACTIONS

In October 2004, we acquired Integration Technologies, Inc., a California corporation (“ITI”). The consideration payable to the shareholders of ITI included a cash payment due July 30, 2005. As of September 19, 2005, we had not paid certain shareholders of ITI their respective portions of this payment owed, which payments are referred to as the “Acquisition Payments.”  One of these shareholders is the C.W. Zublin, Jr. Trust, the trustee of which is Casper Zublin, Jr., our current Chief Executive Officer and a director. As of such date, the balance outstanding of the Acquisition Payments was $2,574,736. To satisfy the Acquisition Payments, we issued to such ITI shareholders secured promissory notes, which are referred to as the “ITI Notes,” each bearing simple interest at a rate of 8.9% per annum in the aggregate principal amount of the Acquisition Payments.

On March 8, 2006, we entered into a Conversion and Settlement Agreement with the C.W. Zublin, Jr. Trust, pursuant to which the C.W. Zublin, Jr. Trust has agreed to convert the outstanding indebtedness owed to it into shares of our common stock at a conversion rate of $0.20 per share, after giving effect to the reverse stock split. As a result of such conversion, the C.W. Zublin, Jr. Trust was issued 4,469,694 shares of common stock on June 6, 2006. The entry into the Conversion and Settlement Agreement effectuated a complete settlement on the outstanding indebtedness owed to the C.W. Zublin, Jr. Trust and provided a release of DynTek from any present or future liability with respect to such outstanding indebtedness.

On March 8, 2006, we entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with SACC Partners, L.P. and Lloyd I. Miller, III (the “Senior Lenders”), pursuant to which we issued Senior Secured Notes in the aggregate principal amount of $6.7 million (the “Senior Notes”). The interest rate for the Senior Notes is 8% per annum if paid in cash, or 11% per annum if paid in kind, which is at our election for the first three years. Principal will be amortized over three years and payable in monthly installments beginning March 31, 2009, with the balance payable on the maturity date of March 1, 2010, and interest will be payable quarterly in arrears beginning June 30, 2006, unless we choose the payment in kind option, in which case interest will be added to the principal amount of the Senior Notes during the period that we continue such election. As a condition to the purchase of Senior Notes, we issued warrants pro rata, according to each Senior Lender’s proportion of the aggregate principal amount of the Senior Notes, to purchase 19.9% of our outstanding common stock at the time of exercise, exercisable at $0.001 per share of common stock after giving effect to the reverse stock split, until December 31, 2016 (each a “Debt Financing Warrant” and collectively, the “Debt Financing Warrants”).

Under the Note Purchase Agreement, we also issued a Junior Secured Convertible Note to Trust A-4 - Lloyd I. Miller (the “Junior Lender” and together with the Senior Lenders, the “Lenders”) in the aggregate principal amount of $3.0 million (the “Junior Note”). On June 15, 2006, we issued an additional note to the Junior Lender in the principal amount of $1.0 million, on the same terms and conditions as the Junior Note (together with the Junior Note, the “Junior Notes”). The interest rate for the Junior Notes is 10% per annum if paid in cash, or 14% per annum if paid in kind, which is at our election for the first three years. Principal will be payable at the maturity date of March 1, 2011 and interest will be payable quarterly in arrears beginning June 30, 2006, unless we chooses payment in kind option, in which case interest will be added to the principal amount of the Junior Notes during the period that we continue such election. The Junior Notes may be converted into shares of our common stock at any time at the election of the holder at a conversion price of $0.20 per share of common stock after giving effect to the reverse stock split. Proceeds from the issuance of the original Junior Note were used to reduce additional indebtedness of the company and for general corporate purposes. Proceeds from the issuance of the additional Junior Note in June 2006 are expected to be used for general corporate purposes and acquisitions. The Junior Notes issued to the Junior Lender are convertible into 30,212,952 shares of our common stock, assuming interest thereunder is paid in kind for the first three years.

In connection with the new debt financing and private placement of equity described above, on March 8, 2006, the we also entered into binding agreements with Mr. Miller and SACC Partners to convert, at a conversion rate of $0.20 per shares after giving effect to the reverse stock split, approximately $2,609,314 in outstanding debt into an aggregate of 13,046,575 shares of our common stock. Accordingly, on June 6, 2006, Mr. Miller and SACC Partners were issued 6,523,287 shares of our common stock, respectively.

Except as described above, there were no transactions in which the amount involved exceeded $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest since the beginning of our fiscal year ending June 30, 2005, other than any compensation arrangements that are described under “Compensation of Directors” and “Executive Officer Compensation.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of August 1, 2006, by:

•                  each of our directors;

•                  each of the executive officers named in the Summary Compensation Table;

•                  all of our current directors and executive officers as a group; and

•                  each person or entity (or group of affiliated persons or entities) who is known by us to own beneficially more than 5% of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned (2)(3)	Percentage
Directors and Named Executive Officers
J. Michael Gullard(4)	1,297,647	2.2%
Wade Stevenson(5)	19,225	*
Alan B. Howe(6)	1,117,647	1.9%
Casper Zublin, Jr.(7)	4,739,112	8.7%
Mark E. Ashdown	—	*

All Executive Officers and Directors as a group (5 persons)(3)(4)(5)(6)(7)	7,173,631	12.2%

5% Stockholders
Lloyd I. Miller III(8) 4650 Gordon Drive Naples, FL 33940	44,297,275	47.3%
Richard Smithline(9) 350 Madison Avenue New York, NY 10017	3,336,953	6.1%
Bryant R. Riley(10) 11100 Santa Monica Blvd., Suite 800 Los Angeles, CA 90025	11,259,709	18.4%
Glen Ackerman 17 Cervantes Newport Beach, CA 92660	4,469,694	8.2%

*                                         Less than 1%

(1)                                  Except as set forth in the footnotes to this table, the business address of each director and executive officer listed is c/o DynTek, Inc., 19700 Fairchild Road, Suite 230, Irvine, California 92612.

(2)                                  This table is based upon information supplied by officers, directors, principal stockholders, and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Applicable percentage ownership is based on 56,592,351 shares of common stock outstanding as of August 1, 2006. Shares of common stock subject to options, warrants and convertible notes exercisable or convertible within 60 days of August 1, 2006, are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or notes, but are not deemed outstanding for computing the ownership percentage of any other person. Except as otherwise noted, we believe that each of the stockholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.

(3)                                  The number of shares of common stock set forth in the table have been adjusted for the reverse stock split.

(4)                                  Includes 10,000 shares of common stock issuable upon the exercise of an option at $2.50 per share and 1,100,000 shares of common stock issuable upon the exercise of options at $0.17 per share.

(5)                                  Consists of options to purchase 19,225 shares of common stock at exercise prices between $5.80 and $20.40 per share.

(6)                                  Includes 1,000,000 shares of common stock issuable upon the exercise of an option at $0.17 per share.

(7)                            Consists of (i) 169,418 shares acquired in connection with the sale of ITI to DynTek; (ii) 100,000 shares of common stock issuable upon exercises of options at $3.00 per share; and (iii) 4,469,694 shares acquired by The C.W. Zublin, Jr. Trust pursuant to that certain Conversion and Settlement Agreement dated March 8, 2006. Mr. Zublin, Jr. may be deemed to have shared voting and dispositive power for all such shares held of record by The C.W. Zublin, Jr. Trust.

(8)                            Comprised of (i) 20,561,847 shares beneficially owned of record by Lloyd I. Miller Trust A-4 (which total includes a warrant to purchase 48,076 shares, and 20,000,000 shares that can be acquired upon the conversion of the Junior Secured Convertible Promissory Notes (provided, however, that if we elect to pay the interest under the Junior Notes in kind for the first three years rather than in cash, the aggregate number of shares issuable upon conversion of the Junior Notes will be 30,212,952)); (ii) 313,104 shares beneficially owned of record by Milfam II L.P. (which total includes a warrant to purchase 48,076 shares); and (iii) 23,422,324 shares beneficially owned of record by Mr. Miller directly (which total includes (A) a warrant to purchase 50,000 shares, (B) a warrant to purchase 15.81% of the total number of shares outstanding on the date of exercise calculated on a fully-diluted basis, which would equal 16,849,037 shares if such warrant were exercised as of June 6, 2006, and (C) 6,523,287 shares of common stock issued pursuant to the terms of that certain Conversion and Settlement Agreement dated March 8, 2006 converting a promissory note at a conversion rate of $0.20). Mr. Miller may be deemed to have shared voting and dispositive power for all such shares held of record by Lloyd I. Miller Trust A-4. Mr. Miller may be deemed to have sole voting power for all such shares held of record by Milfam II L.P.

(9)                            Comprised of 2,777,391 shares of common stock held by CAMOFI Master LDC (“CAMOFI”), of which Mr. Smithline is a director; 305,570 shares of Common Stock underlying warrants held by CAMOFI; 235,486 shares of common stock held by Centrecourt Asset Management LLC, of which Mr. Smithline is the Managing Member, 18,505 shares of common stock held by Mr. Smithline personally.

(10)                      Comprised of (i) 279,550 shares owned by SACC Partners LP; (ii) 48,076 shares owned by B.Riley & Co., Inc.; (iii) a warrant to purchase 50,000 shares issuable upon the exercise of a warrant held by SACC Partners LP; (iv) a warrant held by SACC Partners LP to purchase 4.09% of the total number of shares outstanding on the date of exercise (calculated on a fully-diluted basis), which would equal 4,358,796 shares if such warrant were exercised as of June 6, 2006; and (v) 6,523,287 shares of common stock issued pursuant to the terms of that certain Conversion and Settlement Agreement dated March 8, 2006 converting a promissory note at a conversion rate of $0.20. Mr. Riley has sole power to vote and dispose or direct the disposition of all shares held of record by SACC Partners LP and B. Riley & Co., Inc.

SELLING STOCKHOLDERS

This prospectus covers offers and sales of up to 109,499,514 shares of our common stock which may be offered from time to time by the selling stockholders identified in this prospectus for their own account. Of the 109,499,514 shares covered hereby:

(i) 46,875,345 are outstanding upon the effective date of the registration statement to which this prospectus relates, of which (A) 37,350,124 shares were acquired pursuant to certain privately-negotiated binding settlement agreements dated as of March 8, 2006, entered into with certain of our various secured and unsecured creditors holding an aggregate of approximately $7.47 million of indebtedness at a conversion price of $0.20 per share, and (B) 9,525,221 shares were acquired by certain accredited investors in private placements of equity securities on March 8, 2006 and May 15, 2006, respectively;

(ii) up to 26,200,231 shares are issuable upon the exercise of warrants held by certain of the selling stockholders, of which (A) 1,082,311 shares are issuable upon the exercise of certain warrants originally issued on October 15, 2004 in connection with the Company’s private placement of 9% senior subordinated convertible notes to certain accredited investors, which warrants were subsequently amended on October 26, 2005, (B) 100,000 shares are issuable upon the exercise of certain warrants issued on October 26, 2005 in connection with the Company’s private placement of secured promissory notes to two accredited investors, (C) 21,207,832 shares are issuable upon the exercise of certain warrants issued on March 8, 2006 in connection with the Company’s private placement of senior secured notes to two accredited investors, which warrants are exercisable into an aggregate of 19.9% of our outstanding common stock at the time of their exercise, calculated on a fully-diluted basis; and (D) 3,810,087 shares are issuable upon the exercise of certain warrants issued on March 8, 2006 and May 15, 2006, respectively, in connection with the private placement of equity securities to certain accredited investors;

(iii)   up to 6,210,986 shares are issuable as a result of anti-dilution protection in certain of the warrants held by the selling stockholders, including those certain warrants exercisable into an aggregate of 19.9% of our outstanding common stock at the time of their exercise, calculated on a fully-diluted basis, and

(iv) up to 30,212,952 shares are issuable upon the conversion of two convertible notes held by a certain selling stockholder (assuming we elect to pay interest thereon in kind rather than in cash for the first three years), which notes were acquired in private placements on March 8, 2006 and June 15, 2006, respectively.

For purposes of this prospectus, the number of shares of common stock covered by this prospectus and issuable upon exercise of the warrants is calculated as if such warrants were exercised on August 1, 2006.

The table below identifies the selling stockholders and shows the number of shares of common stock beneficially owned by each of the selling stockholders before and after this offering, and the numbers of shares offered for resale by each of the selling stockholders. Our registration of these shares does not necessarily mean that any selling stockholder will sell all or any of their shares of common stock. However, the “Shares Beneficially Owned After Offering” columns in the table assume that all shares covered by this prospectus will be sold by the selling stockholders and than no additional shares of common stock will be bought or sold by any selling stockholders. No estimate can be given as to the number of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer some or all of the shares and, to our knowledge, there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares.

The following table sets forth the name of each selling stockholder, an if applicable, the nature of any position, office, or other material relationship which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, the amount of shares of our common stock beneficially owned by such stockholder prior to the offering, the amount being offered for the stockholder’s account, the amount being offered for the stockholder’s account and the amount to be owned by such stockholders after completion of the offering.

The number of shares of common stock set forth in the table below have been adjusted for the reverse stock split.

	Shares Beneficially Owned Prior to Offering		Shares Being		Shares Beneficially Owned After Offering(1)
Beneficial Owner	Shares	%	Offered		Shares	%

Glen Ackerman	4,469,694	7.9	4,469,694		0	*
Lisa Ackerman	1,276,976	2.3	1,276,976		0	*
Casper Zublin, Jr.	4,739,112	8.4	4,469,694	(2)	269,418	*
CAMOFI Master LDC	3,082,961	5.4	2,794,501	(3)	288,460	*
Centrecourt Asset Management LLC	235,486	*	235,486	(4)	0	*
RHP Master Fund, Ltd.	509,736	*	509,736	(5)	0	*
Alpha Capital AG (LH Financial)	623,831	1.1	623,831	(6)	0	*
Alki Fund, Ltd.	521,131	*	521,131	(7)	0	*
Alki Partners, L.P.	611,763	1.1	611,763	(8)	0	*
Bridges & PIPES, LLC	1,132,894	2.0	1,132,894	(9)	0	*
Sunrise Equity Partners, L.P.	1,120,504	2.0	1,120,504	(10)	0	*
TCMP3 Partners	679,736	1.2	679,736	(11)	0	*
Bushido Capital Master Fund L.P.	1,132,894	2.0	1,132,894	(12)	0	*
Gamma Opportunity Capital Partners	1,132,894	2.0	1,132,894	(13)	0	*

DKR Soundshore Oasis Holdings	1,132,894		2.0	1,132,894	(14)	0	*
Sands Brothers Venture Capital LLC	160,418		*	160,418	(15)	0	*
Sands Brothers Venture Capital III LLC	1,122,925		2.0	1,122,925	(16)	0	*
Sands Brothers Venture Capital IV LLC	320,835		*	320,835	(17)	0	*
Cranshire Capital, L.P.	1,132,894		2.0	1,132,894	(18)	0	*
Lloyd I. Miller, III	28,356,780	(19a)	36.1	28,356,780	(19b)	0	*
Lloyd I. Miller Trust A-4	30,774,799	(20a)	35.4	30,212,952	(20b)	561,847	*
SACC Partners LP	12,488,162	(21a)	20.0	12,208,612	(21b)	279,550	*
Steve Ross	366,665		*	366,665		0	*
Robert I. Webber	316,000		*	250,000		66,000	*
J. Michael Gullard	1,297,647		*	70,000		1,227,640	2.1
Marshall Toplansky	117,500		*	117,500		0	*
Dr. Donald E. Adams	1,620,000		2.8	1,620,000	(22)	0	*
Ardinger Family Partnership	246,000		*	246,000	(23)	0	*
Mary Ardinger	77,700		*	77,700	(24)	0	*
Michael Assante	160,200		*	160,200	(25)	0	*
Dr. Ari Ben Yishay	197,400		*	197,400	(26)	0	*
Bordier et Cie Banquiers Prives	90,000		*	90,000	(27)	0	*
Stanely and Suzanne Dorf	51,000		*	51,000	(28)	0	*
H.T. Ardinger & Sons	600,000		1.1	600,000	(29)	0	*
Robert Montalbine	60,000		*	60,000	(30)	0	*
Dr. Dave and Victoria Ruggieri	2,223,000		3.9	2,223,000	(31)	0	*
Dr. Jonathan Schaffer	84,600		*	84,600	(32)	0	*
Hans-Ulrich Schenk	179,940		*	179,940	(33)	0	*
A. Starke Taylor	171,000		*	171,000	(34)	0	*
Dr. Roy Vingan	180,000		*	180,000	(35)	0	*
Herbert Welch	27,000		*	27,000	(36)		*
Markus Winzenreid	135,600		*	135,600	(37)	0	*
Barclay Armitage	450,000		*	450,000	(38)	0	*
Daniel Balestra	310,500		*	310,500	(39)	0	*
Martin Becker	150,000		*	150,000	(40)	0	*
Joseph Betti	150,000		*	150,000	(41)	0	*
David B. Brode	300,000		*	300,000	(42)	0	*
Frederick Carney	120,000		*	120,000	(43)	0	*
Gregory and Susan Cocke	40,200		*	40,200	(44)	0	*
Richard Cohen	600,000		1.1	600,000	(45)	0	*
Jerry and Harriet Dorf	36,000		*	36,000	(46)	0	*
William Filon	60,000		*	60,000	(47)	0	*
Randolph Getchis	180,000		*	180,000	(48)	0	*
Mark and Tatyna Grinbaum	150,000		*	150,000	(49)	0	*

William Heim	150,000	*	150,000	(50)	0	*
William Heming	468,013	*	468,013	(51)	0	*
Roland Humbel	60,000	*	60,000	(52)	0	*
Harold Inskip	78,000	*	78,000	(53)	0	*
Stanley Katz	300,000	*	300,000	(54)	0	*
Chris King	81,624	*	81,624	(55)	0	*
Alex Lisyansky	120,000	*	120,000	(56)	0	*
Joel and Susan Mair	60,000	*	60,000	(57)	0	*
Tim McNamee	181,800	*	181,800	(58)	0	*
Garland Miller	72,000	*	72,000	(59)	0	*
Network 1 Financial Services	190,504	*	190,504	(60)	0	*
Arthur and Meryl G. Roschwalb	108,600	*	108,600	(61)	0	*
Michael Rosenbaum	540,000	*	540,000	(62)	0	*
Joseph and Pilar Serrano	36,600	*	36,600	(63)	0	*
Leon Somerall	120,000	*	120,000	(64)	0	*
Dr. William Sperling	60,000	*	60,000	(65)	0	*
Corky Steiner	450,000	*	450,000	(66)	0	*
Richard Steiner	450,000	*	450,000	(67)	0	*
Damon D. Testaverde	936,026	1.6	936,026	(68)	0	*
Steven Valko	150,000	*	150,000	(69)	0	*
Ricardo Vega	72,000	*	72,000	(70)	0	*

*                                         Less than 1%

(1)           Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose. Applicable percentage ownership is based on 56,592,351 shares of common stock outstanding as of August 1, 2006. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants and a convertible promissory note exercisable within 60 days of August 1, 2006 are deemed to be outstanding. Except as otherwise noted, we believe that each of the stockholders named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. The information with respect to beneficial ownership is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by selling stockholders or based upon our actual knowledge.

(2)           These shares are held by The C.W. Zublin, Jr. Trust, the trustee of which is Casper Zublin, Jr., our current Chief Executive Officer and a director.

(3)           Includes 305,570 shares of common stock issuable upon exercise of warrants.

(4)           Includes 235,486 shares of common stock issuable upon exercise of warrants.

(5)           Includes 39,239 shares of common stock issuable upon exercise of warrants.

(6)           Includes 50,345 shares of common stock issuable upon exercise of warrants.

(7)           Includes 23,345 shares of common stock issuable upon exercise of warrants.

(8)           Includes 27,405 shares of common stock issuable upon exercise of warrants.

(9)           Includes 50,751 shares of common stock issuable upon exercise of warrants.

(10)         Includes 44,854 shares of common stock issuable upon exercise of warrants.

(11)         Includes 30,450 shares of common stock issuable upon exercise of warrants.

(12)         Includes 50,751 shares of common stock issuable upon exercise of warrants.

(13)         Includes 50,751 shares of common stock issuable upon exercise of warrants.

(14)         Includes 50,751 shares of common stock issuable upon exercise of warrants.

(15)         Includes 7,186 shares of common stock issuable upon exercise of warrants.

(16)         Includes 50,304 shares of common stock issuable upon exercise of warrants.

(17)         Includes 14,372 shares of common stock issuable upon exercise of warrants.

(18)         Includes 50,751 shares of common stock issuable upon exercise of warrants.

(19a)       For the shares beneficially owned prior to the offering, we have included without limitation, an aggregate of 4,934,457 shares which are reasonably estimated to be issuable as a result of anti-dilution protection in that certain warrant to purchase 15.81% of the total number of shares outstanding on the date of exercise, calculated on a fully-diluted basis. However, excluding such payment in kind shares and anti-dilution shares, Mr. Miller’s beneficial ownership would otherwise be 23,422,324 shares as of August 1, 2006. See Footnote 8 to the “Security Ownership of Certain Beneficial Owners and Management” beginning on pg. 39 of this prospectus.

(19b)       Includes 21,833,494 shares of common stock issuable upon exercise of warrants, 4,934,457 shares of which are issuable as a result of anti-dilution protection in that certain warrant to purchase 15.81% of the total number of shares outstanding on the date of exercise calculated on a fully-diluted basis.

(20a)       For the shares beneficially owned prior to the offering, we have included without limitation, an aggregate of 30,212,952 shares issuable upon conversion of junior secured convertible promissory notes (the “Junior Notes”), which number includes 10,212,952 additional shares to be issued if we elect to pay interest on the Junior Notes in kind rather than in cash for the first three years. See Footnote 8 to the “Security Ownership of Certain Beneficial Owners and Management.”

(20b)       Includes 30,212,952 shares of common stock issuable upon conversion of two convertible promissory notes, which assumes that we will elect to pay interest on the Junior Notes in kind rather than in cash for the first three years.

(21a)       For the shares beneficially owned prior to the offering, we have included 1,276,529 shares which are reasonably estimated to be issuable as a result of anti-dilution protection in that certain warrant to purchase 4.09% of the total number of shares outstanding on the date of exercise, calculated on a fully-diluted basis. However, for beneficial ownership excluding such anti-dilution shares, as of August 1, 2006, see Footnote 10 to “Security Ownership of Certain Beneficial Owners and Management.”

(21b)       The shares being offered pursuant to this prospectus include 5,685,325 shares of common stock issuable upon exercise of warrants, 1,276,529 shares of which are issuable as a result of anti-dilution protection in that certain warrant to purchase 4.09% of the total number of shares outstanding on the date of exercise calculated on a fully-diluted basis.

(22)         Includes 270,000 shares of common stock issuable upon exercise of warrants.

(23)         Includes 41,000 shares of common stock issuable upon exercise of warrants.

(24)         Includes 12,950 shares of common stock issuable upon exercise of warrants.

(25)         Includes 26,700 shares of common stock issuable upon exercise of warrants.

(26)         Includes 32,900 shares of common stock issuable upon exercise of warrants.

(27)         Includes 15,000 shares of common stock issuable upon exercise of warrants.

(28)         Includes 8,500 shares of common stock issuable upon exercise of warrants.

(29)         Includes 100,000 shares of common stock issuable upon exercise of warrants.

(30)         Includes 10,000 shares of common stock issuable upon exercise of warrants.

(31)         Includes 370,500 shares of common stock issuable upon exercise of warrants.

(32)         Includes 14,100 shares of common stock issuable upon exercise of warrants.

(33)         Includes 29,990 shares of common stock issuable upon exercise of warrants.

(34)         Includes 28,500 shares of common stock issuable upon exercise of warrants.

(35)         Includes 30,000 shares of common stock issuable upon exercise of warrants.

(36)         Includes 4,500 shares of common stock issuable upon exercise of warrants.

(37)         Includes 22,600 shares of common stock issuable upon exercise of warrants.

(38)         Includes 75,000 shares of common stock issuable upon exercise of warrants.

(39)         Includes 310,500 shares of common stock issuable upon exercise of warrants.

(40)         Includes 25,000 shares of common stock issuable upon exercise of warrants.

(41)         Includes 25,000 shares of common stock issuable upon exercise of warrants.

(42)         Includes 50,000 shares of common stock issuable upon exercise of warrants.

(43)         Includes 20,000 shares of common stock issuable upon exercise of warrants.

(44)         Includes 6,700 shares of common stock issuable upon exercise of warrants.

(45)         Includes 100,000 shares of common stock issuable upon exercise of warrants.

(46)         Includes 6,000 shares of common stock issuable upon exercise of warrants.

(47)         Includes 10,000 shares of common stock issuable upon exercise of warrants.

(48)         Includes 30,000 shares of common stock issuable upon exercise of warrants.

(49)         Includes 25,000 shares of common stock issuable upon exercise of warrants.

(50)         Includes 25,000 shares of common stock issuable upon exercise of warrants.

(51)         Includes 468,013 shares of common stock issuable upon exercise of warrants.

(52)         Includes 10,000 shares of common stock issuable upon exercise of warrants.

(53)         Includes 13,000 shares of common stock issuable upon exercise of warrants.

(54)         Includes 50,000 shares of common stock issuable upon exercise of warrants.

(55)         Includes 13,604 shares of common stock issuable upon exercise of warrants.

(56)         Includes 20,000 shares of common stock issuable upon exercise of warrants.

(57)         Includes 10,000 shares of common stock issuable upon exercise of warrants.

(58)         Includes 30,300 shares of common stock issuable upon exercise of warrants.

(59)         Includes 12,000 shares of common stock issuable upon exercise of warrants.

(60)         Includes 190,504 shares of common stock issuable upon exercise of warrants.

(61)         Includes 18,100 shares of common stock issuable upon exercise of warrants.

(62)         Includes 90,000 shares of common stock issuable upon exercise of warrants.

(63)         Includes 6,100 shares of common stock issuable upon exercise of warrants.

(64)         Includes 20,000 shares of common stock issuable upon exercise of warrants.

(65)         Includes 10,000 shares of common stock issuable upon exercise of warrants.

(66)         Includes 75,000 shares of common stock issuable upon exercise of warrants.

(67)         Includes 75,000 shares of common stock issuable upon exercise of warrants.

(68)         Includes 936,026 shares of common stock issuable upon exercise of warrants.

(69)         Includes 25,000 shares of common stock issuable upon exercise of warrants.

(70)         Includes 12,000 shares of common stock issuable upon exercise of warrants.

DESCRIPTION OF CAPITAL STOCK

This section summarizes our authorized and outstanding securities and certain of the provisions of our  Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws.

Description of capital stock

The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and bylaws, respectively. A copy of our Amended and Restated Certificate of Incorporation, as amended, was filed as exhibit 3.1 to our Registration Statement on Form S-1 (File No. 333-135056) filed with the Securities and Exchange Commission on June 16, 2006. A copy of our Amended and Restated Bylaws has been filed with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K, filed January 7, 2002.

General background

Our authorized capital stock currently consists of 450 million shares of common stock, $0.0001 par value, and 10 million shares of preferred stock, $0.0001 par value. Of our authorized preferred stock, 7.5 million shares have been designated as Series A Convertible Preferred Stock.

As of August 1, 2006, we had issued and outstanding 56,592,351 shares of common stock, held by approximately 146 stockholders of record. In addition, as of August 1, 2006, we had outstanding options to acquire 2,330,146 shares of common stock, outstanding warrants to acquire 27,649,311 shares of common stock and convertible debt convertible into 20,000,000 shares of common stock. The numbers set forth above have been adjusted to account for any anti-dilution adjustments that would result from the offering. We have no shares of Series A Convertible Preferred Stock outstanding.

Amendments to Certificate of Incorporation and Reverse Stock Split

At our annual meeting of stockholders on December 13, 2005, the stockholders approved the following amendments to our certificate of incorporation:

•                  an amendment to our Second Amended and Restated Certificate of Incorporation, which was implemented on December 14, 2005, to increase the authorized number of shares of our capital stock from 160 million shares to 460 million shares, and increase the authorized number of shares of our common stock from 150 million shares to 450 million shares; and

•                  authorization for the board of directors to amend our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding common stock by a ratio of 1-for-10, which was effected on June 5, 2006.

Upon implementation of the reverse stock split, each issued share of common stock outstanding immediately prior to the effective time of the reverse split, including any treasury shares, was automatically converted into one-tenth of a share of common stock.

Proportional adjustments were also made to the maximum number of shares issuable under, and other terms of, our stock plans, as well as to the number of shares issuable under, and the exercise price of, our outstanding options and warrants. Because the reverse split applied to all issued shares of common stock, the reverse split did not alter the relative rights and preferences of existing stockholders and did not affect the number of authorized but unissued shares of our common stock.

Common stock

Except as required by law, holders of our common stock are entitled to vote on all matters as a single class, and each holder of common stock is entitled to one vote for each share of common stock owned. Holders of common stock do not have cumulative voting rights.

Holders of our common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon any liquidation, dissolution, or winding up of DynTek, holders of our common stock are entitled to share ratably in all assets remaining available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Our common stock is not currently traded on any securities exchange and instead is quoted on the Over-the-Counter, or OTC, Bulletin Board under the symbol “DYNK.”

Preferred stock

Our board of directors is authorized without further stockholder approval to issue from time to time up to an aggregate of 10 million shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series without further vote or action by the stockholders. Of our authorized preferred stock, 7.5 million shares have been designated as Series A Convertible Preferred Stock, none of which is issued and outstanding.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of DynTek without further action by the stockholders and may adversely affect the market price of and voting, economic and other rights of, holders of our common stock.

Warrants

On January 19, 2006, we issued Amended and Restated Warrants to holders of 9% Subordinated Convertible Notes (the “Amended and Restated 9% Warrants”), which Amended and Restated 9% Warrants amended the original warrants dated October 15, 2004, issued to such holders. The Amended and Restated 9% Warrants are exercisable into an aggregate of 1,082,311 shares of our common stock at an exercise price of $0.01 per share, subject to further adjustment  to the exercise price in the event of certain occurrences, including without limitation, a stock split, merger, consolidation, reclassification, reorganization, partial or complete liquidation, purchase of substantially all the assets of DynTek, or other change in our capital structure, or in the event we sell or issue shares of our common stock for a consideration per share less than then current exercise price.

On October 26, 2005, we issued warrants to purchase shares of our common stock to Lloyd I. Miller, III and SACC Partners, L.P. (the “Bridge Warrants”). The Bridge Warrants are exercisable for an aggregate 100,000 shares of our common stock at an exercise price equal to $0.01 per share, subject to further adjustment  to the exercise price in the event of certain occurrences, including without limitation, a stock split, merger, consolidation, reclassification, reorganization, partial or complete liquidation, purchase of substantially all the assets of DynTek, or other change in our capital structure, or in the event we sell or issue shares of our common stock for a consideration per share less than then current exercise price. The Bridge Warrants expire on October 26, 2015.

On March 8, 2006, we entered into a Securities Purchase Agreement with certain accredited investors (the “Securities Purchase Agreement”), pursuant to which we raised approximately $683,226 in net proceeds through the initial closing of a private placement of an aggregate of 3,795,700 shares of common stock at a purchase price of $0.20 per share and five-year warrants to purchase 759,140 shares of common stock, at an exercise price of $0.20 per share, subject to further adjustment  to the exercise price in the event of certain occurrences, including without limitation, a stock split, merger, consolidation, reclassification, reorganization, partial or complete liquidation, purchase of substantially all the assets of DynTek, or other change in our capital structure, or in the event we sell or issue shares of our common stock for a consideration per share less than then current exercise price (each an “Investor Warrant” and collectively, the “Investor Warrants”). On May 15, 2006, we effected a second and final closing of this private placement and raised $1,145,904 in gross proceeds from the sale of 5,729,520 shares of common stock at $0.20 per share and issued five-year Investor Warrants to purchase 1,145,904 shares of common stock at an exercise price of $0.20 per share. Network 1 Financial Securities, Inc. (“Network 1”) acted as the placement agent for such financing and was paid an aggregate fee for both closings of $190,504 and issued a warrant to purchase 1,905,044 shares of common stock at an exercise price of $0.20 per share (the “Placement Agent Warrant” and together with the Investor Warrants, the “PIPE Warrants”). The PIPE Warrants are exercisable until March 8, 2011 and May 15, 2011, as the case may be.

On March 8, 2006, we entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with SACC Partners, L.P. and Lloyd I. Miller, III (the “Senior Lenders”), pursuant to which we issued Senior Secured Notes in the aggregate principal amount of $6.7 million (the “Senior Notes”), as described elsewhere in this prospectus. As a condition to the purchase of Senior Notes, we issued warrants pro rata, according to each Senior Lender’s proportion of the aggregate principal amount of the Senior Notes, to purchase 19.9% of its outstanding common stock at the time of exercise, calculated on a fully-diluted basis, exercisable at $0.001 per share of common stock after giving effect to the reverse stock split, until December 31, 2016 (each a “Debt Financing Warrant” and collectively, the “Debt Financing Warrants”).

The share of common stock issuable upon the exercise of the Amended and Restated 9% Warrants, Bridge Warrants, PIPE Warrants and Debt Financing Warrants are all being registered as part of this registration statement.

Anti-takeover effects of provisions of Delaware law and our Charter and Bylaws

Certain provisions of our Certificate of Incorporation and Bylaws may make it more difficult to acquire control of us by various means. These provisions could deprive our stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of our stock. These provisions are intended to:

•                  enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

•                  discourage certain types of transactions which may involve an actual or threatened change in control of DynTek;

•                  discourage certain tactics that may be used in proxy fights;

•                  encourage persons seeking to acquire control of DynTek to consult first with the board of directors to negotiate the terms of any proposed business combination or offer; and

•                  reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares of DynTek or that is otherwise unfair to our stockholders.

Our Certificate of Incorporation provides that special meetings of our stockholders may be called only by the chairman or vice chairman of the board of directors, the president or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board of directors with respect to unsolicited takeover bids. In addition, the limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of DynTek by means of a proxy contest, tender offer, merger or otherwise.

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares outstanding and entitled to vote is required to amend a corporation’s certificate of incorporation. Our bylaws may be amended generally by the affirmative vote of a majority of the shares entitled to vote thereon or by the act of a majority of our directors, except that certain specified transactions such as a merger, sale or liquidation, any amendment to our Certificate of Incorporation or bylaws, or the incurrence of indebtedness or certain investments in excess of $5 million require the approval of 80% of the members of our board of directors.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended from time to time. Section 203 generally prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with his or its affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to DynTek and, accordingly, may discourage attempts to acquire DynTek.

Applicability of California corporate law

Although we are incorporated in Delaware, we may be subject to Section 2115 of the California General Corporation Law, which imposes various requirements of California corporate law on non-California corporations if they have characteristics of ownership and operations indicating significant contacts with California. Public companies listed on a recognized national securities exchange or the Nasdaq National Market are generally exempt from Section 2115. Since we are traded on the Over-the-Counter Bulletin Board, we are subject to the provisions of Section 2115. The key provision of California corporate law that may apply to us is the right of our stockholders to cumulate votes in the election of directors.

In May 2005, the Delaware Supreme Court in Vantage Point Venture Partners 1996 v. Examen, Inc. held that Section 2115 violates the internal affairs doctrine and thus does not apply to Delaware corporations. If followed by California courts, this ruling would mean that the cumulative voting requirements and other sections of the California Corporations Code do not apply to us. We are currently evaluating the impact of the Delaware Supreme Court’s decision on us.

Indemnification of Directors and Officers

The Delaware General Corporation Law, or DGCL, permits a corporation to indemnify its current and former directors and officers against expenses, judgments, fines and amounts paid in connection with a legal proceeding. To be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, the best interests of the corporation. With respect to any criminal action or proceeding, the person must not have had reasonable cause to believe the conduct was unlawful.

The DGCL permits a present or former director or officer of a corporation to be indemnified against certain expenses if the person has been successful, on the merits or otherwise, in defense of any proceeding brought against such person by virtue of the fact that such person is or was an officer or director of the corporation. In addition, the DGCL permits the advancement of expenses relating to the defense of any proceeding to directors and officers contingent upon the person’s commitment to repay advances for expenses against such person is not ultimately entitled to be indemnified.

The DGCL provides that the indemnification provisions contained in the DGCL are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of a corporation’s by-laws, by any agreement, by any vote of stockholders or disinterested directors or otherwise. Furthermore, the DGCL provides that a corporation may maintain insurance, at its expense, to protect its directors and officers against any expense, liability or loss, regardless of whether the corporation has the power to indemnify such persons under the DGCL.

Our Certificate of Incorporation provides that, to the extent permitted by the DGCL, we will indemnify our current and former directors and officers against all expenses actually and reasonably incurred by them as a result of their being threatened with or otherwise involved in any action, suit or proceeding by virtue of the fact that they are or were one of our officers or directors. However, we will not be required to indemnify an officer or director for an action, suit or proceeding commenced by that officer or director unless we authorized that director or officer to commence the action, suit or proceeding. Our Certificate of Incorporation also provides that we shall advance expenses incurred by any person we are obligated to indemnify, upon presentation of appropriate documentation.

Furthermore, our Bylaws provide that we may purchase and maintain insurance on behalf of our directors and officers against any liability, expense or loss, whether or not we would otherwise have the power to indemnify such person under our Certificate of Incorporation or the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker dealer solicits investors;

•                  block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker dealer as principal and resale by the broker dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  to cover short sales make after the date this Registration Statement is declared effective by the Securities and Exchange Commission;

•                  broker dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers.

Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Commission. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Selected legal matters with respect to the validity of the securities offered by this prospectus will be passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

EXPERTS

Our financial statements as of and for the years ended June 30, 2003, 2004 and 2005, included in this prospectus and the related financial statement schedule included elsewhere in this registration statement have been audited by Marcum & Kliegman LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in this prospectus, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the stock offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered hereby, please refer to the registration statement and its exhibits and schedules for further information relating to DynTek and our common stock.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements, other information and a copy of the registration statement may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the Securities and Exchange Commission, at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement and the reports, proxy statements and other information filed by us are also available through the Securities and Exchange Commission’s website on the World Wide Web at the following address: http://www.sec.gov.

DYNTEK, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of DynTek, Inc. and Subsidiaries as of June 30, 2005, 2004 and 2003, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company has had recurring losses and a significant working capital deficiency as of June 30, 2005. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum & Kliegman LLP

New York, New York

September 27, 2005

DYNTEK, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2005	June 30, 2004
ASSETS
CURRENT ASSETS:
Cash	$963	$2,810
Cash—Restricted	334	479
Accounts receivable, net of allowance for doubtful accounts of $618 and $240	17,894	12,045
Inventory	1,666	1,399
Prepaid expenses and other current assets	75	54
Other receivables	125	88
TOTAL CURRENT ASSETS	21,057	16,875
RESTRICTED CASH—over one year	231	91
INVESTMENTS—Marketable Securities	—	78
INVESTMENTS—Preferred Stock	—	1,104
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $3,233 and $3,035	959	519
GOODWILL	18,579	19,869
CAPITALIZED SOFTWARE COSTS, net of accumulated amortization of $972 and $809	—	163
ACQUIRED CUSTOMER LISTS, net of accumulated amortization of $9,609 and $7,136	4,637	5,542
PURCHASED SOFTWARE, net of accumulated amortization of $690 and $671	—	19
DEFERRED FINANCING COSTS, net of accumulated amortization of $476 and $77	1,002	655
NOTES RECEIVABLE, long term	—	548
DEPOSITS AND OTHER ASSETS	871	186
	$47,336	$45,649
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Cash overdraft	$1,274	$280
Accounts payable	8,937	5,617
Line of credit	4,697	2,454
Acquisition indebtedness	3,676	—
Accrued expenses	2,564	1,468
Deferred revenue	996	559
Notes payable-accrued interest	184	79
Notes payable-current portion	3,621	1,812
Current liabilities of discontinued operations	329	4,181
TOTAL CURRENT LIABILITIES	26,278	16,450
DEFERRED REVENUE—long term	588	91
ACQUISITION DEBT—long term	644	—
LONG TERM NOTES PAYABLE	6,371	3,505
TOTAL LIABILITIES	33,881	20,046
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; 583,124 and 683,317 shares issued and outstanding as of June 30, 2005 and June 30, 2004, respectively (Liquidation preference $1,315,761)	1	1
Class A Common stock, $0.0001 par value, 150,000,000 shares authorized; 7,542,676 and 5,843,060 shares issued and outstanding as of June 30, 2005 and June 30, 2004, respectively	1	5
Additional paid-in capital	109,555	100,822
Common stock to be issued in connection with acquisition (428000 shares)	1,544	—
Accumulated other comprehensive loss	—	(170)
Accumulated deficit	(97,646)	(75,055)
TOTAL STOCKHOLDERS’ EQUITY	13,455	25,603
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$47,336	$45,649

See notes to consolidated financial statements.

DYNTEK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share data)

	Years Ended June 30,
	2005	2004	2003
REVENUES
Product Revenues	$45,490	$22,782	$21,882
Service Revenues	31,069	27,165	30,765
TOTAL REVENUES	76,559	49,947	52,647
COST OF REVENUES
Cost of Products	38,499	19,031	18,540
Cost of Services	24,167	21,980	24,548
TOTAL COST OF REVENUES	62,666	41,011	43,088
GROSS PROFIT	13,893	8,936	9,559
OPERATING EXPENSES:
Selling	11,693	7,125	7,443
General and administrative	7,045	5,050	3,759
Depreciation and amortization	3,171	2,985	2,729
Impairment of goodwill	12,897	11,600	600
TOTAL OPERATING EXPENSES	34,806	26,760	14,531
LOSS FROM OPERATIONS	(20,913)	(17,824)	(4,972)
OTHER INCOME (EXPENSE)
Loss on marketable securities	(250)	(207)	—
Equity interest in loss of investee	—	(64)	(72)
Interest expense	(2,138)	(942)	(1,175)
Interest income	30	102	69
Other income (expense), net	(1,141)	—	1,947
TOTAL OTHER INCOME (EXPENSE)	(3,499)	(1,111)	769
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(24,412)	(18,935)	(4,203)
INCOME TAX	(25)	—	—
LOSS FROM CONTINUING OPERATIONS	(24,437)	(18,935)	(4,203)
DISCONTINUED OPERATIONS
Gain (loss) on disposal of discontinued operations	—	392	(6,309)
Gain (loss) on discontinued operations	1,846	(456)	(3,257)
TOTAL GAIN (LOSS) FROM DISCONTINUED OPERATIONS	1,846	(64)	(9,566)
NET LOSS	$(22,591)	$(18,999)	$(13,769)
NET LOSS PER SHARE:
Continuing operations	$(3.78)	$(4.00)	$(1.15)
Discontinued operations	0.29	(0.01)	(2.61)
NET LOSS PER SHARE—basic and diluted	$(3.49)	$(4.01)	$(3.76)
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTATION—BASIC AND DILUTED	6,466,277	4,730,171	3,663,926
NET LOSS	$(22,591)	$(18,999)	$(13,769)
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Unrealized gain (loss) on available-for-sale securities	—	74	(113)
COMPREHENSIVE LOSS	$(22,591)	$(18,925)	$(13,882)

See notes to consolidated financial statements.

DYNTEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands)

	Preferred Stock		Class A Common Stock		Acquisition	Class B Common Stock		Additional Paid-in	Unrealized Gain (loss)	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Shares	Amount	Capital	Securities	Deficit	Equity
Balance—June 30, 2002	1,616	$1	2,353	$—	$—	18,337	$2	86,193	$(131)	$(42,287)	43,780
Conversion of short tern notes to private offering			78	—							1
Shares issued in connection with private offering			73					12			12
Shares issued for services rendered			3					50			50
Conversion of Preferred Stock to Common Stock	(126)		31
Repurchase Class B shares						(8,000)	(1)	(4,999)			(5,000)
Convert Class B shares to Class A shares			1,034	—		(10,337)	(1)
Shares issued in connection with private offering			289					1,111			1,111
Options issued for services								16			16
Stock option exercise								10			10
Retirement of shares			(30)					(435)			(435)
Reverse retirement of shares			7					(7)			(7)
Stock fees								(33)			(33)
Changes in unrealized gain (loss) on securities available for sale									(113)		(113)
Net loss										(13,769)	(13,769)
Balance—June 30, 2003	1,490	$1	3,838	$—	—	—	—	81,918	(244)	(56,056)	25,263
Conversion of Preferred Stock to Common Stock	(807)		202
Shares issued in connection with private offering			1,582	—				11,000			11,001
Warrant exercise			138					1,041			1,041
Stock option exercise			—					4			4
Shares issued in connection with acquisition of Woda & Associates			26					200			200
Shares issued in connection with acquisition of Entellus			11					90			90
Cancellation of note payable								5,625			5,625
Shares issued in connection with convertible debt repayment			25					225			225
Convertible debt warrant discount								499			499
Shares issued to placement agent in connection with convertible debt			16					170			170
Shares issued for services			5					50			50
Changes in unrealized gain (loss) on securities available for sale									74		74
Net loss										(18,999)	(18,999)
Balance—June 30, 2004	683	$1	5,843	$1	—	—	—	100,822	(170)	(75,055)	25,603
Conversion of Preferred Stock to Common Stock	(100)		25
Shares issued upon conversion of 9% notes			79					509			509
Warrants issued for services								190			190
Shares issued in connection with Laurus Funds debt financing			6					40			40
Debt discount on 9% convertible notes								569			569
Warrants issued to placement agent								44			44
Shares issued in connection with private offering			1,481					7,700			7,700
Common stock offering costs								(823)			(823)
Common stock held in escrow under AMR asset purchase			30
Shares issued in connection with acquisition of Redrock			79					500			500
Changes in unrealized gain (loss) on securities available for sale									170		170
Shares to be issued in connection with acquisition of ITI (4,280,000 shares)					1,544						1,544
Net loss										(22,591)	(22,591)
Balance—June 30, 2005	583	$1	7,543	$1	$1,544	—	—	109,551	—	(97,646)	13,455

See notes to consolidated financial statements.

DYNTEK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended June 30,
	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss-Continuing operations	$(24,437)	$(18,935)	(4,203)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	378	(223)	(146)
Depreciation and amortization	3,171	2,665	2,729
Non-cash interest	899	120	—
Amortization of deferred financing costs	0	79	0
Amortization of capitalized software costs	—	215	215
Write-down of capitalized software costs	—	105	—
Equity interest in loss of investee	—	64	72
Loss on marketable securities	248	207	—
Options and shares issued for services	190	—	16
Impairment charges
Goodwill	12,897	11,600	600
Capitalized software	—	105	—
Loss on preferred stock investment	1,104	—	—
Loss on note due from equity investee	448	—	—
Settlement of note due from former officer	100	—	—
Settlement of royalties, net	—	—	(425)
State audit assessment	—	—	(1,861)
Amortization of debt discount on short-term notes	—	41	—
Gain on sale of equipment	(14)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(3,225)	(2,998)	788
Refund receivable	—	—	245
Inventory	(215)	(1,048)	657
Accrued interest on notes payable	106	79	625
Accrued interest income on note	—	—	—
Prepaid expenses and other current assets	30	97	(23)
Other notes receivable	—	—	—
Deposits and other assets	(561)	89	95
Accounts payable	1,039	(5,532)	472
Deferred revenue	786	(648)	(1,307)
Accrued expenses	229	(810)	(2,152)
Restricted cash	5	685	744
Total adjustments	17,616	4,667	326
NET CASH PROVIDED BY (USED IN) CONTINUING OPERATIONS	(6,821)	(14,268)	(2,859)
NET CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS	(2,006)	(2,163)	1,655
NET CASH USED IN OPERATING ACTIVITIES	(8,827)	(16,431)	(1,204)
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from sale of discontinued operations	—	392	6,450
Other notes receivable	(22)	(12)	195
Cash received from Redrock acquisition	405	—	—
Cash received from ITI acquisition	106	—	—
Cash paid for acquisitions	(6,618)	—	—
Cash proceeds from sale of securities	—	71	—
Cash disbursements for the purchase of securities	—	—	—
Cash proceeds from sale of equipment	50	—	—
Capital expenditures	(370)	(195)	(109)
Collection on note receivable	—	—	188
NET CASH PROVIDED BY INVESTING ACTIVITIES	(6,449)	256	6,724
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash overdraft	994	(243)	(1,018)
Proceeds from debt financing, net of expenses	5,439	6,000	—
Deferred financing costs	(662)	(564)
Net proceeds (repayments) under line of credit	968	1,746	(5,639)
Exercise of options and warrants	—	1,045	10
Issuance of Common Stock, net of expenses	6,886	11,001	1,101
Principal payments	(196)	—	—
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	13,429	18,985	(5,546)
NET INCREASE (DECREASE) IN CASH	(1,847)	2,810	(26)
CASH AT BEGINNING OF YEAR	2,810	—	26
CASH AT END OF YEAR	$963	$2,810	$—

See notes to consolidated financial statements.

	Years Ended June 30,
	2005	2004	2003
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$1,164	$681	$1,175
Cash paid for income taxes	$—	$33	$—
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:
Conversion of notes into common stock	$509	$225	$—
Note receivable converted to preferred stock	$—	$1,104	$—
Issuance of common stock and warrants to agents in convertible debt transactions	$84	$170	$—
Common stock issued/to be issued to sellers of acquired businesses	$2044	$290	$—
Buyback of common stock in conjunction with note payable	$—	$—	$5,000
Issuance of common stock for services rendered	$—	$50	$50
Reclassification of LaborSoft accounts receivable to notes receivable, net of reserve	$—	$436	$—
Debt discount issued in connection with convertible debt	$569	$499	$—
Cancellation of note payable and accrued interest by investors	$—	$5,625	$—
Acquisitions of businesses:
Current tangible assets	$3,631
Non current tangible assets	508
Current liabilities assumed	(4,566)
Intangible assets acquired	1,802
Goodwill recognized	11,607
Less
Accrued purchase consideration	(4,320)
Stock based purchase consideration	(2,044)
Cash paid for acquisitions of businesses	$6,618

See notes to consolidated financial statements.

DYNTEK, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.             ORGANIZATION

Organization Summary—DynTek, Inc. (“DynTek” or the “Company”) was initially incorporated in Delaware on May 27, 1989 as Universal Self Care, Inc. In January 1998 the Company changed its name to Tadeo Holdings, Inc. In November 1999 the Company changed its name to TekInsight, Inc., and in December 2001 the Company changed its name to DynTek, Inc.

2.             LIQUIDITY AND FINANCIAL CONDITION

The Company incurred a net loss of $22,591,000 for the year ended June 30, 2005, which includes $18,801,000 of non-cash and/or non-recurring charges resulting from the recognition of $12,897,000 of goodwill impairment charges, $3,171,000 of depreciation and amortization, $201,000 in non-cash compensation from the and the issuance of options and warrants; a write-off of certain notes and investments deemed to be non-recoverable of approximately $1,682,000 (Notes 8 and 10); and approximately $850,000 in non-recurring severance and other accrued expenses. At June 30, 2005, the Company had a working capital deficiency of approximately $5,221,000. Losses from operations for the year ended June 30, 2005 amounted to $20,913,000. The Company used approximately $6,821,000 of cash in its continuing operations and $2,006,000 in discontinued operations during the year ended June 30, 2005.

In October 2004, the Company raised gross proceeds of $4,439,000, approximately $3,834,000 net of expenses, upon its issuance of 9% Senior Subordinated Convertible Notes (the “Convertible Notes”) with common stock purchase warrants (see Note 13). A portion of the proceeds from this transaction were used to acquire Redrock Communications Solutions, Inc. (“Redrock”) and Integrated Technologies, Inc. (“ITI”). The remaining funds were used for general corporate purposes and to fund the working capital needs of the business.

As described in Note 4, the Company paid $3,000,000 to the sellers of Redrock as partial consideration for the acquisition of such business upon closing this transaction in October 2004. The Company accrued an additional $1,500,000 of contingent consideration that was deemed to have been earned during the year ended June 30, 2005, of which the Company paid $850,000 in July 2005 (Note 25). The Company is withholding the remaining $650,000 of purchase consideration pending the resolution of a litigation matter brought against the former Redrock shareholders/sellers as described in Note 4.

As described in Note 4, the Company paid $2,500,000 to the sellers of ITI as partial consideration for the acquisition of such business upon closing this transaction in October 2004. The Company accrued an additional $2,845,748 of contingent consideration that was deemed to have been earned during the year ended June 30, 2005, of which $270,993 was paid in August 2005. The Company is deferring approximately $2,575,755 of this payment due to three former shareholders of ITI, including the Company’s current chief executive officer, Casper Zublin, Jr., until July 31, 2006 (Note 25).

On November 15, 2004, the Company received $1,000,000 of proceeds, approximately $942,000 net of expenses, upon its issuance of an Amended and Restated Secured Convertible Term Note (the “Laurus Note”) to the Laurus Master Fund, Ltd. (“Laurus Funds”), which provided for a temporary deferral of principal payments to December 1, 2005 (see Note 13).

On February 10, 2005, the Company entered into a Securities Purchase Agreement with certain institutional and accredited investors in which it sold 1,480,769 shares of Common Stock and purchase warrants for gross proceeds of $7,700,000, approximately $6,891,000 net of expenses (see Note 17 FF).

In February 2005, the Company consolidated the operations of Redrock and ITI into one integrated region (the “Southwest Region”), in an effort to streamline the Company’s cost structure as these businesses operate in close geographic proximity to one another.

In June 2005, Casper Zublin was appointed as the Company’s Chief Executive Officer, and Robert Webber was appointed President, at which time the Company re-evaluated its business strategy with respect to its Business Process Outsourcing (“BPO”) segment and its available capital resources through June 30, 2005. The Company is obligated to begin making monthly principal and interest payments of approximately $145,844 on its Convertible Notes beginning July 2005 and $277,000 per month on the Laurus Note beginning December 2005.

Although the Company believes that new management’s strategy of streamlining the business around its core competency of providing high-end IT services will enable it to operate at a reduced level of cost, cost cutting measures alone will not enable the Company to generate cash flow sufficient to sustain the business through June 30, 2006 without raising substantial additional capital. The Company is currently negotiating a deferral of principal and interest payments with the holders of its note obligations and is considering raising additional capital. Management believes that the Company has access to capital resources, however; there are currently no definitive agreements to defer note payments nor has the Company secured any commitments for new financing. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty,

3.             SIGNIFICANT ACCOUNTING POLICIES

A.                                   Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company transactions have been eliminated.

B.                                     Revenue Recognition. The Company applies the revenue recognition principles set forth under SOP 97-2 and SAB 104 with respect to all of our revenue. We adhere strictly to the criteria set forth in paragraph .08 of SOP 97-2 and outlined in SAB 104 which provides for revenue to be recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the vendor’s fee is fixed or determinable, and (iv) collectability is probable.

Computer Hardware Product Revenues

The Company requires its hardware product sales to be supported by a written contract or other evidence of a sale transaction that clearly indicates the selling price to the customer, shipping terms, payment terms (generally 30 days) and refund policy, if any. Since the Company’s hardware sales are supported by a contract or other document that clearly indicates the terms of the transaction, and the selling price is fixed at the time the sale is consummated, the Company records revenue on these sales at the time in which it receives a confirmation that the goods were tendered at their destination when shipped “FOB destination,” or upon confirmation that shipment has occurred when shipped “FOB shipping point.”

Software Product Revenues

The Company makes substantially all of its software product sales as a reseller of licenses, which may include a post contract customer support arrangement and access to product and upgrades, and enhancements that are provided exclusively by the manufacturer following delivery and the customer’s acceptance of the software product. The Company does not presently sell any software that it develops internally. Any responsibility for technical support and access to upgrades and enhancements to these software products are solely the responsibility of the software manufacturer, which arrangement is known to the customer at the time the sale is consummated. With respect to delivery, the Company requires that the customer has received transfer of the software or, at a minimum, an authorization code to permit access to the product. If a software license is delivered to the customer, but the license term has not begun, the Company does not record the revenue prior to inception of the license term.

The Company requires its software product sales to be supported by a written contract or other evidence of a sale transaction, which generally consists of a customer purchase order or on-line authorization. These forms of evidence clearly indicate the selling price to the customer, shipping terms, payment terms (generally 30 days) and refund policy, if any. The selling prices of these products are fixed at the time the sale is consummated.

For product sales, the Company applies the factors discussed in Emerging Issues Task Force Issue “EITF” 99-19 in determining whether to recognize product revenues on a gross or net basis. In a substantial majority of transactions, the Company (i) acts as principal; (ii) takes title to the products; and (iii) has the risks and rewards of ownership, including the risk of loss for collection, delivery or returns. For these transactions, the Company recognizes revenues based on the gross amounts billed to customers. In certain circumstances, based on an analysis of the factors set forth in EITF 99-19, the Company has determined that it was acting as an agent, and therefore recognizes revenues on a net basis. For the year ended June 30, 2005, revenues recognized on a net basis totaled approximately $1,455,000, or 3% of total product revenues during the period.

IT Services Revenue

The Company generally bills its customers for professional IT services based on hours of time spent on any given assignment at its hourly billing rates. As it relates to delivery of these services, the Company recognizes revenue under these arrangements as the work is completed and the customer has indicated their acceptance of services by approving a work order milestone or completion order. For certain engagements, the Company enters fixed bid contracts, and recognizes revenue as phases of the project are completed and accepted by the client. For its seat management services, the Company enters unit-price contracts (e.g., price per user for seat management), and recognizes revenue based on number of units multiplied by the agreed-upon contract unit price per month.

BPO Services Revenue

For business process outsourcing (“BPO”) services, which primarily includes the Company’s child support service contracts in the states of Kansas, and Nebraska, the Company provides services under a fixed price (flat monthly fee) contract, and recognizes revenue as the services are provided and billed. In the state of North Carolina, the Company has one contract subject to revenue-sharing related to child support services. Under that contract a fee from amounts collected is shared by the Company with the county on a percentage basis, and revenue is recognized monthly in arrears as a percentage of the total amount of collections received.

C.                                     Cash and Cash Equivalents—The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.

D.                                    Allowance for Doubtful Accounts—The Company has a policy of reserving for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Information with respect to the Company’s allowance for doubtful accounts is presented in Note 6.

E.                                      Property and Equipment—Property and equipment is stated at cost and is depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of their respective leases or service lives of the improvements, whichever is shorter.

F.                                      Income (loss) per Common Share—Basic earnings per share has been calculated based upon the weighted average number of common shares outstanding. Convertible preferred stock, options and warrants have been excluded as common stock equivalents in the diluted earnings per share because they are anti-dilutive. The aggregate of potential shares outstanding as of June 30, 2005 was 11,968,999.

Common Stock	7,543,676
Preferred Shares (convertible at 2.5 common shares)	145,781
Warrants	2,312,924
Options	352,300
Convertible debt	1,615,318
TOTAL	11,969,999

G.                                     Estimates—The Company’s financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. Critical accounting policies for us include revenue recognition, impairment of goodwill, and accounting for discontinued operations.

H.                                    Stock Based Compensation—The Company accounts for employee stock transactions in accordance with Accounting Principle Board, APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The

                                                Company has adopted the pro forma disclosure requirements of Statement of Financial Accounting Standards No. 123, “Accounting For Stock-Based Compensation.”

During the year ended June 30, 2003, the Company adopted Statement of Financial Accounting Standard No. 148, “Accounting for Stock-based Compensation—Transition and Disclosure.” This statement amended Statement No. 123, “Accounting for Stock-based Compensation.” As permitted under Statement No. 123, the Company continues to apply the APB Opinion No. 25, “Accounting for Stock Issued to Employees.” As required under Statement No. 148, the following table present pro-forma net income and basic and diluted earnings (loss) per share as if the fair value-based method had been applied to all awards.

	Year Ended June 30,
	2005	2004	2003
	(in thousands except per share data)
Net Loss	$(22,591)	$(18,999)	$(13,769)
Stock-based employee compensation cost, net of tax effect, under fair value accounting	(332)	(151)	(399)
Pro-forma net loss under Fair Value Method	$(22,923)	$(19,150)	$(14,168)
Loss per share
Basic	$(3.49)	$(4.01)	$(3.76)
Diluted	$(3.49)	$(4.01)	$(3.76)
Per share stock-based employee compensation cost, net of tax effect, under fair value accounting:
Pro-forma loss share basic	$(3.49)	(4.01)	(3.76)
Pro-forma loss share diluted	$(3.49)	$(4.01)	$(3.76)

The fair value of each option grant was estimated at the date of grant using the Black-Scholes option valuation model. The Black- Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value estimate of its stock options. The weighted average fair value per share of options granted during fiscal years ended June 30, 2005, 2004, and 2003 were approximately $6.40, $7.40, and $7.20, respectively. In calculating the fair values of the stock options, the following assumptions were used:

	Year Ended June 30,
	2005	2004	2003
Dividend yield	—	—	—
Weighted average expected life	8.8 years	4.7 years	4.9 years
Weighted average risk-free interest rate	1.35%	1.27%	2.8%
Expected volatility	35%	136%	86%

L.                                      Fair Value of Financial Instruments—The carrying amounts reported in the balance sheet for cash, trade receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments. The carrying amounts of notes receivable approximate fair value as such instruments feature contractual interest rates that are consistent with current market rates of interest. The carrying amounts of notes payable approximate fair value because the effective yields of such instruments, which includes the effect of contractual interest rates taken together with discounts resulting from the concurrent issuances the issuances of common stock purchase warrants, are consistent with current market rates of interest.

M.                                 Goodwill—Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations (Note 4). SFAS 142, Goodwill and Other Intangible Assets, requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis (June 30th for the Company) and between annual tests when circumstances indicate that the recoverability of the carrying amount of goodwill may be in doubt. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit (Note 11).

N.                                    Comprehensive Income (Loss)—Comprehensive income (loss) is comprised of net income (loss) and all changes to the statements of stockholders’ equity, except for changes that relate to investments made by stockholders, changes in paid-in capital and distributions.

O.                                    Inventory—Inventory consist primarily of finished goods in transit, which are recorded at the lower of cost or market.

P.                                      Advertising Costs—Costs related to advertising and promotions of services are charged to sales operating expense as incurred. Advertising expense amounted to $59,000, $32,000, and $93,000 for the years ended June 30, 2005, 2004 and 2003, respectively. These expenses are included in selling expenses in the accompanying statements of operations.

Q.                                    Shipping and Handling Costs—The Company accounts for shipping and handling costs as a component of “Cost of Product Revenues.” These costs are primarily the direct freight costs related to the “drop shipment” of products to the Company’s customers. Shipping and handling costs amounted to $134,000 in fiscal 2005, $95,000 in fiscal 2004, and $112,000 in fiscal 2003.

R.                                     New Accounting Standards

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” provides guidance for identifying a controlling interest in a variable interest entity (“VIE”) established by means other than voting interest. FIN 46 also required consolidation of a VIE by an enterprise that holds such controlling interest. In December 2003, the FASB completed its deliberations regarding the proposed modifications to FIN No., 46 and issued Interpretation Number 46R, “Consolidation of Variable Interest Entities—an Interpretation of ARB 51” (“FIN No. 46 R”). The decisions reached included a deferral of the effective date and provisions for additional scope exceptions for certain types of variable interests. The application of FIN No. 46R became a requirement with respect to financial statements of public entities that have interests in VIEs or potential VIEs for periods ending after December 15, 2003. The adoption of this pronouncement did not have material effect on the Company’s financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 123R “Share Based Payment”. This statement is a revision of SFAS Statement No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS 123R addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest that will result in a charge to operations. This statement is effective for public entities that do not file as small business issuers—as of the beginning of the first annual reporting period that begins after June 15, 2005. The Company is currently in the process of evaluating the effect that the adoption of this pronouncement may have on its financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standard (“SFAS”) no. 153 “Exchanges of Nonmonetary Assets”. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement, which is to be applied prospectively, are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The adoption of this pronouncement is not expected to have material effect on the Company’s financial statements.

EITF Issue 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share.” The EITF reached a consensus that contingently convertible instruments, such as contingently convertible debt, contingently convertible preferred stock, and other such securities should be included in diluted earnings per share (if dilutive) regardless of whether the market price trigger has been met. The consensus became effective for reporting periods ending after December 15, 2004. The adoption of this pronouncement does not currently have an effect on the Company’s financial statements because the inclusion of common stock equivalents in earning per share is anti-dilutive.

4.             BUSINESS ACQUISITIONS

Redrock Communications Solutions, Inc.

On September 29, 2004, the Company entered into a Stock Purchase Agreement (the “Agreement”) effective August 1, 2004 to acquire all of the outstanding Common Stock of Redrock for purchase consideration consisting of (i) an initial aggregate cash payment of $2,500,000; (ii) a deferred aggregate cash payment of $500,000 which was paid 60 days after the closing date; (iii) an earn-out cash payment up to a maximum amount of $1,500,000, based upon Redrock’s EBITDA for the period of July 1, 2004 through June 30, 2005 (the “Earn-Out Payment”) and (iv) $500,000 of the Company’s common stock, subject to adjustment based on the final determination of Redrock’s working capital, divided by $6.30, the average closing price of the Company’s common stock for the 10 trading days preceding the closing date.

Redrock is a provider of voice and data communications services that principally operated in the Southwestern United States. The Company believes that Redrock’s product and service offerings are a complementary fit with the Company’s IT services business and provide it with an opportunity to (a) allow the Company to develop a converged network (VOIP) practice and (b) grow its business through cross-selling to commercial customers in the Southwest Region.

An employee of Redrock is claiming that he owns up to one-third ( 1/3) of the outstanding shares of Common Stock of Redrock at the time of the Company’s acquisition of Redrock pursuant to a Stock Purchase Agreement dated September 29, 2004, by and among the Company and the two (2) holders of record (the “Sellers”) of the outstanding shares of Redrock (the “Redrock Agreement”). The Redrock employee thereby is claiming that he is entitled to receive one-third ( 1/3) of the consideration paid by the Company for the acquisition of all then-outstanding shares of Redrock (the “Redrock Dispute”). The Redrock Agreement provides an indemnification for the benefit of the Company by the Sellers of any breach or inaccuracy of any of the representations and warranties made by the Sellers and the Company in the Redrock Agreement, which include representations with respect to Redrock’s capital structure, its securities then-outstanding and the Sellers’ ownership of the shares of Redrock stock. The parties in the dispute are in settlement negotiations, and have discussed the possibility of mediation as a means to resolve the dispute.

As a result of this dispute, the Company intends to withhold a portion of the Earn-Out Payment that is payable to the Sellers to offset any indemnification claims that the Company may have against the Sellers once the dispute is resolved.

A summary of the business assets acquired (in thousands) is as follows:

Consideration paid:
Cash	3,000
Common stock (at $0.65 per share)	$500
Earn-Out Cash	1,500
Transaction expenses	36
Total consideration	$5,036
Allocation of Purchase Price:
Fair value of tangible assets:
Cash	405
Accounts receivable	1,048
Inventory	40
Prepaid expenses and other assets	8
Property and equipment	136
Total tangible assets	1,637
Liabilities assumed
Accounts payable	1,266
Accrued expenses	339
Line of credit obligation	415
Total liabilities assumed	2,020
Net liabilities assumed	(383)
Value of excess of purchase price plus net liabilities assumed allocated to:
Customer list	755
Goodwill	4,664
Fair value of assets acquired	$5,036

Redrock’s results of operations have been consolidated with the Company’s financial statements for the period of August 1, 2004 to June 30, 2005

In February 2005, the Company and the Sellers entered into a Satisfaction and Release Agreement based on performance of the Redrock business through January 31, 2005, and the opportunity for the Company to consolidate the Redrock operations with other operations of the Company. Based on these considerations and the EBITDA of the Redrock business through such date, the Company agreed to pay the Earn Out Payment of $1,500,000 to the Sellers on July 30, 2005, subject to any withholding and indemnification offset under the Redrock Dispute.

Integration Technologies Inc.

On October 14, 2004, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, ITI Acquisition Corp., a California corporation and wholly owned Subsidiary of the Company (“Merger Sub”), Integration Technologies, Inc., a California corporation (“ITI”), the shareholders of ITI (the “ITI Shareholders”) and Casper Zublin, Jr., in his capacity as the shareholder representative (the “Representative”).

ITI is an IT professional services firm located in Southern California. The Company believes that ITI’s services-led strategy with practices in IT security, access infrastructure and application infrastructure augment its existing business and provide a platform to cross-sell higher margin service offerings, and to grow its business with commercial customers in the Southwest Region.

On October 18, 2004, the Merger Sub was merged into ITI with ITI becoming a wholly-owned subsidiary of the Company (the “Merger”). The consideration paid or payable to the Shareholders in connection with the Merger is comprised of: (i) an initial cash payment of $2,500,000; (ii) an earn-out cash payment up to a maximum amount of $1.5 million, based upon ITI’s EBITDA for the period between July 1, 2004 through June 30, 2005 to be paid on or before July 30, 2005; (iii) a earn-out cash payment up to a maximum amount of $1.5 million, based upon ITI’s revenue for the period between July 1, 2004 through June 30, 2005 to be paid on or before July 30, 2005; and (iv) an aggregate number of whole shares of Company common stock based on the average closing sale price per share (the “Share Price”) of such common stock for the 30 trading days prior to June 28, 2005, determined as follows: (a) 214,000 shares if the Share Price is greater than $10.00 but less than $15.00; (b) that number of shares equal to $2,140,000 divided by the Share Price if the Share Price is less than $10.00, provided that the maximum number of shares issuable pursuant to this clause (b) shall be no more than 428,000 shares; or (c) that number of shares equal to $3,210,000 divided by the Share Price if the Share Price is greater than $15.00 (the “Stock Consideration”). The Share Price was $3.60 and the value of 428,000 shares, the maximum number of shares to be issued was $1,544,252. In the event the number of shares issuable as Stock Consideration is so limited, the Company will pay the difference to the Shareholders in cash. The resulting cash adjustment was $595,748.

In February 2005, the Company and the ITI Shareholders entered into a Satisfaction and Release Agreement based on performance of the ITI business through January 31, 2005, the performance of certain former ITI employees who had undertaken additional responsibilities at the Company, and the opportunity for the Company to consolidate the ITI operations with Redrock and other operations of the Company. Based on these considerations and the revenues and EBITDA from the ITI business through such date, the Company agreed to pay the amount of $2,250,000 to the Shareholders on July 30, 2005 in satisfaction of the earn-out cash payments.

A summary of the business assets acquired (in thousands) is as follows:

Consideration paid:
Cash	$2,500
Earn-out	2,250
Common Stock (at $0.36 per share)	1,544
Cash adjustment for common stock payment	596
Total consideration	$6,890
Allocation of Purchase Price:
Fair value of tangible assets:
Cash	105
Accounts receivable	1,952
Inventory	12
Prepaid expenses and other assets	101
Property and equipment	329
Total tangible assets	2,499
Liabilities assumed:
Accounts payable	1007
Accrued expenses	936
Line of credit obligation	486
Deferred revenue	148
Total liabilities assumed	2,577
Net liabilities assumed	(78)
Value of excess of purchase price plus net liabilities assumed allocated to:
Customer list	400
Goodwill	6,568
Fair value of assets acquired	$6,890

ITI’s results of operations have been consolidated with the Company’s financial statements for the period of October 1, 2004 to June 30, 2005

The following unaudited pro-forma information reflects the results of continuing operations of the Company as though both acquisitions had been consummated as of July 1, 2003 (in thousands).

	Twelve Months ended June 30,
	2005	2004
	(000’s)
Revenues	$80,658	$71,816
Net Loss	(22,163)	(18,210)
Net Loss per share	$(0.34)	$(0.38)

5.             RESTRICTED CASH

Restricted cash include cash received in connection with maintenance agreements that is restricted and will become available to the Company as revenue is earned and recognized under the terms of the respective agreements, which are three years. The non-current portion, which amounts to approximately $231,000, is classified as a non-current asset.

6.          ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts Receivable Reserve	Balance at beginning of year	Charged to cost and expenses	Charged to Other Accounts	Deductions	Balance at end of year
	(in thousands of dollars)
Activity for the year ended June 30,:
2005	$240	$1,163	$—	$(785)	$618
2004	$463	$—	$200	$(23)	$240
2003	$609	$—	$—	$(146)	$463

7.             MARKETABLE SECURITIES

Marketable securities are classified as available for sale securities. Accordingly, the unrealized gain or loss resulting from valuing such securities at their market value is characterized as other comprehensive income (loss) which is a component of stockholders’ equity. The Company realized a loss on the sale of these securities in the amount of $250,000 during the year ended June 30, 2005.

8.             INVESTMENT IN PREFERRED STOCK

At June 30, 2003, the Company held a $1,104,000 collateralized note receivable with interest at 7% from Private Label Cosmetics, Inc., (“PLC”) that due to non performance was converted into 1,000 shares of PLC convertible preferred stock during the year ended June 30, 2004. The preferred shares feature a liquidation preference and provide for the payment of dividends of $10,000 per quarter beginning March 31, 2005. PLC, as a result of continued weaknesses in its financial condition, has been unable to make the contractual dividend payments with respect to these shares. In April 2005, certain potential investors of PLC contacted the Company about a proposed purchase of PLC, however; no sale transaction has materialized to date. At June 30, 2005, the Company evaluated the carrying value of its investment in PLC, which evaluation led management to conclude that the prospects of recovering this investment are remote. Accordingly, the Company fully reserve for the carrying value of this investment as the decline in value is deemed to be other than temporary. The reserve for this investment is included as a component of other expense in the accompanying statement of operations for the year ended June 30, 2005.

9.             PROPERTY AND EQUIPMENT

Furniture, fixtures and equipment are as follows (in thousands of dollars):

	June 30,
	2005	2004
Furniture and Fixtures	$1,030	$806
Vehicles	49	49
Computer equipment	3,074	2,660
Machinery and equipment	3	3
Leasehold improvements	36	36
	4,192	3,554
Less: accumulated depreciation	(3,233)	(3,035)
	$959	$519

Depreciation expense for the years ended June 30, 2005, 2004, and 2003 amounted to $359,000, $310,000, and $522,000 respectively.

10.          NOTES RECEIVABLE

Notes receivable at June 30, 2004 included $448,000 due from LaborSoft Corporation (“LaborSoft”), a 25% equity investee of the Company, which was presented net of a $200,000 reserve, and $100,000 due from Steven J. Ross, the Company’s former Chief Executive Officer.

The balance of the note due from LaborSoft was deemed to be uncollectible during the year ended June 30, 2005. Accordingly, the Company recorded a $448,000 charge to operations during the year-ended June 30, 2005 to reduce the carrying amount of the note to zero. The note due from Mr. Ross was cancelled effective June 30, 2005 in connection with the termination of his employment. Accordingly, the Company recorded a $100,000 charge to operations with respect to this transaction.

11.          GOODWILL

A reconciliation of the Company’s goodwill is as follows:

Beginning Balance	$19,869
Acquisitions	$11,607
Impairment Charges	$12,897
Ending Balance	$18,579

The Company recorded goodwill in connection with its acquisitions of Redrock and ITI (Note 4) in the amounts of $4,664,000 and $6,568,000, respectively, which includes accrued contingent consideration deemed to have been earned upon the attainment of specified earnings targets. The amount of goodwill that the Company recorded in connection with each of these acquisitions was determined by comparing the aggregate amounts of the respective purchase prices plus related transaction costs to the fair values of the net tangible and identifiable intangible assets acquired as described in Note 4. The Company also recorded $275,000 in connection with its acquisition of Entellus and $100,000 in connection with its acquisition of AMR in July 2004.

At June 30, 2005, the Company performed its annual impairment tests of goodwill for each of its reporting units as required under SFAS 142. As a result of these tests, the Company determined that remaining amount of goodwill recorded in connection with its acquisition of DMR in 2002 is non-recoverable. Accordingly, the Company recorded a $6,837,000 impairment charge during the quarter ended June 30, 2005, which together with earlier impairment charges amounts to $12,897,000 for the year ended June 30, 2005,

The Company recorded approximately $6,026,000 of the aforementioned charges during the quarter ended December 31, 2004 after having (1) received a definitive notice from certain of its customers that they would not renew their existing contracts and (2) lost a key employee with significant customer relationships. These events had a material adverse effect on the Company’s ability to compete in this segment and recover its original investment. The Company recorded an additional $6,837,000 during the quarter ended June 30, 2005 in connection with (1) new management’s decision to limit the Company’s activities in the BPO segment to fulfilling service obligations on existing contracts only and (2) reducing expectation of future revenue with respect to a contract with the state of Virginia, as management believes that it is more likely than not that such contract will not be renewed.

The Company engaged an outside valuation specialist to evaluate the DMR goodwill at June 30, 2005. The results of the evaluation indicated that the fair value of the DMR reporting unit, using a discounted cash flow model, was approximately $6,000,000 less than its carrying value. The Company, in determining the impairment charge, considered a variety of factors which include the effects of increasing competition, the non-renewal of several major government services contracts, the closing of certain offices and changes in the Company’s business strategy, which is to curtail its activities in the BPO segment.

For the year-ended June 30, 2004, the Company recorded goodwill impairment charges in aggregate amount of $11,600,000. The Company determination of the charges includes the effect of lower expected government spending and a reduction of forecasted growth rates in BPO contracts, This impairment charge includes approximately $750,000 associated with the lower BPO business and approximately $7,500,000 specifically associated with lower expected revenues under a significant services contract with the State of Virginia. The Company’s determination of the impairment charges was made based upon a comprehensive review and comparison of the fair values to the book (carrying) values of each of its reporting units at each of the balance sheet dates.

12.          INTANGIBLE ASSETS

At June 30, 2005, 2004, and 2003, the Company had the following intangible assets (in thousands):

	2005	2004	2003
Acquired customer lists	$14,339	$12,678	$12,557
Less: accumulated amortization	9,702	7,136	4,955
Acquired customer lists, net	$4,637	$5,542	$7,602
Goodwill	$18,579	$19,869	$31,214

Amortization of acquired customer lists is computed on a straight-line basis over periods of 3 to 7 years. Amortization expense for each of the years ended June 30, 2005, 2004, and 2003, amounted to $2,711,716, $2,182,000, and $2,035,000, respectively.

Future amortization expense over the estimated remaining lives of acquired customer lists is as follows (in thousands):

Year Ending June 30,
2006	$2,262
2007	2,157
2008	252
Total	$4,671

13.          NOTES PAYABLE

9% Subordinated Convertible Note

On October 15, 2004, the Company entered into a 9% Senior Subordinated Convertible Note Purchase Agreement (the “Note Agreement”) with certain investors (the “Purchasers”) in which it issued an aggregate of $4,438,775 in principal amount of the Company’s Senior Subordinated Convertible Notes (the “Convertible Notes”), bearing 9% interest at per annum with a maturity of three years. Interest payments are due quarterly on the first day of each calendar quarter. Principal payments are due in monthly installments of $145,844 beginning July 1, 2005 with any remaining principal due on October 15, 2007. The Convertible Notes are convertible into shares of the Company’s common stock at a conversion price of $6.50 per share, subject to certain adjustments.

As part of the issuance of the Convertible Notes, the Company also issued to the Purchasers warrants to purchase 341,444 shares of common stock at an exercise price of $7.4750 per share (the “Investor Warrants”). The Investor Warrants, which are immediately exercisable, expire on September 30, 2009. In addition, the Company issued to Purchasers who had not previously participated in any financing of the Company warrants to purchase up to 55,454 shares of the Common stock at an initial exercise price of $12.50 per share (the “Additional Warrants”), and reduced the exercise price of certain warrants held by Purchasers who participated in a prior financing of the Company to $5.00 per share. In February 2005, the Investor Warrants and Additional Warrants were re-priced to $5.20 per share, in accordance with their terms in connection with a financing by the Company (Note 17 CC).

The Company issued the Convertible Notes with an effective beneficial conversion feature amounting to $568,000 at their date of issuance based on an allocation of the offering proceeds to the Convertible Notes, Investor Warrants and Additional Warrants based on their relative fair values. After giving effect to the allocation of such proceeds in accordance with Accounting Principles Board Opinion No. 14 “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants” (“APB 14”), the Company recorded an aggregate debt discount amounting to $490,392. Amortization of the discounts amounted to $91,902 during the twelve months ended June 30, 2005 and is included as a component of interest expense in the accompanying statement of operations. Contractual interest expense on the Convertible Notes amounted to $275,746 for the year ended June 30, 2005 and is also included as a component of interest expense in the accompanying statement of operations

The Company accounted for the issuance of the Notes and the aforementioned warrants and calculated the amount of the effective beneficial conversion in accordance with EITF Issue No. 00-27 “Accounting for Convertible Securities with Contingent Beneficial Conversion Features or Contingently Adjustable Conversion Ratios.”

The Company incurred $604,357 of expenses in connection with this transaction including $559,603 of fees paid to Duncan Capital LLC (“Duncan”), the placement agent in this transaction, which consist of cash in the amount $360,000 and

69,230 common stock warrants (the “Placement Warrants”) with a fair value of $44,319, and other expenses paid to third parties amounting to $44,754. The Placement Warrants are immediately exercisable at $7.48 per share and expire on September 30, 2009. In connection with a financing by the Company in February 2005, the Placement Warrants were re-priced to $5.20 per share.

In January 2005, holders of $501,000 in principal and $7,631 in interest of Convertible Notes converted their notes into 78,251 shares of the Company’s Common Stock. At June 30, 2005, the net carrying value of these notes amounts to approximately $3,504,000 including unamortized discounts of approximately $345,000.

Laurus Funds Note

On November 15, 2004, the Company issued the Laurus Note to the Laurus Master Fund, Ltd. (“Laurus Funds”). The Laurus Note replaced previous notes outstanding in the aggregate principal amount of $6,000,000 that were convertible into common stock at $11.50 per share. The amended Laurus Note provided for a $1,000,000 increase in the principal balance of the previous notes, less repaid principal, and deferred all principal payments otherwise due until December 1, 2005. The Company incurred approximately $58,000 of expenses in connection with the modification.

In exchange, the Company reduced the conversion price under the Laurus Note to $6.50 per share. The aggregate principal due under the Laurus Note at the date of the amendment amounted to $6,649,999 and is convertible into the Company’s common stock at the option of Laurus Funds. The Laurus Note is subordinated to the Company’s working capital credit facility; however, substantially all other assets of the Company have been pledged as security for this obligation. At June 30, 2005, the remaining principal on the Laurus Note amounted to $6,649,999.

The Laurus Note provides for interest payable at the greater of the prime rate plus 1% per annum or 4% per annum. Principal payments are due in twenty-four monthly installments of $277,083 beginning December 1, 2005. The Company, at its option, may repay the principal and interest in shares of its common stock, if at the time such stock is delivered (i) there exists an effective registration statement covering the distribution of such shares and (ii) the market price for such shares is greater than 115% of $6.50 per share, the contractual conversion price under the Laurus Note. Any payments of principal that the Company may choose to make under the Laurus Note prior to its maturity are subject to a 2% prepayment premium.

In connection with this transaction, the Company also issued to Laurus Funds a five-year amended and restated warrant to purchase 104,615 shares of the Company’s common stock, exercisable at $6.50 per share (the “Amended Warrant”). The Amended Warrant replaced the warrant previously issued to Laurus Funds in connection with the convertible note financing which provided for the purchase of 62,500 shares at an exercise price of $12.50 per share.

In accordance with APB 14, the Company allocated $6,551,000 of the proceeds to the Laurus Notes and $98,982 of the proceeds to the warrants (including the effect of note amendments). Accretion of the aforementioned discount (including the effect of note amendments) amounted to $24,740 for the year ended June 30, 2005, and is included as a component of interest expense in the accompanying statement of operations. Contractual interest expense on the Laurus Notes amounted to $315,845 for the year ended June 30, 2005 and is also included as a component of interest expense in the accompanying statement of operations

The Company accounted for the modification of the Laurus Note in accordance with the guidelines enumerated in EITF Issue No. 96-19 “Debtor’s Accounting for a Modification or Exchange of Debt Instruments.” EITF 96-19 provides that a substantial modification of terms in an existing debt instrument should be accounted for like, and reported in the same manner as, an extinguishment of debt. Further, EITF 96-19 indicates that the modification of a debt instrument by a debtor and a creditor in a non-troubled debt situation is deemed to have been accomplished with debt instruments that are substantially different if the present value of the cash flows under the terms of the new debt instrument is at least 10 percent different from the present value of the remaining cash flows under the terms of the original instrument at the date of the modification.

The Company evaluated its issuance of the Laurus Note to determine whether the increase in principal and extension of the maturity date resulted in the issuance of a substantially different debt instrument. The Company determined that after giving effect to all cash flows associated and expenses incurred in connection with its issuance of the Laurus Note, that its had issued a substantially different debt instrument that constructively resulted in an extinguishment of the original debt instrument. The Company recorded an extinguishment loss in the amount of $336,000 that is included in interest expense in the accompanying statements of operations for the year ended June 30, 2005.

At June 30, 2005, the net carrying value of these notes amounts to approximately $6,483,000 including unamortized discounts of approximately $100,000.

Principal payments under these obligations in future periods are as follows:

Year Ending June 30,
2006	$3,690
2007	5,075
2008	1,823
Total	$10,588

14.          ACQUISITION INDEBTEDNESS

Acquisition indebtedness includes $1,500,000 of accrued contingent consideration payable to the sellers of Redrock, $2,250,000 of accrued contingent consideration payable to the sellers of ITI, and an additional $595,748 payable to the sellers of ITI based on a formula that provides for an additional cash payment based on the difference between the value of actual common shares issuable as purchase consideration and certain minimum values specified under the formula in the purchase agreement (see Note 4).

Subsequent to June 30, 2005, the Company paid $850,000 to the sellers of Redrock and withheld $650,000 pending the settlement or resolution of certain litigation brought against the former shareholders of Redrock in the Redrock Dispute (see Note 4). In addition the Company paid $270,993 to two of the former shareholders of ITI, who are currently employees of the Company and restructured the terms of the remaining balance (see Note 25). Accordingly, a portion of the payments are classified as non-current in accordance with the amended payment terms.

15.          CREDIT FACILITY

On June 30, 2003, the Company entered into a twelve (12) month credit facility agreement with annual automatic renewals with an agency of Textron Financial Corporation (“Textron”). Under this facility Textron provided a full notification factoring facility for up to $7,000,000 of working capital collateralized by accounts receivable, inventory, general intangibles and other assets. Eligible accounts receivable expected to be collected within 90 days were purchased with recourse, with a holdback amount of 15%. Interest was charged on the outstanding balance at the prime rate plus 2% (8.25% at June 30, 2005). Additionally, a 0.25% discount fee was charged at the time of purchase. Effective July 1, 2004 the Textron credit facility agreement was amended and extended for an additional period of twenty-four (24) months. As of June 30, 2005, $4,697,000 was outstanding under this credit facility.

At June 30, 2005, approximately $5,526,000 of the Company’s outstanding accounts receivable balances had been submitted to Textron as collateral for borrowings under this arrangement.

As described in Note 25, the Company and New England Technology Finance, LLC (“NETF”), entered into a series of related agreements on August 8, 2005 that together provide the Company with a new working capital credit facility, and the Company terminated the Textron facility.

16.          COMMITMENTS, CONTINGENCIES, AND OTHER AGREEMENTS

Commonwealth of Virginia

Effective December 15, 2002, the Company entered into a mutual Settlement Agreement (the “Settlement Agreement”) to cancel a contract (the “Transportation Contract”) in which it provided non-emergency transportation brokerage services through third party providers (the “Transportation Vendors”) to the Commonwealth of Virginia (“Virginia”). Pursuant to the terms of the Settlement Agreement, the Company agreed to make certain payments due to the Transportation Vendors under an agreed-upon schedule through June 2003. At the time the Company entered into the Transportation Contract, DynCorp, Inc. (“Dyncorp”) posted a $2,400,000 bond (the “Bond”) to guarantee its financial performance under the contract in favor of Virginia. Dyncorp also indemnified the Company for any potential losses (obligations) in excess of $2,400,000 (the “Bonded Amount”). Certain claims of the Transportation Vendors caused the Bond to be called, initiating a process of disbursing the Bonded Amount to Transportation Vendors with verifiable claims. The bonding company filed an interpleader action (the “Interpleader Matter”) to distribute the Bonded Amount on July 22, 2003. In addition to making claims against the Bond in the Interpleader Matter, many of the Transportation Vendors initiated separate claims for payment against the Company both as part of and separate from the Interpleader Matter. The Company provided DynCorp with a limited release of its indemnity for aggregate claims in excess of the Bonded Amount. Accordingly, the Company assumed the liability for valid claims in excess of the Bonded Amount.

The Company entered into settlement agreements with a number of the Transportation Vendors and, on December 1, 2004, the Court entered an order granting the Company’s Motion to Approve Settlements and to Authorize Disbursement of Interpleader Funds (the “Order”). Pursuant to the Order, the Company transferred the Bonded Amount to the Transportation Vendors in accordance with the terms of various settlement agreements. All claims in the Interpleader Matter against the Bond and/or against the Company have been settled and paid effective June 30, 2005. At the time of this filing, all actions related to the Transportation Contract, including the Interpleader Matter and previously pending state court lawsuits have been dismissed with prejudice.

Westcon Settlement

On April 7, 2003 Westcon, Inc. filed a breach of contract complaint in the Supreme Court of New York State, County of Westchester. The complaint arose from the Company’s failure to make payments within the terms of the reseller agreement. The Company does not dispute the amount due of $413,000 and has negotiated payment terms. The remaining balance due Westcon under this settlement, which is included in accounts payable, amounts to $87,000 at June 30, 2005 and is now due and payable.

Lease Commitment

The Company is obligated under a non-cancelable lease for aggregate base annual rent of approximately $271,000 (California headquarters and Southwest Region) through January 2009. The Company also leases 12 separate direct sales offices and other commercial facilities containing an aggregate of approximately 56,431 square feet under leases with terms ranging from month-to-month to five years. Total rent expense for the fiscal years ended June 30, 2005. 2004, and 2003 was $1,317,000, $1,367,000, and $1,358,000 respectively. At June 30, 2005, future minimum rental payments under non-cancelable operating leases are as follows:

Year Ending June 30,	Amount
2006	$768
2007	551
2008	501
2009	376
2010	114
Thereafter	14
$2,324

Separation Agreement with Former Chief Executive Officer

On May 26, 2005, the Company and Steven J. Ross, its Chairman and Chief Executive Officer entered into a Separation Agreement and General Release (“Separation Agreement”). The Separation Agreement provides for the mutual termination of an Employment Agreement, dated July 1, 2004, between the Company and Mr. Ross, pursuant to which Mr. Ross was employed as President and Chief Executive Officer of the Company. The Separation Agreement also provides for salary continuation for Mr. Ross based on his then current annual salary of $440,000 through May 31, 2006, a portion of his bonus under the Employment Agreement not to exceed $110,000, and continuation of insurance benefits through May 31, 2006. The Separation Agreement contains a mutual release, as well as certain non-solicitation and non-competition covenants by Mr. Ross in favor of the Company.

Contract Management Services Agreement

As of March 1, 2004, the Company entered into a series of agreements with Young Williams, P.C. Under the services agreement, Young Williams will manage certain contracts of the Company pursuant to which it provides child support services. The Company agreed to pay Young Williams a fee of 12% of revenues under the contracts, and the Company will remain responsible for the operating expenses related to the contracts managed by Young Williams for the current term and option year extensions of each contract. Since the effective date of the agreement, revenue under these contracts was $1,402,000 for the year ended June 30, 2004, and $6,184,000 for the year ended June 30, 2005. The management fee paid to Young Williams was $123,428 for the year ended June 30, 2004, and $867,000 for the year ended June 30, 2005. In the event of contract renewals past the current terms and option years, Young Williams will have the right to bid the contracts. If Young Williams is awarded a new contract, it will pay the Company 4% of revenues under each such contract during the awarded term through February 2010.

17.          STOCKHOLDERS’ EQUITY

A.                                   Preferred Stock—The Certificate of Incorporation of the Company authorizes the issuance of a maximum of 10,000,000 shares of preferred stock. The Company’s Board of Directors has the authority to divide the class of preferred shares into series and to fix and determine the relative rights and preferences of shares of any such series to the extent permitted by the laws of the State of Delaware and the Articles of Incorporation.

B.                                     On August 14, 2001, the Company’s Series A preferred stock become convertible into the Company’s Common Stock, at a rate of .25 common shares for each preferred share tendered. As of June 30, 2005, 1,606,676 of such shares had been converted into 401,669 shares of Common Stock, with a remainder of 583,124 preferred shares not yet converted. On August 14, 2005, these shares of preferred stock were automatically converted into 145,781 shares of Common Stock pursuant to the Series A preferred stock certificate of designation.

C.                                     On November 1, 2001, the Company issued an aggregate of $1,057,000 in principal of short-term notes payable, bearing interest at 12% per annum. In connection with these notes, the investors received a warrant to acquire one-third of a share of Class A common stock for each dollar of note principal, bearing exercise prices of $15.00 and $17.00 per share and are exercisable for three years. The notes were partially repaid ($300,000), and the balance converted into 104,204 shares of the Company’s Class A common stock, as a part of the June 2002 offering described below.

D.                                    In June 2002, the Company sold 138,929 shares of Common Stock for $15.00 per share and converted short-term notes payable to 109,139 shares of Common Stock for $15.00 per share, for an aggregate placement of 244,300 shares of Common Stock to accredited investors, and issued warrants to purchase 121,567 shares of Common Stock for $15.00 per share. At June 30, 2002, 94,116 of the share certificates and 48,724 of the warrants had been issued and during July 2002 the remaining 150,184 share certificates and 72,842 of the warrants were issued. In connection with these sales, the Company paid to a related party a fee of $262,000.

E.                                      During September 2002, in connection with the settlement of a legal action, the Company received 30,000 shares of its Class A Common Stock with a value of $435,000, and retired the shares during the fiscal year ended June 30, 2003.

F.                                      In July 2002, 2,453 shares of Class A Common Stock with a value of $50,000 were issued to an accredited investor as an extinguishment of an account payable.

G.                                     During August 2002, the Company repurchased and retired 8,000,000 shares of its Class B Common Stock and converted the remaining 1,033,666 shares of Class B Common Stock into the same number of Class A Common Stock shares.

H.                                    In June 2003, the Company sold 222,193 shares of its Common Stock for $5.00 per share for net proceeds of $1,111,000. Warrants for 111,000 shares were issued in connection with this offering at a rate of one warrant for each $10.00 invested exercisable for a period of five years. In connection with the offering, the Company paid a placement agent, the principal of which is a shareholder of the company, a fee in Company Common Stock of 66,658 shares, equal to 30% of the aggregate shares issued in the Offering.

I.                                         During the year ended June 30, 2003, 126,000 shares of Preferred Stock were converted into 31,400 shares of Class A Common Stock. An additional 7,200 previously retired shares were reissued.

J.                                        In July 2003, the Company sold 419,800 shares of its Common Stock at $5.00 per share, for aggregate proceeds, net of costs, of approximately $1,834,000. In addition to fees paid, the Company granted five-year warrants to a placement agent to purchase 41,980 shares of Common Stock at an exercise price of $10.00 per share.

K.                                    On July 3, 2003, a $5,000,000 note plus $625,000 of interest payable to certain investors was cancelled. The note was originally issued in connection with the Company’s acquisition of its Common Stock. Accordingly, the cancellation of the note was recorded as an increase to paid-in-capital. The investor group also cancelled a warrant to purchase 750,000 shares of Company Common Stock that they acquired in the same transaction.

L.                                      On October 9, 2003, the Company issued 5,000 shares of its Common Stock as payment of an outstanding payable for services rendered in the amount of $50,000.

M.                                 On October 16, 2003, the Company issued 10,843 shares of its Common Stock valued at $90,000 in connection with the April 1, 2003 Asset Purchase Agreement with Entellus Technology Group.

N.                                    On December 9, 2003, the Company sold 333,333 shares of Common Stock at a price equal to $6.60 per share for an aggregate gross purchase price of $2,200,000. The investors also received two warrants to purchase 166,667 shares of common stock. The first warrant entitles the investor to purchase up to 20% of the Common Stock purchased at an exercise price equal to $10.00 per share (the “20% Investor Warrants”) and the second warrant entitles the investor to purchase up to 30% of the Common Stock purchased at an exercise price equal to $7.50 per share (the “30% Investor Warrants”). Both the 20% Investor Warrants and the 30% Investor Warrants were exercisable immediately and have a five-year term. In addition, the placement agent received, fees (including expense reimbursement) of $189,050 and 50,000 Common Stock purchase warrants equal to 10% of the aggregate shares of Common Stock and Common Stock purchase warrants issued on the closing date (and issuable under 20% Investor Warrants and 30% Investor Warrants) at an exercise price of $9.10 per share. Other fees incurred on this transaction amounted to $3,900. On October 15, 2004, the exercise price of the 20% Investor Warrants was reduced to $5.00 in connection with the issuance of warrants at that price to certain investors in the 9% Convertible Notes financing (Note 17 X).

O.                                    As a result of a delay in filing a required registration statement with respect to the distribution of Company Common Stock by certain investors, the Company issued warrants to such investors. These warrants give the investors the right to acquire, in the aggregate, up to 285,024 shares of common stock at $7.50 per share.

P.                                      On January 29, 2004, the Company sold an additional 45,455 shares of Common Stock, and warrants to purchase up to 22,727 shares of the Common Stock, for proceeds of $300,000 on the same terms as sold to the investors in the December 2003 private placement described in note P. The placement agent was paid a fee amounting to $24,000 in cash and warrants to purchase up to 6,818 shares of Common Stock.

Q.                                    On January 30, 2004, the Company issued a $3,500,000 principal secured convertible three-year term note to an institutional investor, Laurus Funds. In connection with this note, Laurus Funds received warrants to purchase up to 42,500 shares of Common Stock at exercise prices ranging from $11.20 to $15.70 per share. Additionally, the Company paid an investment advisory fee of $280,000 (8% of offering proceeds), payable $210,000 in cash and $70,000 in common stock (7,778 shares at a value of $9.00 per share), and issued additional warrants to purchase up to 42,500 shares of Common Stock at $7.50 per share. The Company subsequently amended this note and a subsequent note (note T) into the Amended Laurus Note (Notes 13 and note AA), aggregating $6,649,999 in principal.

R.                                     On March 17, 2004, the Company sold 178,000 shares of common stock at $6.80 per share, for an aggregate purchase price of $1,210,400. The investors received warrants for 35,600 shares of common stock at $9.00 per share for five years. Placement fees and expenses for the offering were $96,832 and a warrant to purchase 35,600 shares at $9.00 per share for five years.

S.                                      On April 27, 2004, the Company entered into a series of agreements for a private placement of shares of the Company’s common stock, for an aggregate purchase price of $6,347,480 at a price equal to $11.50 per share. Upon closing, the Company issued (i) 604,524 shares of Common Stock to the Purchasers, (ii) Series A common stock purchase warrants to purchase 181,368 shares of Common Stock (or up to 30% of the Common Stock issued to the Purchasers) at an exercise price equal to $17.50 per share (the “Series A Warrants”) and (iii) Series B common stock purchase warrants to purchase 120,904 shares of Common Stock (or up to 20% of the Common Stock issued to the Purchasers) at an exercise price equal to $15.00 per share (the “Series B Warrants”). In addition, the placement agent received a fee of $480,849 and was issued 90,678 Common Stock purchase warrants (equal to 10% of the aggregate shares of Common Stock issued) at an exercise price of $13.50 per share. The Series A Warrants and the Placement Agent Warrants are exercisable for a term of five years beginning six months following the closing date and are subject to anti-dilution protection. The Series B Warrants are exercisable until June 10, 2005. An additional fee of $60,000 was paid for professional services rendered in connection with the closing. On May 4, 2004, the Company issued an

                                                Accommodation Letter to the investors in the April 27, 2004 Securities Purchase Agreement. The investors were provided the opportunity to participate in an additional offering through which each will receive from the Company (i) a number of shares (the “Additional Shares”) of Company common stock, which, when added to the number of Shares purchased by the Investor in the Offering, will reduce the price per share paid for the aggregate number of the Shares and the Additional Shares purchased by each Investor respectively to $10.50 per share of Common Stock; (ii) an amendment to the Investor’s Series A Warrants acquired in the Offering, reducing the exercise price from $17.50 per share to $15.00 per share and increasing the number of shares of Common Stock for which it can be exercised by 30% of the number of Additional Shares purchased by each Investor respectively; and (iii) an amendment to the Investor’s Series B Warrants acquired in the Offering, reducing the exercise price from $15.00 per share to $12.50 per share, and increasing the number of shares of Common Stock for which it can be exercised by 20% of the number of Additional Shares purchased by each Investor respectively. The placement agent also received additional warrants based on 10% of the on the Additional Shares and warrants issued under the Accommodation. On October 15, 2004, certain investors who participated in the 9% Convertible Notes financing (see Note 13) had an aggregate of 97,022 Series A Warrants re-priced to $5.00 per share. The remaining 84,346 Series A Warrants had been re-priced to $12.30 per share based on anti-dilution terms of the warrant agreements. The Series B Warrants expired on June 10, 2005.

T.                                     On May 3, 2004, the Company closed a private placement of $2,500,000 principal secured convertible three-year term convertible debt financing with Laurus Funds, by amending and restating its original $3,500,000 principal secured convertible term note and creating a $6,000,000 amended and restated note (Note 13). As part of the transaction, Laurus Funds received a five-year warrant to purchase 62,500 shares of Common Stock, exercisable at $12.50 per share. The Company also issued warrants to purchase 27,083 shares of Common Stock to the placement agent. In November 2004, the Company cancelled the warrants and amended this note into the amended Laurus Note (Note 13 and note AA), aggregating $6,649,999 in principal.

U.                                    In June 2004, the Company issued 26,316 shares of the Company’s Common Stock valued at $200,000 in connection with the purchase of Woda & Associates.

V.                                     During the year ended June 30, 2004, 807,000 shares of the Company’s Preferred Stock was converted into 201,800 shares of Common Stock.

W.                                On October 7, 2004, the Company issued 30,000 shares of common stock that are being held in escrow for AMR Networks. The shares were issued in connection with the Company’s purchase of certain assets and contracts from AMR Networks. The shares do not have any voting rights nor are they eligible for dividends, if declared, while they are in escrow. The shares may be distributed the sellers over a three-year period in increments of 10,000 shares per year upon the attainment of $500,000 in gross profit from AMR Networks’ business.

X.                                    On October 15, 2004, the Company issued 9% Senior Subordinated Convertible Notes (the “9% Notes”) to certain investors. In connection with the issuance of the 9% Notes, the Company issued warrants to purchase 341,444 shares of Company Common Stock at $7.4750 per share. In addition, the Company issued warrants to purchasers who had not previously participated in any financing of the Company to purchase 55,454 shares at a price of $12.50 per share. These warrants expired June 30, 2005. The exercise price of these warrants was reduced, pursuant to their terms, to $5.20 per share in February 2005. The Company recorded an aggregate of $569,000 of discounts upon its issuance of the 9% Notes, which includes an allocation of a portion of the proceeds to the fair values of the warrants and an effective beneficial conversion feature embedded in the notes.

Y.                                     The Company also issued warrants to purchase 69,231 shares of Common Stock to the placement agent in the 9% Notes transaction, as described in Note 13, which were recorded at a fair value of $44,246. These warrants have an exercise price of $7.4750 per share.

Z.                                     On October 15, 2004, the Company issued a five-year warrant to purchase 115,000 shares of its Common Stock to Centrecourt Asset Management, in connection with a one-year consulting services agreement, at an exercise price of $5.20 per share.

AA.                         On November 15, 2004, the Company cancelled a warrant to purchase 62,500 shares at $12.50 per share and issued a warrant to purchase 104,615 shares of its common stock at $6.50 per share in connection with its issuance of the Amended and Restated Secured Convertible Term Note to Laurus Master Fund, Ltd. (Note 13). The Company also issued 6,154 shares of its common stock with a fair value of $40,000 as a fee to the transaction advisor in the issuance of the Laurus Notes.

BB.                             On January 18, 2005, the Company issued 78,251 shares of Common Stock to three holders of the 9% Notes (Note 13), in connection with their conversion of $508,631 in principal and interest due to such holders.

CC.                             On February 10, 2005, the Company entered into a Securities Purchase Agreement with certain investors to purchase an aggregate of 1,480,769 shares of Common Stock at a price of $5.20 per share, and warrants to purchase an aggregate of 370,192 shares of Common Stock at an exercise price of $6.60 per share. Gross proceeds from this transaction amounted to $7,700,000. The Company also incurred $823,000 in fees in connection with its issuance of these shares that were recorded as a reduction of additional paid in capital.

DD.                           On April 4, 2005, the Company issued 79,365 shares of its common stock with a fair market value of $500,000 based on a price of $6.30, the average closing price of the Company’s Common Stock for the 10 trading days prior to September 29, 2004, to the sellers of Redrock as partial purchase consideration.

EE.                               During the year ended June 30, 2005, 100,193 shares of Preferred Stock were converted into 25,048 shares of the Company’s common stock.

18.          STOCK OPTION AND EMPLOYEE BENEFIT PLANS

A.                                   The 1992 Employee Stock Option Plan was adopted by the Board of Directors in 1992 and 50,000 shares of common stock were initially reserved for issuance upon the exercise of options granted pursuant to the plan. Options granted under the 1992 plan may be either incentive options within the meaning of Section 422 of the Internal Revenue Service Code of 1986, non-qualified options, or options not intended to be incentive options.

The 1992 plan provides for the grant of options that are intended to qualify as incentive stock options, or ISOs, under Section 422 of the Internal Revenue Code to employees of the Company, as well as the grant of non-qualifying options, or NSOs, to officers, directors or key employees of the Company or other individuals whose participation in the 1992 plan is determined to be in the best interest of the Company by the compensation committee. In August 2000, Directors and Shareholders approved an increase in the number of shares authorized for issuance upon exercise of options granted pursuant to the Plan from 50,000 to 200,000. No further options may be issued under the plan as it terminated in June 2002. As of June 30, 2005, 42,386 options were granted under the plan, net of forfeitures, at an average price of $12.50 per share.

B.                                     In November 1997, the Company established the 1997 Stock Option Plan for Non-employee Directors, which authorizes the issuance of options to purchase up to 30,000 shares of Common Stock at an exercise price of 100% of the Common Stock’s market price. Options to purchase 9,000 shares of Common Stock were outstanding at June 30, 2005 at an average price of $15.20 per share.

C.                                     In connection with a merger, on August 14, 2000, the Company assumed the existing Data Systems Network Corp Stock Option Plan. Options granted under the Plan were either incentive options within the meaning of Section 422 of the Internal Revenue Service Code of 1986, non-qualified options, or options not intended to be incentive options. Following the assumption of the Plan, no further options can be granted under the Plan. As of June 30, 2004, 130,383 Series A Preferred options were granted under the plan, net of forfeitures, at an average price of $2.14 per share. Upon conversion, such options may be converted into the Company’s Common Stock at a ratio of .25 shares of Common per share of Preferred.

D.                                    The 2001 Employee Stock Option Plan was adopted by the Board of Directors in 2001 and 200,000 shares of common stock were initially reserved for issuance upon the exercise of options granted pursuant to the plan. In July 2004, Directors and Shareholders approved an increase in the number of shares authorized for issuance upon exercise of options granted pursuant to the Plan from 200,000 to 400,000. Options granted under the 2001 plan may be either incentive options within the meaning of Section 422 of the Internal Revenue Service Code of 1986, non-qualified options, or options not intended to be incentive options.

The 2001 plan provides for the grant of options that are intended to qualify as incentive stock options, or ISOs, under Section 422 of the Internal Revenue Code to employees of the Company, as well as the grant of non-qualifying options, or NSOs, to officers, directors or key employees of the Company or other individuals whose participation in the 2001 plan is determined to be in the best interest of the Company by the compensation committee. As of June 30, 2005, 292,825 options had been granted under the plan, net of forfeitures, at an average price of $6.20 per share.

E.                                      The 2005 Stock Option Plan was adopted by the Board of Directors and approved by the Shareholders on May 20, 2005, and 500,000 shares of common stock were reserved for issuance upon the exercise of options granted pursuant to the plan. Options granted under the 2005 plan may be either incentive options within the meaning of Section 422 of the Internal Revenue Service Code of 1986, non-qualified options, or options not intended to be incentive options. As of June 30, 2005, no options had been granted under the 2005 Plan. The Company granted 200,000 options under this plan as of August 31, 2005 (Note 25).

F.                                      The Company maintains a defined contribution 401(k) plan that covers substantially all employees. Contributions to the Plan may be made by the Company (which are discretionary) or by plan participants through elective salary reductions. During the year ended June 30, 2003 and 2002, contribution expense was $125,000 and $60,000 respectively. No contributions were made to the plan by the Company during the year ended June 30, 2005.

19.          ACCOUNTING FOR STOCK OPTIONS AND WARRANTS

The Company recognized expenses during the year ended June 30, 2005 resulting from warrants granted for services, in the amount of $201,000. Fully-vested, five-year warrants to purchase 410,675 shares of the Company’s Common Stock at an exercise price of $7.4750 per share were issued in connection with the issuance of the Company’s 9% Notes during the year ended June 30, 2004. An additional 55,454 warrants at an exercise price of $12.50 per share, which were due to expire on June 30, 2005, were also issued with this transaction. The exercise price for all such warrants was later reduced to $5.20 per share. In October 2004, the Company issued a five-year warrant to purchase 115,000 shares at an exercise price of $5.20 per share. The Company also issued five-year warrants to purchase 104,615 shares of Common Stock at an exercise price of $6.50 per share in connection with the issuance of the Laurus Amended Note. Simultaneously, warrants to purchase 62,500 shares were cancelled (Note 13 and 17). In February 2005, the Company issued warrants to purchase 370,192 shares of the Company’s Common Stock at an exercise price of $6.60 per share in connection with a private placement of securities. These warrants expire in August 2010.

During the year ended June 30, 2005, 399,841 warrants expired, and no warrants were exercised.

The following table summarizes the changes in options and warrants outstanding and the related exercise prices for the shares of the Company’s Common Stock:

	Stock options under Plans				Other Options and Warrants
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Exercisable	Shares	Price	Weighted Average Remaining Contractual Life (years)	Exercisable
Outstanding at June 30, 2002	342,200	18.10	5.6	222,138	427,700	19.60	3.5	407,200
Granted	16,000	18.10			938,939	34.90
Canceled	(45,972)	19.20			(3,500)	20.60
Exercised	0	—			(1,000)	12.10
Outstanding at June 30, 2003	312,228	17.70	4.9	276,694	1,362,139	30.20	3.2	1,362,139
Granted	5,000	8.00			1,211,947	9.30
Canceled	(70,593)	23.70			(779,000)	13.40
Exercised	(400)	10.90			(138,258)	7.50
Outstanding at June 30, 2004	246,235	15.70	4.7	246,234	1,656,828	12.60	3.5	1,475,472
Granted	287,825	6.40			1,055,936	6.40
Canceled	(178,760)	14.50			(399,841)	8.50
Exercised	0	—			0	—
Outstanding at June 30, 2005	355.300	6.90	8.8	215,509	2,312,923	6.50	4.0	1,942,732

The following table summarizes additional information about employee stock options outstanding and exercisable at June 30, 2005:

Plan	Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
1992 TEKS ISO	$12.50	42,386	0.4 years	$12.50	42,386	$12.50
1994 Data Systems	$8.90 - 139.00	11,339	2.2 years	$23.90	11,339	$23.90
2001 DynTek	$5.80 - $10.00	292,825	9.3 years	$6.40	5,000	$10.00
2005 DynTek	—	0	—	—	0	—
Non-employee Director	$8.00 - $22.50	8,750	2.0 years	$15.20	8,750	$15.20

20.          INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS No. 109”). SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

Deferred tax assets and liabilities consist of the following:

	June 30,
	2005	2004
	(amounts in thousands)
Deferred tax assets:
Net operating loss carry forwards	$13,200	$10,620
Allowance for doubtful accounts	240	94
Inventory	17	17
Allowance for note due from investee		25
Unrealized loss on investments	—	63
Depreciation	250	273
Accrued vacation	200	152
Capital loss carry forward	696	573
	14,602	11,816
Valuation allowance	(14,602)	(11,816)
Net deferred tax assets	$-0-	$-0-

The Company’s recorded income tax benefit, net of the change in the valuation allowance for each of the period presents is as follows:

	Year ended June 30,
	2005	2004	2003
	In 000’s
Income tax benefit	$2,786	$2,080	$496
Income tax benefit not recognized	$(2,786)	$(2,080)	$(496)
Income tax benefit	$—	$—	$—

A reconciliation of the expected statutory rate of 34% to the Company’s actual rate as reported for each of the periods presented is as follows:

	Year ended June 30,
	2005	2004	2003
Expected statutory rate	(34.0)%	(34.0)%	(34.0)%
State income tax rate, net of Federal benefit	(5.3)%	(5.3)%	(5.3)%
Effect of permanent differences	26.7%	28.4%	37.2%
	(13.6)%	(10.9)%	(2.1)%
Valuation Allowance	13.6%	10.9%	2.1%
	—	—	—

The Company has net operating losses of approximately $33,000,000 that may be available to offset future taxable income that expire at various times through 2025. The net operating losses may be subject to a substantial limitation under the “Change of Ownership” provisions under Section 382 of the Internal Revenue Code.

21.          CONCENTRATION OF RISK

A.                                   The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation for up to $100,000. The Company’s cash balances exceeded such insured limits at certain times during the fiscal year.

B.                                     The concentration of credit risk in the Company’s accounts receivable is mitigated by the Company’s credit evaluation process, credit limits, monitoring procedures and reasonably short collection terms. Credit losses have been within management’s expectations and the Company does not require collateral to support accounts receivable.

C.                                     Customers are primarily mid-market commercial customers and agencies of state governments and municipalities with large-volume information and technology needs, or the primary vendors to those governments and agencies. The State of New York and its agencies in the aggregate accounted for 12% of the Company’s revenues during fiscal 2005. No other customer, or combined agencies of any state or municipality, in the aggregate, accounted for more than 10% of the Company’s revenue from continuing operations during fiscal 2005.

D.                                    Company sales of products manufactured by three manufacturers accounted for approximately 39% of product and 22% of total revenues during fiscal 2005, 39% of product and 18% of total revenues during fiscal 2004, and 51% of product and 21% of total revenues during fiscal 2003. Typically, vendor agreements provide for the Company to be appointed, on a non-exclusive basis, as an authorized reseller of specified products at specified locations. The agreements generally are terminable on 30 to 90 days notice or immediately upon the occurrence of certain events, and are subject to periodic renewal.

22.          DISCONTINUED OPERATIONS

During 2003, the Company disposed of its non-emergency transportation business. As of June 30, 2005, the total remaining liabilities of discontinued operations was $329,000 (Note 16).

Effective March 1, 2003, the Company entered into an Asset Purchase Agreement with First Transit, Inc. (the “First Transit Agreement”), pursuant to which the Company sold to First Transit, Inc. certain specific assets relating to the non-emergency transportation brokerage services previously provided by the Company. The assets sold consisted of the Company’s interests in three contracts to provide non-emergency transportation related services and related assets used in connection with performance of such contracts by the Company as well as the assumption of all vendor and services sub-contract agreements relating to the contracts. The Purchase Price consisted of $6,450,000 cash payments and up to $1,750,000 to be paid in the event that First Transit, Inc. is able to obtain an extension of the Illinois Department of Public Aid contract for a period of up to three years beyond May 31, 2004, under certain specified conditions. As part of the First Transit Agreement, the Company agreed not to compete with First Transit in the business that was sold. The Company did not receive payments in the year ended June 30, 2005, but received $392,000 in the year ended June 30, 2004 from First Transit in connection with the first year extension of the Illinois Department of Public Aid contract. There can be no assurance that the Company will obtain any additional payments as a result of additional extensions, if any, in any future periods.

As a result of the First Transit Agreement and a mutual settlement agreement the Company entered into on December 15, 2002 to cancel a contract to provide non-emergency transportation brokerage services in the Commonwealth of Virginia (see Note 16), the Company has discontinued all non-emergency transportation services with was a component and a separate reporting unit of the Company’s BPO segment. The Discontinued Operations gain for year ended June 30, 2005, which amounts to $1,846,000, including $1,593,000 from the settlement of claims in excess of the Bonded Amount originating from the Company’s contract to provide non-emergency transportation services to the Commonwealth of Virginia.

Major assets disposed (in thousands):

2003
Purchase Price	$6,450
Goodwill	(11,950)
Acquired customer list	(560)
Property, Plant & Equipment, net	(249)
Net Loss on Disposal of Discontinued Operations	$(6,309)

The results of the discontinued operations are (in thousands):

Twelve months ended June 30,	2005	2004	2003
Sales to external customers	—	—	$22,983
Gain (Loss) from Disposal of Discontinued Operations	253	392	(6,309)
Gain (Loss) from Discontinued Operations, net	1,593	(456)	(3,257)
Total Gain (Loss) from Discontinued Operations	1,846	(64)	(9,566)

As of June 30, 2005, June 30, 2004 and June 30, 2003 total current liabilities of discontinued operations were $329,000, $4,181,000 and $5,888,000 respectively, which are comprised of accounts payable and a note payable. A significant portion of such payables were owed to third party vendors and subject to the interpleader action related to the Virginia litigation, which was resolved during the year ended June 30, 2005 (see Note 16).

23.          BUSINESS SEGMENTS

The Company’s operations for the year ended June 30, 2005 include two segments—Information Technology Services and Business Process Outsourcing Services. The Information Technology Services segment provides a range of specialized IT infrastructure services, including, system architectural design, legacy systems integration, network engineering, applications infrastructure, network security solutions, remote access implementation, help desk support and operational support, primarily to mid-market commercial companies and state and local government entities. In conjunction with these service offerings, it also sells hardware and software to its customers. Operations are distributed primarily among five states: California (including the principal executive office), New York, Michigan, Florida, and Nevada, with employees situated in locations that are convenient to client sites.

The Business Process Outsourcing segment contracts outsourced program operations for state government agencies in several areas including the privatization of child support enforcement services. The Company’s business process outsourcing customers have included various governmental departments in the states of North Carolina, Kansas and Nebraska. Typically these contracts are for multi-year periods of performance, with options to renew for additional periods. Such contracts are generally awarded through competitive procurements. Payment is based on either fixed-price, fixed-unit- price based on contractual allocations, revenue sharing, or a combination of the above.

The Company’s reportable segments are business units that offer different services and contract types and are managed separately due to the expertise and different managed key factors in each area. Since the Business Process Outsourcing business segment was acquired as a unit, management has retained separate reporting and review criteria for that unit. The following table provides actual selected financial data for our business segments (in thousands):

	Reportable Business Segments
	Business Process Outsourcing	Information Technology Services	Total
Year ended June 30, 2005
Sales to external customers	$9,165	$67,394	$76,559
Depreciation and amortization expense	467	2,704	3,171
Net loss from operations	(12,659)	(11,778)	(24,437)
Net interest expense (income)	—	2,108	2,108
Total assets	1,603	45,733	47,336
Capital expenditures	27	343	370
Year ended June 30, 2004
Sales to external customers	$9,522	$40,425	$49,947
Depreciation and amortization expense	462	2,523	2,985
Net loss from operations	(10,585)	(8,350)	(18,935)
Net interest expense (income)	—	840	840
Total assets	14,592	31,057	45,649
Capital expenditures	81	114	195
Year ended June 30, 2003
Sales to external customers	$8,493	$44,154	$52,647
Depreciation and amortization expense	481	2,248	2,729
Net loss from Operations	(69)	(4,134)	(4,203)
Net Interest expense	177	929	1,106
Total assets	28,172	24,955	53,127
Capital Expenditures	30	79	109

24.          UNAUDITED QUARTERLY DATA

As part of the year-end evaluation the Company reviewed the Business Process Outsourcing business and existing contracts and due to the decision not to pursue renewal of certain contracts and closures of other businesses related to this segment, that an additional impairment charge of $6,837,000 should be recorded at June 30, 2005. The total goodwill impairment charge for year ended June 30, 2005 was $12,897,000.

	Selected Quarterly Financial Data
	Sep.30 2003	Dec.31 2003	Mar.31 2004	Jun.30 2004	Sep.30 2004	Dec.31 2004	Mar.31 2005	Jun.30 2005
	(Dollars in thousands, except per share data)
Revenue	$12,925	$9,801	$12,096	$15,125	$14,783	$20,002	$19,049	$22,725
Gross Profit	$2,284	$1,353	$2,483	$2,816	$2,681	$4,151	$3,216	$3,843
Net loss Continuing Operations	$(1,522)	$(5,450)	$(984)	$(10,979)	$(1,588)	$(7,046)	$(3,614)	$(11,229)
Net loss Discontinued operations	$(175)	$(30)	$(23)	$164	$1,635	$41	$(83)	$253
Basic and diluted income (loss) per share—Continuing Operations	$(0.38)	$(1.24)	$(0.20)	$(2.32)	$(0.27)	$(1.20)	$(0.54)	$(1.74)
Basic and diluted income (loss) per share—Discontinued Operations	$(0.04)	$(0.01)	$—	$0.03	$0.28	$0.01	$(0.01)	$0.04

Significant adjustments made during the quarter ended June 30, 2005 include a goodwill impairment charge amounting to $6,837,000, and the write-off of certain notes and investments deemed to be non-recoverable in the amount of $1,682,000.

25.          SUBSEQUENT EVENTS

Forfeiture of Stock Options.

Effective July 1, 2005, Mr. Ross, in connection with his separation from the Company, forfeited stock options for 22,446 shares previously granted to him under the terms of his employment.

Settlement of Note Payable Under Discontinued Operations

On July 1, 2005, the Company settled an outstanding note in the amount of approximately $270,000 that was classified in liabilities of discontinued operations in the accompanying balance sheet. The settlement provided for approximately $200,000 of the note to be paid from an escrow account established for the benefit of creditors of discontinued operations. Additionally, the Company paid the remaining balance of the note, which amounted to $70,000, on July 31, 2005.

Employment Agreements

On July 13, 2005, the Company’s board of directors approved, and the Company entered into, an employment agreement with Casper Zublin Jr., in connection with his appointment as the Company’s Chief Executive Officer. This agreement supersedes his prior employment agreement and has an initial term of one year, which term is automatically renewed for successive, additional one-year periods. Pursuant to the employment agreement, Mr. Zublin is entitled to receive a base salary of $250,000, an annual bonus based on the achievement of certain criteria established by the board of directors, and an option to purchase 100,000 shares of the Company’s Common Stock at a purchase price of $3.00 per share.

On July 13, 2005, the Company’s board of directors approved, and the Company entered into, an employment agreement with Robert Webber, in connection with his appointment as the Company’s President and Chief Financial Officer. This agreement supersedes his prior employment agreement and has an initial term of one year, which term is automatically renewed for successive, additional one-year periods. Pursuant to the employment agreement, Mr. Webber is entitled to receive a base salary of $250,000, an annual bonus based on the achievement of certain criteria established by the board of directors, and an option to purchase 100,000 shares of the Company’s Common Stock at a purchase price of $3.00 per share.

Working Capital Financing Arrangement

On August 8, 2005, the Company, and New England Technology Finance, LLC (“NETF”), an affiliate of Global Technology Finance, which is a provider of structured financing solutions to technology companies that operates in partnership with Credit Suisse First Boston, CIT Group, Inc. and others, entered into a series of related agreements that together provide a new working capital credit facility for the Company. The new credit facility is comprised of two primary components.

First, pursuant to the terms of an Asset Purchase and Liability Assumption Agreement (the “APLA”), NETF will finance certain of the Company’s qualified product purchases, the Company will assign its accounts receivable resulting from the sale of such products to NETF, and NETF will assume liability for payment to product vendors. As consideration for the product financing provided by NETF, the Company will pay NETF a finance and servicing fee calculated on a monthly basis depending on the Company’s gross profit margin on such products, and days sales outstanding, which fee is expected to be less than the fees charged under the Company’s prior financing arrangement with Textron. In addition to the payment of the finance fee, as consideration for the product financing and vendor services provided by NETF, the Company shall also provide certain billing and collection services in connection with the purchased assets. The Company has an obligation to repurchase accounts sold to NETF at a purchase price equal to the outstanding face amount of such account under certain conditions, which include, among others, if an account remains unpaid for a certain period of time. The APLA also provides for a termination fee payable by the Company if the APLA is terminated prior to the end of its term as a result of the occurrence of certain events, which include, among others, any default by the Company in the performance of its material obligations. The APLA has an initial term of 3 years and is automatically extended for additional 1 year periods unless terminated earlier pursuant to the terms of the agreement.

Second, pursuant to the terms of an Asset Purchase Agreement (the “APA”), NETF purchased $7,500,000 of the Company’s other qualified accounts receivables (including services and products). Proceeds were used to pay off the then-existing $4,800,000 balance of the Company’s $7,000,000 credit line with Textron, for acquisition debt, and general corporate purposes. In addition to the accounts receivable purchased on August 8, 2005, NETF may purchase up to 80% of the Company’s additional qualified accounts receivable in the future on the same terms.

Issuance of Common Stock as Purchase Consideration

On July 30, 2005, the Company issued 428,000 shares of its Common Stock to the former shareholders of ITI pursuant to the purchase agreement which provide for the issuance of such shares based on the average closing sale price (the “Share Price”) of such common stock for the 30 days prior to June 28, 2005, determined as follows: (a) 214,000 shares if the Share Price is greater than $10.00 but less than $15.00; (b) that number of shares equal to $2,140,000 divided by the Share Price if the Share Price is less than $10.00, provided that the maximum number of shares is no more than 428,000; or (c) that number of shares equal to $3,210,000 divided by the Share Price if the Share Price is greater than $15.00. The Share Price was $3.60, and the Company issued 428,000 shares of Common Stock to the former shareholders of ITI, and incurred a cash liability of $595,748, payable July 30, 2005.

Conversion of Preferred Stock

On August 14, 2005, the remaining 583,124 shares of the Company’s Series A Preferred Stock were automatically converted into 145,781 shares of the Company’s Common Stock pursuant to the terms of the Series A preferred stock certificate of designations.

Deferral of Accrued Purchase Consideration

On September 20, 2005, the Company entered into promissory notes with three former shareholders of ITI, including the Company’s current chief executive officer, Casper Zublin, Jr., to defer an aggregate of $2,574,755 in payments due in connection with the acquisition of ITI (see Note 4). Principal payments are due quarterly beginning in September 2005, with the balance due on July 31, 2006 (the “Maturity Date”). The Notes bear interest at a rate of 8.9%, which interest is payable in shares of the Company’s Common Stock at a price equal to the average per share closing price for the 20 trading days ending on the second trading day prior to the Maturity Date.

26.          SUBSEQUENT EVENTS (UNAUDITED)

1-for-10 Reverse Stock Split

At our Annual Meeting of Stockholders held on December 13, 2005, our stockholders authorized the Board of Directors to effect a 1-for-10 reverse stock split of the outstanding shares of common stock. On May 24, 2006, the Board of Directors approved the reverse stock split, and the reverse split became effective as of June 5, 2006. As a result of the reverse stock split, each stockholder’s shares were automatically converted into one-tenth of the number of shares that he or she had owned immediately before that date, and the number of shares outstanding was reduced from approximately 214,245,977 shares to 21,424,597 shares, as of June 5, 2006. However, the reverse stock split did not affect any stockholder’s percentage ownership of our shares, except to the limited extent that the reverse stock split resulted in any stockholder owning a fractional share.

Stockholders that were otherwise entitled to receive a fractional share as a result of the reverse stock split received, instead, a cash payment based on the closing sales price of our common stock on Friday, June 2, 2006, which, after being adjusted for the reverse stock split, was $0.42 as reported on the OTC Bulletin Board.

Beginning on June 5, 2006, our trading symbol was changed to “DYNK.”

Amendment to Note Purchase Agreement and Issuance of Additional Junior Note

On March 8, 2006, we entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with SACC Partners, L.P. and Lloyd I. Miller, III (the “Senior Lenders”), pursuant to which we issued Senior Secured Notes in the aggregate principal amount of $6.7 million (the “Senior Notes”). Under the Note Purchase Agreement, we also issued a Junior Secured Convertible Note to Trust A-4 - Lloyd I. Miller (the “Junior Lender” and together with the Senior Lenders, the “Lenders”) in the aggregate principal amount of $3.0 million (the “Junior Note”). On June 15, 2006, we amended the Note Purchase Agreement to provide that upon the request of Mr. Miller or an affiliate of Mr. Miller, and upon the consent of the Company, the Company shall issue up to an additional aggregate inital principal amount of $3.0 million, on the same terms and conditions as provided for the Junior Note. On June 15, 2006, we issued an additional junior secured convertible promissory note to the Junior Lender in the initial principal amount of $1.0 million, on the same terms and conditions as the Junior Note (together with the Junior Note, the “Junior Notes”). The interest rate for the Junior Notes is 10% per annum if paid in cash, or 14% per annum if paid in kind, which is at our election for the first three years. Principal will be payable at the maturity date of March 1, 2011 and interest will be payable quarterly in arrears beginning June 30, 2006, unless we choose the payment in kind option, in which case interest will be added to the principal amount of the Junior Notes during the period that we continue such election. The Junior Notes may be converted into shares of our common stock at any time at the election of the holder at a conversion price of $0.20 per share of common stock after giving effect to the reverse stock split. Thus, the Junior Notes issued to the Junior Lender are convertible into 30,212,952 shares of our common stock, assuming that interest thereon is paid in kind for the first three years.

2006 Nonqualified Stock Option Plan

On June 15, 2006, our Board of Directors approved the 2006 Nonqualified Stock Option Plan (the “2006 Plan”) that provides for the grant of nonqualified stock options to purchase up to an aggregate of 11,790,672 shares of our common stock to members of our Board, employees and consultants. Our Board of Directors, or a committee of two or more members of our Board, will administer the 2006 Plan. The administrator will have full authority to establish rules and regulations for the proper administration of the 2006 Plan, to select the employees, consultants and directors to whom awards are granted, and to set the date of grant, the exercise price and the other terms and conditions of the awards, consistent with the terms of the 2006 Plan. The administrator may modify outstanding awards as provided in the 2006 Plan.

The 2006 Plan provides for the grant of nonqualified stock options to eligible individuals. The terms of the awards are subject to the provisions in an option agreement, consistent with the terms of the 2006 Plan. The exercise price of a stock option shall not be less than the fair market value of our common stock on the date of grant. No stock option shall be exercisable later than ten (10) years after the date it is granted.

The administrator may amend the 2006 Plan at any time. No such amendment may be made by our Board of Directors without the consent of an option holder if such amendment would substantially affect or impair the rights of such option holder. In addition, the administrator may terminate the 2006 Plan at any time. However, in no event may an award be granted pursuant to the 2006 Plan on or after June 15, 2016.

The 2006 Plan will be submitted to a vote of our stockholders within twelve (12) months of our adoption of the 2006 Plan.  The affirmative vote of stockholders holding not less than a majority of our issued and outstanding shares of common stock is required to approve the adoption of the 2006 Plan.  All stock options granted under the 2006 Plan are subject to obtaining such stockholder vote.

Common Stock Issuances

On June 6, 2006, in connection with the closing of the new debt financing and private placement of common stock on March 8, 2006, the Company completed the conversion of the outstanding Bridge Notes held by Mr. Miller and SACC Partners and converted approximately $109,315 of outstanding interest and $2,500,000 in outstanding debt principal into an aggregate of 13,046,574 shares of the Company’s Common Stock at a conversion rate of $0.20 per share.

On June 6, 2006, the Company completed the issuance of 20,520,637 of common shares issuable as of March 31, 2006 in connection with the debt conversion and settlement agreements entered into on March 8, 2006.

On July 1, 2006, each of the two non-employee directors received a stock grant for 117,647 shares of our common stock, which is equal to $20,000 divided by the closing price of our common stock as reported on the Over the Counter Bulletin Board on June 30, 2006, which was equal to $0.17 per share. Also on July 1, 2006, Mr. Ron Ben-Yishay received a stock grant for 1,176,471 shares of our common stock, which is equal to $200,000 divided by $0.17 per share.

DYNTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2006	June 30, 2005
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash	$638	$963
Cash — Restricted	1,320	334
Accounts receivable, net of allowance for doubtful accounts of $581 and $618	11,067	17,894
Inventory	1,158	1,666
Prepaid expenses and other current assets	69	75
Other receivables	438	125
TOTAL CURRENT ASSETS	14,690	21,057

RESTRICTED CASH — over one year	711	231

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $3,553 and $3,233	818	959

GOODWILL	18,767	18,579

ACQUIRED CUSTOMER LISTS, net of accumulated amortization of $11,301 and $9,609	2,945	4,637

DEFERRED FINANCING COSTS, net of accumulated amortization of $104 and $476	348	1,002

DEPOSITS AND OTHER ASSETS	292	871
	$38,571	$47,336
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Cash overdraft	$532	$1,274
Accounts payable	4,612	8,937
Line of credit	6,524	4,697
Acquisition indebtedness	—	3,676
Accrued expenses	3,201	2,564
Deferred revenue	1,064	996
Notes payable-accrued interest	451	184
Notes payable-current portion	2,350	3,621
Current liabilities of discontinued operations	258	329
TOTAL CURRENT LIABILITIES	18,992	26,278

DEFERRED REVENUE	681	588
ACQUISITION INDEBTEDNESS	—	644
LONG TERM NOTES PAYABLE	3,836	6,371
TOTAL LIABILITIES	23,509	33,881

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; 0 and 583,124 shares issued and outstanding as of March 31, 2006 and June 30, 2005, respectively	—	1
Common stock, $0.0001 par value, 450,000,000 shares authorized; 15,695,077 and 7,542,676 shares issued and outstanding as of March 31, 2006 and June 30, 2005, respectively	5	5
Additional paid-in capital	121,995	109,551
Common shares to be issued for Notes conversion in 2006 (20,520,637 shares) and acquisition in 2005 (428,000 shares)	12,342	1,544
Accumulated deficit	(119,280)	(97,646)
TOTAL STOCKHOLDERS’ EQUITY	15,062	13,455
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,571	$47,336

The accompanying notes are an integral part of these condensed consolidated financial statements.

DYNTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
REVENUES:
Product Revenues	$9,370	$11,936	$37,953	$31,081
Service Revenues	4,926	7,113	18,622	22,753
Total revenues	14,296	19,049	56,575	53,834

COST OF REVENUES:
Cost of products	8,648	10,383	33,839	25,984
Cost of services	4,540	5,450	14,325	17,801
Total cost of revenues	13,188	15,833	48,164	43,785
GROSS PROFIT	1,108	3,216	8,411	10,049

OPERATING EXPENSES:
Selling	3,491	3,096	9,667	7,469
General and administrative	1,816	1,490	4,301	4,256
Non cash expense for warrants		51		94
Depreciation and amortization	632	732	2,012	2,273
Goodwill Impairment	—	—	—	6,026
Total operating expenses	5,939	5,369	15,980	20,118

LOSS FROM OPERATIONS	(4,831)	(2,153)	(7,569)	(10,069)

OTHER INCOME (EXPENSE):
Gain (Loss) on extinguishment of debt	(8,521)	(336)	(8,521)	(336)
Loss on investment	—	(604)		(604)
Gain on marketable securities	—	—	54	—
Interest expense	(2,070)	(529)	(5,563)	(1,205)
Other income (expense)	(590)	—	(590)	(50)
Interest income	18	8	42	20
Total other income (expense)	(11,163)	(1,461)	(14,578)	(2,175)

LOSS FROM CONTINUING OPERATIONS	$(15,994)	$(3,614)	$(22,147)	$(12,244)
DISCONTINUED OPERATIONS
Gain on disposal of discontinued operations	297	(83)	513	1,593

NET LOSS	$(15,697)	$(3,697)	$(21,634)	$(10,651)

NET LOSS PER SHARE: Basic and Diluted
Continuing Operations	(1.05)	(.54)	(2.14)	(1.95)
Discontinued Operations	.02	(.01)	.05	.25
	$(1.03)	$(.55)	$(2.09)	$(1.70)
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTATION - Basic and Diluted	15,246,274	6,681,118	10,368,321	6,276,062

NET LOSS	$(15,697)	$(3,697)	$(21,634)	$(10,651)

COMPREHENSIVE LOSS, NET OF TAX
Change in unrealized gain (loss) on available-for-sale-securities	—	(8)	—	(29)

COMPREHENSIVE LOSS	$(15,697)	$(3,689)	$(21,634)	$(10,680)

The accompanying notes are an integral part of these condensed consolidated financial statements.

DYNTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended March 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss-Continuing operations	$(22,147)	$(12,244)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,012	2,187
Non-cash interest	3,970	381
Employee option expense	205	—
Write-down of capitalized software costs	—	82
Options and shares issued for services		87
Gain in marketable securities	(54)	—
Impairment of goodwill	—	6,026
Loss (gain) on extinguishment of debt	8,521	336
Loss on preferred investment	505	604
Note receivable		378
Changes in operating assets and liabilities:
Accounts receivable	6,779	(698)
Inventory	508	405
Accrued interest	165	—
Prepaid expenses and other current assets	6	48
Other receivables	(313)	—
Deposits and other assets	74	(305)
Accounts payable	(3,103)	(1,459)
Deferred revenue	161	(26)
Accrued expenses	811	(958)
Restricted cash	(1,466)	62
Total adjustments	18,780	7,150
NET CASH USED IN OPERATING ACTIVITIES	(3,367)	(5,094)
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash from disposition of marketable securities	54	—
Cash paid for acquisitions	(2,530)	(6,486)
Cash received from Redrock acquisition	—	405
Cash received from ITI acquisition	—	106
Capital expenditures	(179)	(622)
NET CASH USED IN INVESTING ACTIVITIES	(2,655)	(6,597)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash overdraft	(742)	—
Proceeds from debt financing	12,200	4,775
Deferred financing costs	(451)	—
Net proceeds under line of credit	1,827	(78)
Principal payments	(7,971)	—
Issuance of Common Stock, net of expenses	392	6,884
NET CASH PROVIDED BY FINANCING ACTIVITIES	5,255	11,581
CASH FLOWS OF DISCONTINUED OPERATIONS
Operating cash flows	442	(1,871)
NET CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS	442	(1,871)
NET INCREASE (DECREASE) IN CASH	(325)	(1,982)
CASH AT BEGINNING OF PERIOD	963	2,810
CASH AT END OF PERIOD	$638	$828

The accompanying notes are an integral part of these condensed consolidated financial statements.

DYNTEK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands, except share data)

	Nine Months Ended March 31,
	2006	2005
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest	$2,017	$616

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES
Debt discount issued in connection with convertible debt	$—	$60
Issuance of stock in connection with convertible debt	—	40
Conversion of senior subordinated debt converted		509

Acquisition of Redrock Communications Solutions, Inc. in 2004:
Cash paid to shareholders	763	2,750
Gross cash acquired	—	405
Contingent consideration	—	2,000

Acquisition of Integration Technologies, Inc. in 2004:
Cash paid to shareholders	—	2,500
Gross cash acquired	—	105
Contingent consideration		2,250

Acquisition of AMR in 2004:
Cash paid to shareholders	—	786

Entellus earn out paid		200

The accompanying notes are an integral part of these condensed consolidated financial statements.

DYNTEK, INC. & SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2006

(UNAUDITED)

1. BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of DynTek, Inc. and its subsidiaries (“DynTek”, “Company”, or “we”) have been prepared in accordance with accounting principles generally accepted in the United States of America, for interim financial statements and pursuant to the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required for annual financial statements. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related footnotes for the year ended June 30, 2005 included in the Form 10-K for the year then ended.

The accompanying condensed consolidated financial statements reflect all adjustments, which, in the opinion of management consist of normal recurring items that are necessary for a fair presentation in conformity with accounting principles generally accepted in the United States of America.  Preparing condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The results of operations for any interim period are not necessarily indicative of the results attainable for a full fiscal year.

2. LIQUIDITY AND FINANCIAL CONDITION

The Company incurred a net loss of $21,634,000 for the nine months ended March 31, 2006, which includes $15,213,000 of non-cash charges resulting from $2,012,000 of depreciation and amortization; $205,000 in stock-based compensation; $3,970,000 in non-cash interest charges; a $505,000 valuation adjustment on the investment in Tekinsight; and a $9,401,000 loss on the extinguishment of debt obligations under the ITI Notes and the 9% Notes; offset by a gain on extinguishment of trade payable debt of $880,000. At March 31, 2006, the Company had a working capital deficiency of approximately $4,302,000; which represents a $4,708,000 increase in working capital at December 31, 2005 after giving effect to certain capital transactions more fully described in Note 6.

In the first quarter of 2006, the Company instituted certain measures to reduce the amount of cash being used to support its operating activities. These measures include, among other things, streamlining operations by reducing employee headcount, cutting overhead expenses and focusing revenue generating activities on products that are intended to generate higher profit margins. The Company also effectuated certain conversions of debt to equity and raised additional capital during the quarter ended March 31, 2006 to alleviate its immediate cash flow needs. Although the Company has taken certain measures to reduce costs and has effectuated certain changes in its capital structure, such attempts to improve liquidity have not, to date, enabled the Company to support its operations without seeking additional capital from outside sources.

The Company is continuing to pursue a variety of financial and operational initiatives intended to improve its liquidity; however, the Company must still raise additional capital to sustain its operations. The Company cannot provide any assurance that it will be successful in its efforts to improve its financial condition. In addition, the Company has not secured any commitments for new financing at this time nor can it provide any assurance that new capital will be available on acceptable terms, if at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

The Company believes that the NETF APLA facility has enabled it to more effectively manage its liquidity because the facility is structured to provide the flexibility of matching the timing of cash outflows for product purchases to cash amounts collected from customers. The financing fee under the facility is calculated on a monthly basis depending on gross margin on such products, and days sales outstanding. The Company may also use the APA facility as a general financing arrangement for certain product and services receivables.

In October 2005, the Company raised gross proceeds of $2,500,000, upon its issuance of notes to certain investors (the “Bridge Notes”). The proceeds were used to pay acquisition debt and for working capital. In March of 2006, the Company entered into an agreement with the holders of the Bridge Notes to convert subject to certain conditions the $2,609,315 in aggregate principal and accrued interest into shares of its common stock at a conversion price of $0.20 per share. The conversion will be effective and the debt obligation cancelled upon the date immediately following the effective date of the Company’s contemplated 1 for 10 reverse stock split, which the Company is required to effectuate on or before June 30, 2006; otherwise the Bridge Notes will continue to be outstanding obligations of the Company.

As described in Note 4, the Company paid $3,000,000 to the sellers of Redrock Communication Solutions

(“Redrock”) as partial consideration for the acquisition of such business in October 2004, and paid $850,000 in contingent consideration in July 2005. In October 2005, the Company paid an additional $650,000 in contingent consideration upon the resolution and settlement of a litigation matter brought against the former Redrock shareholders/sellers by a former Redrock employee, as described in Note 4, together with a settlement amount of $120,000 payable over 24 months, less $26,000 of fees and expenses incurred by the Company in connection with such litigation.

As described in Note 4, the Company paid $2,500,000 to the sellers of Integration Technologies, Inc. (“ITI”) as partial consideration for the acquisition of ITI in October 2004. The Company accrued an additional $2,845,748 of contingent consideration, of which $270,993 was paid in August 2005. In September 2005, the Company entered into promissory notes (the “ITI Notes”) with three former shareholders of ITI, including the Company’s current chief executive officer, Casper Zublin, Jr., to defer an aggregate of $2,574,735 in payments due in connection with the acquisition of ITI. Principal payments are due quarterly, with the balance due July 31, 2006. In September 2005, the Company paid $643,684 in principal pursuant to the ITI Notes. As described in Notes 4 and 6, in March 2006, the Company entered into agreements with the holders of the ITI Notes to convert $2,043,272 in the aggregate of principle and accrued interest under the ITI Notes into shares of the Company’s common stock at a conversion price of $0.20 per share. The agreements effected a complete settlement of the debt outstanding under the ITI Notes and provide that the shares will be issued immediately following the effective date of the Company’s contemplated 1 for 10 reverse stock split.

On October 26, 2005, the Company amended its Restated Secured Convertible Term Note (the “Laurus Note”), to defer principal payments from December 2005 until March 2006. In exchange, the Company was required to decrease the exercise price of warrants issued in connection with the Laurus Note from $6.50 per share to $2.50 per share. Laurus entered into this transaction to assist the Company in alleviating its immediate liquidity constraints. This transaction deferred approximately $831,249 in aggregate payments originally due through March 2006 (Note 6). In March 2006, the remaining principal balance of $6,649,999 along with accrued interest of $102,198 was paid in full.

On October 26, 2005, the Company amended the 9% Subordinated Convertible Notes (the “9% Notes”) with a majority of the holders thereof, and deferred all payments of principal due under the 9% Notes until January 2007. In exchange for the deferral, the Company (i) reduced the conversion price under the 9% Notes from $6.50 to $2.20 per share, (ii) reduced the exercise price of warrants held by the holders of the 9% Notes from $5.00 to $2.20 per share, and (iii) increased the number of shares exercisable under the 9% Notes by an aggregate of 49,140 shares. This transaction deferred approximately $1,893,629 in aggregate principal payments otherwise due and payable through January 2007. In March 2006, the Company entered into agreements with the holders of the 9% Notes to convert $2,665,112 in aggregate principle and accrued interest into shares of the Company’s common stock at a conversion price of $0.20 per share. These agreements effected a complete settlement of the debt outstanding under the 9% Notes and provide that the shares will be issued immediately following the effective date of the Company’s contemplated 1 for 10 reverse stock split.

On March 8, 2006, the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with SACC Partners, L.P. and Lloyd I. Miller, III (the “Senior Lenders”), pursuant to which the Company issued Senior Secured Notes in the aggregate principal amount of $6.7 million with warrants for common stock (Note6). Proceeds from the sale of the Senior Notes were used to pay indebtedness outstanding under the Laurus Notes.

Under the Note Purchase Agreement, the Company also issued a Junior Secured Convertible Note to Trust A-4 - Lloyd I. Miller III (the “Junior Lender” and together with the Senior Lenders, the “Lenders”) in the aggregate principal amount of $3.0 million (the “Junior Note”) (Note 6). Proceeds from the issuance of the Junior Note were used to reduce additional indebtedness of the Company and for general corporate purposes. The Junior Note issued to the Junior Lender is convertible into 15,000,000 shares of Common Stock of the Company, assuming interest thereunder is paid in cash.

On March 8, 2006, the Company entered into a Securities Purchase Agreement with certain accredited investors (the “Securities Purchase Agreement”), pursuant to which the Company raised approximately $759,140 in gross proceeds through the initial closing of a private placement of an aggregate of 3,795,700 shares of common stock at a purchase price of $0.20 per share. The accredited investors also received warrants to purchase an aggregate of 759,140 shares of common stock (Note 8). Proceeds from the private placement of equity were used, in conjunction with the proceeds from the issuance of the Junior Note, to reduce additional indebtedness of the Company, and will also be used for general corporate purposes.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company transactions have been eliminated.

B. Revenue Recognition — The Company applies the revenue recognition principles set forth under SOP 97-2 and SAB 104 with respect to all revenue. The Company adheres strictly to the criteria set forth in paragraph .08 of SOP 97-2 and outlined in SAB 104 which provides for revenue to be recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the vendor’s fee is fixed or determinable, and (iv) collect ability is probable.

Computer Hardware Product Revenues

The Company requires its hardware product sales to be supported by a written contract or other evidence of a sale transaction that clearly indicates the selling price to the customer, shipping terms, payment terms (generally 30 days) and refund policy, if any. Since the Company’s hardware sales are supported by a contract or other document that clearly indicates the terms of the transaction, and the selling price is fixed at the time the sale is consummated, the Company records revenue on these sales at the time in which it receives a confirmation that the goods were tendered at their destination when shipped “FOB destination,” or upon confirmation that shipment has occurred when shipped “FOB shipping point.”

Software Product Revenues

The Company makes substantially all of its software product sales as a reseller of licenses, which may include a post contract customer support arrangement and access to product and upgrades, and enhancements that are provided exclusively by the manufacturer following delivery and the customer’s acceptance of the software product. The Company does not presently sell any software that it develops internally. Any responsibility for technical support and access to upgrades and enhancements to these software products are solely the responsibility of the software manufacturer, which arrangement is known to the customer at the time the sale is consummated. With respect to delivery, the Company requires that the customer has received transfer of the software or, at a minimum, an authorization code (“key”) to permit access to the product. If a software license is delivered to the customer, but the license term has not begun, the Company does not record the revenue prior to inception of the license term.

The Company requires its software product sales to be supported by a written contract or other evidence of a sale transaction, which generally consists of a customer purchase order or on-line authorization. These forms of evidence clearly indicate the selling price to the customer, shipping terms, payment terms (generally 30 days) and refund policy, if any. The selling prices of these products are fixed at the time the sale is consummated.

For product sales, the Company applies the factors discussed in Emerging Issues Task Force Issue “EITF” 99-19 in determining whether to recognize product revenues on a gross or net basis. In a substantial majority of transactions, the Company (i) acts as principal; (ii) takes title to the products; and (iii) has the risks and rewards of ownership, including the risk of loss for collection, delivery or returns. For these transactions, the Company recognizes revenues based on the gross amounts billed to customers. In certain circumstances, based on an analysis of the factors set forth in EITF 99-19, the Company has determined that it was acting as an agent, and therefore recognizes revenues on a net basis. For the nine months ended March 31, 2006, no revenues were recognized on a net basis.

IT Services Revenue

The Company generally bills its customers for professional IT services based on hours of time spent on any given assignment at its hourly billing rates. As it relates to delivery of these services, the Company recognizes revenue under these arrangements as the work is completed and the customer has indicated acceptance of services by approving a work order milestone or completion order.  For certain engagements, the Company enters fixed bid contracts, and recognizes revenue as phases of the project are completed and accepted by the client. For its seat management services, the Company enters unit-price contracts (e.g., price per user for seat management), and recognizes revenue based on number of units multiplied by the agreed-upon contract unit price per month.

BPO Services Revenue

For business process outsourcing (“BPO”) services, which primarily includes the Company’s child support service contracts in the states of Kansas and Nebraska, the Company provides services under a fixed price (flat monthly fee) contract, and recognizes revenue as the services are provided and billed. In the state of North Carolina, the Company has one contract subject to revenue-sharing related to child support services. Under that contract a fee from amounts collected is shared by the Company with the county on a percentage basis, and revenue is recognized monthly in arrears as a percentage of the total amount of collections received.

C. Cash and Cash Equivalents — The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.

D. Allowance for Doubtful Accounts — The Company has a policy of reserving for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

E.   Property and Equipment — Property and equipment is stated at cost and is depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of their respective leases or service lives of the improvements, whichever is shorter.

F.   Income (loss) per Common Share — Basic earnings per share has been calculated based upon the weighted average number of common shares outstanding. Convertible preferred stock, convertible debt, options and warrants have been excluded as common stock equivalents in the diluted earnings per share because they are anti-dilutive. The aggregate number of potential common stock equivalents outstanding as of March 31, 2006 and 2005 is as follows:

	As of March 31,
	2006	2005
Common stock	15,695,078	7,463,314
Options and warrants	13,063,256	3,006,128
Convertible debt	15,000,000	1,673,417
Preferred Stock	—	145,781
	43,758,334	12,288,640

The determination of loss per share includes an aggregate of 20,570,644 shares issuable to the former holders of the ITI Notes (see Note 4), 9% Notes (see Note 6), and certain trade debt settled for shares (see Note 6). The weighted average calculation effect for the three months ending March 31, 2006 was 5,256,942 shares and the effect for the nine months ending March 31, 2006 was 1,726,733 shares. These shares have been included in the determination of loss per share in accordance with the provision of SFAS 128 “Earning Per Share.” Under SFAS 128, shares issuable for little or no cash consideration upon the satisfaction of certain conditions are deemed to be outstanding for purposes of computing basic EPS as of the date that all necessary conditions have been satisfied (in essence, when issuance of the shares is no longer contingent).

G.  Estimates — The Company’s financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. Critical accounting policies include revenue recognition, impairment of goodwill, and accounting for discontinued operations.

H. Stock Based Compensation — Prior to July 1, 2005, the Company accounted for employee stock transactions in accordance with Accounting Principle Board, APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The Company has adopted the pro forma disclosure requirements of Statement of Financial Accounting Standards No. 123, “Accounting For Stock-Based Compensation.”

Effective July 1, 2005, the Company adopted FASB Statement of Financial Accounting Standard (“SFAS”) No. 123R “Share Based Payment”. This statement is a revision of SFAS Statement No. 123, and supersedes APB Opinion No. 25, and its related implementation guidance. SFAS 123R addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards result in a cost that will be measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest that will result in a charge to operations. Consequently, during the nine months ended March 31, 2005, the Company recognized $205,000 in expenses, which represents the fair value of stock option awards that the Company elected to accelerate vesting during that period.

For the nine months ended March 31, 2005, the Company had applied APB Opinion No. 25, “Accounting for Stock Issued to Employees.”  As required under SFAS No. 148, “Accounting for Stock-based Compensation — Transition and Disclosure,” the following table presents pro- forma net income and basic and diluted earnings per share as if the fair value-based method had been applied to all awards during that period.

	Three Months Ended March 31, 2005	Nine Months Ended March 31, 2005
	(in thousands except per share data)
Net Loss	$(3,697)	$(10,651)
Stock-based employee compensation cost, net of tax effect, under fair value accounting	35	(140)
Pro-forma net loss under Fair Value Method	$(3,732)	$(10,791)
Loss per share
Basic	$(0.50)	$(1.72)
Diluted	(0.50)	$(1.72)
Per share stock-based employee compensation cost, net of tax effect, under fair value accounting:
Pro-forma loss share basic	(0.50)	(1.72)
Pro-forma loss share diluted	$(0.50)	$(1.72)

The fair value of all options granted was estimated at the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value estimate of its stock options. In calculating the fair values of the stock options, the following assumptions were used:

Fiscal 2005
Dividend yield	—
Weighted average expected life	8.8 years
Weighted average risk-free interest rate	1.35%
Expected volatility	35%

L. Fair Value of Financial Instruments — The carrying amounts reported in the balance sheet for cash, trade receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments. The carrying amounts of notes receivable approximate fair value as such instruments feature contractual interest rates that are consistent with current market rates of interest. The carrying amounts of notes payable approximate fair value because the effective yields of such instruments, which includes the effect of contractual interest rates taken together with discounts resulting from the concurrent issuances of common stock purchase warrants, are consistent with current market rates of interest.

M. Goodwill — Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations (Note 4). SFAS 142, Goodwill and Other Intangible Assets, requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis (June 30th for the Company) and between annual tests when circumstances indicate that the recoverability of the carrying amount of goodwill may be in doubt. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit.

N. Comprehensive Income (Loss) — Comprehensive income (loss) is comprised of net income (loss) and all changes to the statements of stockholders’ equity, except for changes that relate to investments made by stockholders, changes in paid-in capital and distributions.

O. Inventory — Inventory consist primarily of finished goods, which are recorded at the lower of cost or market.

P. Convertible Notes — The Company accounts for conversion options embedded in convertible notes in accordance with Statement of Financial Accounting Standard (“SFAS) No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”). SFAS 133 generally requires Companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free standing derivative financial instruments in accordance with EITF 00-19. SFAS 133 provides for an exception to this rule when convertible notes, as host instruments, are deemed to be conventional as that term is described in the implementation guidance under Appendix A to SFAS 133 and further clarified in EITF 05-2 “The Meaning of “Conventional Convertible Debt Instrument” in Issue No. 00-19.

The Company accounts for convertible notes (deemed conventional) in accordance with the provisions of Emerging Issues Task Force Issue (“EITF”) 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features,” (“EITF 98-5”), EITF 00-27 “Application of EITF 98-5 to Certain Convertible Instruments,” Accordingly, the Company records, as a discount to convertible notes, the intrinsic value of such conversion options based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption.

The Company’s convertible notes do not host embedded conversion options that are deemed to be free standing derivatives financial instruments or beneficial conversion features the commitment date fair value of the underlying common stock.

Q. New Accounting Standards — In December 2004, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 153 “Exchanges of Nonmonetary Assets”. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement, which is to be applied prospectively, are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this pronouncement did not have a material effect on the Company’s financial statements.

EITF Issue 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share.”  The EITF reached a consensus that contingently convertible instruments, such as contingently convertible debt, contingently convertible preferred stock, and other such securities should be included in diluted earnings per share (if dilutive) regardless of whether the market price trigger has been met. The consensus became effective for reporting periods ending after December 15, 2004. The adoption of this pronouncement does not currently have an effect on the Company’s financial statements because the inclusion of common stock equivalents in earnings per share is anti-dilutive.

In September 2005, the FASB ratified the Emerging Issues Task Force’s (“EITF”) Issue No. 05-7, “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues,” which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment if a debt modification increases the intrinsic value of the debt (for example, the modification reduces the conversion price of the debt). In September 2005, the FASB also ratified the EITF’s Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature,” which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is treated recorded in the shareholder’s equity for book purposes, but as a liability for income tax purposes), and, if so, whether that basis difference is a temporary difference under FASB Statement No. 109, “Accounting for Income Taxes.”  The Company is currently in the process of evaluating the effect that the adoption of this pronouncement may have on its financial statements.

In September 2005, the FASB also ratified the EITF’s Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature,” which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is treated recorded in the shareholder’s equity for book purposes, but as a liability for income tax purposes), and, if so, whether that basis difference is a temporary difference under FASB Statement No. 109, “Accounting for Income Taxes.”  The Company is currently in the process of evaluating the effect that the adoption of this pronouncement may have on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

4. BUSINESS ACQUISITIONS

Redrock Communications Solutions, Inc. (“Redrock”)

On September 29, 2004, the Company entered into a Stock Purchase Agreement (the “Redrock Agreement”) by and among the Company and the two holders of record (the “Sellers”) of the outstanding shares of Redrock, to acquire all of the outstanding Common Stock of Redrock for purchase consideration consisting of $4,500,000 in cash, including an earn-out cash payment of $1,500,000 due July 31, 2005 (the “Earn-Out Payment”), and $500,000 of the Company’s common stock at a price of $6.30 per share.

After the transaction closed, a former employee of Redrock claimed that he was owed up to one-third (1/3) of the outstanding shares of Redrock at the time of the Company’s acquisition of Redrock (the “Redrock Dispute”). The Redrock Agreement provides an indemnification for the benefit of the Company by the Sellers with respect to Redrock’s capital structure, its securities then-outstanding, and the Sellers’ ownership of Redrock shares.

In August 2005, the Company paid $850,000 of the Earn-Out Payment, withholding the remaining portion pending resolution of the Redrock Dispute. In October 2005, the Sellers and the former employee of Redrock entered into a settlement agreement, and the Company paid the remaining $650,000 of the Earn-Out Payment to the Sellers, plus $120,000 in a settlement amount to the former employee of Redrock payable over 24 months, less $26,000 in fees and expenses incurred by the Company in connection with such litigation, terminated the former employee of Redrock, and obtained a release in connection with the Redrock Dispute.

Integration Technologies Inc.

On October 14, 2004, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, ITI Acquisition Corp., a California corporation and wholly owned Subsidiary of the Company (“Merger Sub”), Integration Technologies, Inc., a California corporation (“ITI”), the shareholders of ITI (the “ITI

Shareholders”) and Casper Zublin, Jr., in his capacity as the shareholder representative (the “Representative”).

On October 18, 2004, the Merger Sub was merged into ITI with ITI becoming a wholly-owned subsidiary of the Company (the “Merger”). The consideration paid or payable to the ITI Shareholders in connection with the Merger was comprised of: (i) an initial cash payment of $2,500,000; (ii) an earn-out cash payment up to a maximum amount of $1,500,000, based upon ITI’s EBITDA for the period between July 1, 2004 through June 30, 2005; (iii) an earn-out cash payment up to a maximum amount of $1,500,000, based upon ITI’s revenue for the period between July 1, 2004 through June 30, 2005; and (iv) an aggregate number of whole shares of Company common stock based on the average closing sale price per share (the “Share Price”) of such common stock for the 30 trading days prior to June 28, 2005 (the “Share Consideration”). The Share Price was $3.60nd the value of 428,000 shares, the maximum number of shares to be issued under the Merger Agreement, was $1,544,252. In the event the number of shares issuable as Stock Consideration was so limited, the Company agreed to pay the difference between the share value and $2,140,000 to the Shareholders in cash. The resulting cash adjustment was $595,748 (the “Cash Adjustment”).

In February 2005, the Company and the ITI Shareholders entered into a Satisfaction and Release Agreement based on performance of the ITI business through January 31, 2005, the performance of certain former ITI employees who had undertaken additional responsibilities at the Company, and the opportunity for the Company to consolidate the ITI operations with Redrock and other operations of the Company. Based on these considerations and the revenues and EBITDA from the ITI business through such date, the Company agreed to pay the amount of $2,250,000 to the Shareholders in satisfaction of the earn-out cash payments (the “ITI Earn-Out Payment”). The ITI Earn-Out Payment and Cash Adjustment equaled an aggregate of $2,845,748. In August 2005, the Company paid $270,993 of this amount to two ITI Shareholders who are currently employees of the Company.

In September 2005, the Company entered into promissory notes with the three remaining ITI Shareholders (the “ITI Notes”), including the Company’s current chief executive officer, Casper Zublin, Jr., to pay an aggregate of $2,574,735. Principal payments were due quarterly beginning in September 2005, with the balance due on July 31, 2006. The ITI Notes bore interest at a rate of 8.9%. The interest on Mr. Zublin’s note was payable in shares of the Company’s Common Stock. The Company paid $643,684 in principal due under the ITI Notes in September 2005, with a remaining aggregate principal balance of $1,931,051.

On March 8, 2006, the Company entered into Conversion and Settlement Agreements with the holders of ITI Notes providing for the surrender of the notes to the Company for their immediate and irrevocable cancellation in exchange for such number of shares of common stock derived by dividing the aggregate principal and interest of $2,665,112 by a conversion price of $0.20 per share. As described in Note 6, the Company accounted for the extinguishment of these and other notes that were also settled on March 8, 2006 as a troubled debt restructuring in accordance with SFAS 15.

5. RESTRICTED CASH

Restricted cash includes cash received in the amount of $1,379,000 in connection with maintenance agreements that are restricted and will become available to the Company as revenue is earned and recognized under the terms of the respective agreements, which are three years for which approximately $711,000 is classified as a non-current asset. Restricted cash also includes cash deposits from a subsequent closing of a private placement in the amount of $652,000 made by prospective purchasers of shares of the Company’s common stock and warrants to purchase common stock under the terms of a securities purchase agreement. The cash deposits in connection with the private placement became available to the Company upon the closing of the private placement on May 15, 2006.

6. NOTES PAYABLE

9% Subordinated Convertible Note

On October 15, 2004, the Company entered into a 9% Senior Subordinated Convertible Note Purchase Agreement with certain investors in which it issued an aggregate of $4,438,775 in principal amount of the Company’s Senior Subordinated Convertible Notes (the “9% Notes”), bearing interest at 9% per annum with a maturity of three years. Interest payments were due quarterly on the first day of each calendar quarter. Principal payments were due in monthly installments of $145,844 beginning July 1, 2005 with any remaining principal due on October 15, 2007. The 9% Notes were convertible into shares of the Company’s common stock at a conversion price of $6.50per share, subject to certain adjustments. At December 31, 2005, the net carrying value of these notes amounted to $2,993,637 including unamortized discounts of approximately $339,595.

Amortization of the debt discount in connection with issuance of the 9% Notes amounted to $434,365 inclusive of a $308,005 adjustment upon conversion of the debt during the nine months ended March 31, 2006 and is included as a component of interest expense in the accompanying condensed consolidated statement of operations. Contractual interest expense on the 9% Notes for the nine months ended March 31, 2006 amounted to $238,895 and is also included as a component of interest expense in the accompanying condensed consolidated statement of operations.

On October 26, 2005, the Company amended the 9% Notes with a majority of the holders thereof, and deferred all payments of principal due under the 9% Notes until January 2007. In exchange for the deferral, the Company (i) reduced the conversion price under the 9% Notes from $6.50 to $2.20 per share, (ii) reduced the exercise price of warrants held by the holders of the 9% Notes from $5.00 to $2.20 per share, and (iii) increased the number of shares exercisable under the 9% Notes by an aggregate of 49,140 shares. This transaction deferred approximately $1,893,629 in aggregate principal payments otherwise due and payable through January 2007.

The Company accounted for the modification of the 9% Notes in accordance with SFAS 15 “Accounting by Debtors and Creditors for Troubled Debt Restructuring” (“SFAS 15”). Accordingly, the Company recorded a non-cash interest charge of $1,742,853, which represented the incremental number of shares issuable upon conversion of the 9% Notes by having reduced the conversion price from $6.50 to $2.20, multiplied by $2.00, the closing price of the Company’s common stock on October 26, 2005. The Company also recorded a non-cash interest charge in the amount of $168,768, which represents the increase in the fair value of the common stock purchase warrants held by the holders of the 9% Notes that resulted from reducing their exercise price from $5.00 to $2.20 as of the date of the modification.

On March 8, 2006, the Company entered into Conversion and Settlement Agreements with the holders of the 9% Notes providing for the surrender of the notes to the Company for their immediate and irrevocable cancellation in exchange for such number of shares of common stock derived by dividing the aggregate principal and interest of $2,665,112 by a conversion price of $0.20 per share. As described below (Debt Extinguishment Accounting), the Company accounted for the extinguishment of these and certain other notes also settled on March 31, 2005 as a troubled debt restructuring in accordance with SFAS 15.

Laurus Funds Note

On November 15, 2004, the Company entered into an Amended and Restated Secured Convertible Term Note with Laurus Master Fund, LTD (the “Laurus Note”). The Laurus Note was convertible into the Company’s common stock at the option of Laurus Funds at a conversion price of $6.50 per share. The Laurus Note is subordinated to the Company’s working capital credit facility; however, substantially all other assets of the Company have been pledged as security for this obligation.

The Laurus Note provides for interest payable at the greater of the prime rate plus 1% per annum or 4% per annum. Principal payments were due in twenty-four monthly installments of $277,083 beginning December 1, 2005. Any pre-payments of principal that the Company chose to make under the Laurus Note prior to its maturity was subject to a 2% prepayment premium.

In connection with this transaction, the Company also issued to Laurus Funds a five-year amended and restated warrant to purchase 104,615 shares of the Company’s common stock, exercisable at $6.50 per share (the “Laurus Warrant”)

In accordance with APB 14, the Company allocated $6,551,000 of the proceeds to the Laurus Notes and $98,982 of the proceeds to the Laurus Warrant (including the effect of note amendments). Accretion of the aforementioned discount (including the effect of note amendments) amounted to $163,733 inclusive of an $118,565 adjustment upon cancellation of the debt for the nine months ended March 31, 2006, and is included as a component of interest expense in the accompanying statement of operations. Contractual interest expense on the Laurus Notes amounted to $402,557 for the nine months ended March 31, 2006 and is also included as a component of interest expense in the accompanying statement of operations

On October 26, 2005, the Company amended the Laurus Note, and deferred principal payments from December 2005 until March 2006 in return for a decrease in the exercise price of warrants issued in connection with issuance of the Laurus Note from $6.50 per share to $2.50 per share. Laurus entered this transaction to assist the Company in alleviating its immediate liquidity constraints. This transaction deferred approximately $831,249 in aggregate payments otherwise due and payable through March 2006.

The Company accounted for the modification of the Laurus Note in accordance with SFAS 15 “Accounting by Debtors and Creditors for Troubled Debt Restructurings” (“SFAS 15”). Accordingly, there was no change in the carrying value of the Laurus Note since the amendment affected only the timing of the payments and not the aggregate amount of the liability. The Company also recorded a non-cash interest charge in the amount of $49,851, which represented the increase in the fair value of the common stock purchase warrants held by Laurus that resulted from reducing their exercise price from $6.50 to $2.50 as of the date of the modification.

In March 2006, proceeds from the Senior Notes (see Note 2 and below) were used to satisfy the principal balance of

$6,649,999 on the Laurus Note debt obligation and related interest fees of $102,198; a prepayment premium was waived upon payment in full.

Bridge Notes

On October 26, 2005, the Company entered into a Note Purchase Agreement, whereby it obtained an aggregate loan of $2,500,000 from two shareholders of the Company pursuant to two Secured Promissory Notes (the “Bridge Notes”), each in the original principal amount of $1,250,000. The Bridge Notes bear interest at 12% per annum until March 1, 2006, with the interest rate increasing 2% each month until June 1, 2006, and then remaining constant at 20% until maturity, December 31, 2006. The Company is required to redeem the Bridge Notes on the earlier of (i) the closing of a rights offering to record holders of the Company’s common stock in an aggregate amount of $15,000,000 or more; (ii) the stated maturity date, December 31, 2006; or (iii) an event of default. Payment of principal and interest under the Bridge Notes is secured by a lien on substantially all the assets of the Company, which lien is subordinated to the perfected security interests held by existing secured lenders. The carrying value of the Bridge Notes is approximately equal to its fair value due to its short maturity and the fact that the contractual interest rate is approximately equal to the effective rate of interest that would prevail for instruments with similar credit risk.

In connection with the issuance of the Bridge Notes, the Company issued warrants to purchase shares of its common stock (the “Warrants”). The Warrants are exercisable for an aggregate 100,000 shares of its common stock at an exercise price equal to $1.00 per share of the price per. The Warrants expire on October 26, 2015. In accordance with APB14, the company recorded a $150,000 discount on the Bridge Notes based on the relative fair values of the Bridge Notes and the Warrants.

Contractual interest expense on the Bridge Notes for the nine months ended March 31, 2006 amounted to $109,315 and is also included as a component of interest expense in the accompanying condensed consolidated statement of operations

In connection with the new debt financing and private placement of equity described within the new Senior and Junior Notes, on March 8, 2006, the Company entered into binding agreements with Mr. Miller and SACC Partners to convert, at a conversion rate of $0.20 per share, approximately $109,315 of outstanding interest and $2,500,000 in outstanding debt principal into an aggregate of 13,046,575 shares of the Company’s Common Stock. The conversion will be effective and the debt obligation cancelled on the date immediately following the effective date of the Company’s contemplated 1 for 10 reverse stock split, which must occur on or before June 30, 2006; otherwise the Bridge Notes will continue to be outstanding obligations of the Company.

Line of Credit

In August 2005, the Company terminated its credit facility agreement with an agency of Textron Financial Corporation (“Textron”). The Textron facility provided a full notification factoring facility for up to $7,000,000 of working capital. Eligible accounts receivable expected to be collected within 90 days were purchased with recourse, with a holdback amount of 15%. Interest was charged on the outstanding balance at the prime rate plus 2.0% (8.25% at June 30, 2005). Additionally, a 0.15% discount fee was charged at the time of purchase. In August 2005, the Company terminated this agreement, and paid the entire balance then outstanding of approximately $4,800,000.

On August 8, 2005, the Company entered into a series of related agreements with New England Technology Finance, LLC (“NETF”), an affiliate of Global Technology Finance, which is a provider of structured financing solutions to technology companies that operates in partnership with Credit Suisse First Boston, CIT Group, Inc. and others, that together provided a new working capital credit facility.

The new credit facility is comprised of two primary components:  (1) an Asset Purchase and Liability Assumption Agreement (the “APLA”), under which NETF agreed to finance certain of the Company’s qualified product purchases under an arrangement that provides for the Company to assign accounts receivable (resulting from product sales to customers) and for NETF to assume the liability for payment to product vendors; and (2) an Asset Purchase Agreement (the “APA”), under which NETF purchased $7,500,000 of qualified accounts receivables (both services and products). These agreements are secured by the Company’s accounts receivables that are transferred under the respective agreements. The agreements also contain certain provisions that allow NETF to return the liability to the Company if customers have not paid in 150 days. The proceeds received under the APA were used to repay in full the $4,800,000 balance on the credit line with Textron, for acquisition debt, and general corporate purposes. In addition to the accounts receivable purchased on August 8, 2005, NETF may purchase up to 80% of additional qualified accounts receivable in the future on the same terms. As of March 31, 2006, the balance on the NETF line of credit was $6,524,000; the APA account was approximately $1,478,000 and the APLA account was approximately $5,046,000.

Senior Notes

On March 8, 2006, the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with SACC Partners, L.P. and Lloyd I. Miller, III (the “Senior Lenders”), pursuant to which the Company issued Senior Secured Notes in the aggregate principal amount of $6.7 million with warrants for common stock (the “Senior Notes”). The interest rate for the Senior Notes is 8% per annum if paid in cash, or 11% per annum if paid in kind, which is at the Company’s election for the first three years. Principal will be amortized over three years and payable in monthly installments beginning March 31, 2009, with the balance payable on the maturity date of March 1, 2010, and interest will be payable quarterly in arrears beginning June 30, 2006, unless the Company chooses its payment in kind option, in which case interest will be added to the principal amount of the Senior Notes during the period that the Company continues such election. As a condition to the purchase of Senior Notes, the Company issued warrants pro rata, according to each Senior Lender’s proportion of the aggregate principal amount of the Senior Notes, to purchase 19.9% of its outstanding Common Stock at the time of exercise, exercisable at $0.001 per share of Common Stock, until December 31, 2016.

In accordance with APB 14, the Company allocated $3,780,774 of the proceeds to the Senior Notes and $2,919,226 of the proceeds to the warrants. The difference between the carrying amount of the Senior Notes and their contractual redemption amount is being accreted as interest expense to February 2010, their earliest date of redemption. Accretion of the aforementioned discount amounted to $42,429 for the nine months ended March 31, 2006 and is included as a component of interest expense in the accompanying statement of operations.

The Company evaluated the warrants issued to the holders of these notes to determine whether, as free standing derivatives, their classification as equity instruments as of March 31, 2006 would be required under EITF 00-19. The Company determined that since (as of March 31, 2006) it had sufficient, authorized but unissued shares to net share settle these and all of its other derivative and convertible instruments, that the net share settlement was within its control. Accordingly, the Company classified these warrants as equity instruments in accordance with EITF 0019. The fair value of the warrants was calculated using the black-scholes option pricing model.

Junior Notes

Under the Note Purchase Agreement, the Company also issued a Junior Secured Convertible Note to Trust A-4 - Lloyd I. Miller (the “Junior Lender” and together with the Senior Lenders, the “Lenders”) in the aggregate principal amount of $3.0 million (the “Junior Note”). The interest rate for the Junior Note is 10% per annum if paid in cash, or 14% per annum if paid in kind, which is at the Company’s election for the first three years. Principal will be payable at the maturity date of March 1, 2011 and interest will be payable quarterly in arrears beginning June 30, 2006, unless the Company chooses its payment in kind option, in which case interest will be added to the principal amount of the Junior Note during the period that the Company continues such election. The Junior Note may be converted into common stock of the Company at any time at the election of the holder at a conversion price of $0.20 per share of common stock. Proceeds from the issuance of the Junior Note were used to reduce additional indebtedness of the Company and for general corporate purposes. The Junior Note issued to the Junior Lender is convertible into 15,000,000 shares of Common Stock of the Company, assuming the interest thereunder is paid in cash.

The Company evaluated the conversion feature embedded in the Junior Note to determine whether under SFAS 133, such conversion feature should be bifurcated from its host instrument and accounted for as a free standing derivative. In performing this analysis the Company determined that the Junior Notes meet the definition of a conventional debt instrument; accordingly, the notes and related conversion option were accounted for in accordance with the provisions of EITF 98-5 and EITF 00-27. Under this method, the Company recorded a $3,000,000 discount against the entire principal amount of the note, based on the intrinsic value of the embedded conversion option of $0.40 per share multiplied by 15,000,000 shares issuable upon conversion; however, such discount was limited to the carrying value of the note. The discount of $3,000,000 is being amortized over the five year term of the note. Amortization of the discount amounted to $12,943 for the nine months ended March 31, 2006 and is included as a component of interest expense in the accompanying statement or operations.

Debt Extinguishment Related Accounting

As described above (9% Subordinated Convertible Notes) and in Note 4, the Company entered into Conversion and Settlement Agreements with the 9% Note holders of these obligations, which provide for their immediate and irrevocable cancellation in exchange for such number of shares of common stock derived by dividing the aggregate principal and interest on the notes by a conversion price of $0.20 per share. These agreements effectuated a complete settlement of these debts. The Company accounted for these extinguishments in accordance with SFAS 15 due to the fact that the holders of the notes granted the Company a concession intended to alleviate its immediate liquidity constraints. The concession that the creditors granted to the Company enabled it to (a) effectuate their settlement through an exchange of equity instead of a use of cash and (b) consummate a private placement of equity securities (Note 8) that resulted in an infusion of cash that was needed to sustain operations.

In accordance with the provisions of SFAS 15, the Company recorded, with respect to the 9% Notes, a $5,314,705 loss on the extinguishment of the debt, based on the difference between the (a) fair value of 13,283,028 shares of common stock issuable to such holders for the settlement of the notes (of which 3,532,914 were delivered to certain note holders as of March 2006) and (b) the carrying value of the notes on March 8, 2006, the settlement date, which amounted to $2,655,112.

With respect to the ITI Notes, the Company recorded a $4,086,547 loss on the extinguishment of the debt, based on the difference between the (a) fair value of 10,216,365 shares of common stock issuable to such holders for the settlement of the notes and (b) the carrying value of the notes on the settlement date, which amounted to $2,043,272.

The Company also entered into Conversion and Settlement Agreements with certain trade payable creditors to convert outstanding debt balances in the aggregate of $160,833 into 804,165 shares of common stock at the conversion price of $0.20 per share. With respect to these certain trade payable debts; the Company recorded a $341,666 loss on the extinguishment of the debt, based on the difference between the (a) fair value of 804,165 shares of common stock issuable to such holders for the settlement of the debt and (b) the aggregate debt of $160,833 at the conversion price of $0.20 per share. On March 31, 2006, in accordance with a separation agreement with the Chief Financial Officer, Robert Webber, 250,000 of these shares were issued in exchange amounts for due of $50,000.

In connection with the new debt financing and private placement of equity described in the Liquidity and Capital Resources,, on March 8, 2006, we entered into binding agreements with various unsecured creditors of the Company holding approximately $1,947,000 of indebtedness; settlement of these debts in one-time cash payments amounted to approximately $725,000 from funds received through the Junior Note described in Note 2 and 6, effectuating a one-time gain of $1,222,000.

Under the terms of these agreements, the note holders irrevocably surrendered their right to demand cash settlement of these obligations in exchange for shares of the company’s common stock. These shares that will be issued at the effective time of a 1 for 10 reverse stock-split. On December 14, 2005, a majority of the Company’s stockholders voted in favor of authorizing the board to effectuate the reverse stock split at a time of its discretion. Such authorization was made as part of the Company’s overall initiative to create sufficient authorized but unissued shares that are needed to effectuate planned financing transactions. Under the terms of the Conversion and Settlement Agreements of March 8, 2006, the Company is contractually obligated to effectuate such split by no later than June 30, 2006 at which time, the shares issuable under these agreements will be released to the note holders (in quantities that give effect the split) based on the carrying values of the respective notes.

The Company also evaluated the classification of the shares issuable under this arrangement to determine their proper classification as March 31, 2006. The Company determined that since, as of March 31, 2006, it (a) controls settlement of the notes in shares, (b) effectuated an irrevocable cancellation of the notes, and (c) received authorization to effectuate a split at the discretion of the board of directors that, all events necessary to settle such debt in shares was complete. Accordingly, the Company classified the fair value of the stock under this arrangement as stock to be issued in the accompanying statement of changes in stockholders’ equity and balance sheet as of March 31, 2006.

7. ACQUISITION INDEBTEDNESS

In March 2006, acquisition indebtedness from the three sellers of ITI in the amount of $1,931,051 and accrued interest of approximately $112,221 was converted to equity (see Note 4).

8. STOCKHOLDERS’ EQUITY

At June 30, 2005 there were 7,542,677 shares of the Company’s common stock issued and outstanding.

A reconciliation of the Company’s common shares issued and outstanding during the nine month period from June 30, 2005 through March 31, 2006 is a s follows:

Summary Reconciliation of Shares Issued and Outstanding

as of March 31, 2006

Common Stock
Balance — June 30, 2005	7,542,677
Common stock issued on conversion of preferred shares	145,787
Common stock issued on ITI acquisition	428,000
Common stock issued in private placements	3,795,700
Common stock issued on conversion of 9% Notes payable (Note 6)	3,532,914
Common stock issued on separation agreement	250,000
Balance — March 31, 2006	15,695,078

During the period ending September 30, 2005, the Company issued 428,000 shares of common stock to the holders of the ITI Notes pursuant to the October 2004 acquisition of ITI (see Note 4) and the Company automatically converted then outstanding Series A Preferred Stock into 145,787 shares of its common stock, at a rate of .25 shares for each preferred share, pursuant to the terms of the Series A Preferred Stock Certificate of Designations.

During the period ending March 31, 2006, the Company, on March 8, 2006, entered into a Securities Purchase Agreement with certain accredited investors (the “Securities Purchase Agreement”), pursuant to which the Company raised approximately $759,140 in gross proceeds through the initial closing of a private placement of an aggregate of 3,795,700 shares of common stock at a purchase price of $0.20 per share. The accredited investors also received warrants to purchase an aggregate of 759,140 shares of common stock, which is equal to 20% of the shares of common stock purchased by such investors, at an exercise price of $0.20 per share (each an “Investor Warrant” and collectively, the “Investor Warrants”). Network 1 Financial Securities, Inc. (“Network 1”) acted as the placement agent for such financing and was paid a fee of $75,914 and issued a warrant to purchase 759,140 shares of common stock at an exercise price of $0.20 per share. In March 2006, the Company also issued 3,532,914 shares of common stock under the Conversion and Settlement Agreements with the holders of the 9% to holders as described in Note 6. On March 31, 2006 the company also issued 250,000 shares of common stock as part of separation agreement with the Company’s Chief Financial Officer, Robert Webber.

Common Stock to be Issued

Additional shares of the Company’s common stock will be issued immediately following the effective date of the Company’s contemplated 1 for 10 reverse stock split in the aggregate of 25,681,204 shares to the former holder of the ITI Notes (see Note 4), 9% Notes (see Note 6), and certain trade debt settled for shares, (see Note 6).

9. COMMITMENTS, CONTINGENCIES, AND OTHER AGREEMENTS

Westcon Settlement

On April 7, 2003 Westcon, Inc. filed a breach of contract complaint in the Supreme Court of New York State, County of Westchester. The complaint arose from the Company’s failure to make payments within the terms of the reseller agreement. This dispute was settled in March 2006 upon payment of $87,000 to Westcon.

Separation Agreement with Former Chief Executive Officer

On May 26, 2005, the Company and Steven J. Ross, its then Chairman and Chief Executive Officer entered into a Separation Agreement and General Release (“Separation Agreement”). The Separation Agreement provides for the mutual termination of an Employment Agreement, dated July 1, 2004, between the Company and Mr. Ross, pursuant to which Mr. Ross was employed as President and Chief Executive Officer of the Company. The Separation Agreement also provides for salary continuation for Mr. Ross based on his then current annual salary of $440,000 through May 31, 2006, a portion of his bonus under the Employment Agreement not to exceed $110,000, and continuation of insurance benefits through May 31, 2006. The Separation Agreement contains a mutual release, as well as certain non-solicitation and non-competition covenants by Mr. Ross in favor of the Company. In March 2006, the balance due under the separation agreement was restructured to a one time cash settlement of $43,333 with a remaining $73,333 being converted into shares of the Company’s common stock at a conversion price of $0.20 per share.

Contract Management Services Agreement

As of March 1, 2004, the Company entered into a series of agreements with Young Williams, P.C. Under the services agreement, Young Williams will manage certain contracts of the Company pursuant to which it provides child support services. The Company agreed to pay Young Williams a fee of 12% of revenues under the contracts, and the Company will remain responsible for the operating expenses related to the contracts managed by Young Williams for the current term and option year extensions of each contract. The management fee paid to Young Williams was $309,000 for the nine months ended March 31, 2006. In the event of contract renewals past the current terms and option years, Young Williams will have the right to bid the contracts. If Young Williams is awarded a new contract, it will pay the Company 4% of revenues under each such contract during the awarded term through February 2010.

10. DISCONTINUED OPERATIONS

During 2003, the Company disposed of its non-emergency transportation business. At March 31, 2006, the total remaining liabilities of discontinued operations was $258,000.

Effective March 1, 2003, the Company entered into an Asset Purchase Agreement with First Transit, Inc. (the “First Transit Agreement”), pursuant to which the Company sold to First Transit, Inc. certain specific assets relating to its former non-emergency transportation brokerage services previously business. The assets sold consisted of the Company’s interests in three contracts to provide non-emergency transportation related services and related assets used in connection with performance of such contracts by the Company as well as the assumption of all vendor and services sub-contract agreements relating to the contracts. The purchase price consisted of $6,450,000 cash payments and up to $1,750,000 to be paid in the event that First Transit, Inc. is able to obtain an extension of the Illinois Department of Public Aid contract for a period of up to three years beyond May 31, 2004, under certain specified conditions. As part of the First Transit Agreement, the Company agreed not to compete with First Transit in the business that was sold. The Company received payments of $529,000 during the nine-month period ended March 31, 2006 from the extension of the Illinois Department of Public Aid contract and no further payments are expected.

11. BUSINESS SEGMENTS

The Company’s operations include two segments — Information Technology (“IT”) Services and Business Process Outsourcing Services. The Information Technology Services segment provides a range of specialized IT infrastructure services, including, system architectural design, legacy systems integration, network engineering, applications infrastructure, network security solutions, remote access implementation, help desk support and operational support, primarily to mid-market commercial companies and state and local government entities. In conjunction with these service offerings, it also sells hardware and software to its customers. Operations are distributed primarily among five states: California (including the principal executive office), New York, Michigan, Florida, and Nevada, with employees situated in locations that are convenient to client sites.

The Business Process Outsourcing segment contracts outsourced program operations for state government agencies in several areas including the privatization of child support enforcement services. The Company’s business process outsourcing customers have included various governmental departments in the states of North Carolina, Kansas and Nebraska. Typically these contracts are for multi-year periods of performance, with options to renew for additional periods. Such contracts are generally awarded through competitive procurements. Payment is based on either fixed-price, fixed-unit-price based on contractual allocations, revenue sharing, or a combination of the above.

The Company’s reportable segments are business units that offer different services and contract types and are managed separately due to the expertise and different managed key factors in each area. Since the Business Process Outsourcing business segment was acquired as a unit, management has retained separate reporting and review criteria for that unit. The following table provides actual selected financial data for our business segments (in thousands):

	Reportable Business Segments
	Business Process Outsourcing	Information Technology Services	Total
Three months ended March 31, 2006
Sales	$814	$13,482	$14,296
Depreciation and amortization expense	—	632	632
Goodwill impairment	—	—	—
Income (loss) from operations	(16)	(4,815)	(4,831)
Interest expense	—	2,070	2,070
Total assets	228	38,343	38,571
Capital expenditures	—	6	6

Three months ended March 31, 2005
Sales	$2,456	$16,593	$19,049
Depreciation and amortization expense	117	615	732
Goodwill impairment	—	—	—
Income (loss) from operations	47	(2,200)	(2,153)
Interest expense	—	529	529
Total assets	8,336	42,482	50,818
Capital expenditures	—	78	78

Nine months ended March 31, 2006
Sales to external customers	$2,763	$53,812	$56,575
Depreciation and amortization expense	35	1,977	2,012
Goodwill impairment	—	—	—
Income (loss) from operations	64	(7,633)	(7,569)
Interest expense	—	(5,563)	(5,563)
Total assets	228	38,343	38,571
Capital expenditures	—	179	179

Nine months ended March 31, 2005
Sales to external customers	$5,333	$48,501	$53,834
Depreciation and amortization expense	351	1,922	2,273
Goodwill impairment	5,741	285	6,026
Income (loss) from operations	(5,637)	(4,054)	(10,069)
Interest expense	—	1,205	1,205
Total assets	8,336	42,482	50,818
Capital expenditures	27	595	622

12.       SUBSEQUENT EVENTS

On May 15, 2006, the Company effected a second and final closing of a private placement and raised $1,145,904 in gross proceeds from the sale of 5,729,520 shares of common stock at $0.20 per share and issued warrants to purchase 1,145,904 shares of common stock at an exercise price of $0.20 per share. At the second closing Network 1 was paid a fee of $114,590 and issued a warrant to purchase 1,145,904 shares of common stock at an exercise price of $0.20 per share. As a result of the second closing, the $652,000 in restricted funds as of March 31, 2006 became available to the Company.

On March 8, 2006, we entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with SACC Partners, L.P. and Lloyd I. Miller, III (the “Senior Lenders”), pursuant to which we issued Senior Secured Notes in the aggregate principal amount of $6.7 million (the “Senior Notes”). Under the Note Purchase Agreement, we also issued a Junior Secured Convertible Note to Trust A-4 - Lloyd I. Miller (the “Junior Lender” and together with the Senior Lenders, the “Lenders”) in the aggregate principal amount of $3.0 million (the “Junior Note”). On June 15, 2006, we amended the Note Purchase Agreement to provide that upon the request of Mr. Miller or an affiliate of Mr. Miller, and upon the consent of the Company, the Company shall issue up to an additional aggregate initial principal amount of $3.0 million on the same terms and conditions as provided for the Junior Note. On June 15, 2006, we issued an additional junior secured convertible promissory note to the Junior Lender in the principal amount of $1.0 million, on the same terms and conditions as the Junior Note (together with the Junior Note, the “Junior Notes”). The interest rate for the Junior Notes is 10% per annum if paid in cash, or 14% per annum if paid in kind, which is at our election for the first three years. Principal will be payable at the maturity date of March 1, 2011 and interest will be payable quarterly in arrears beginning June 30, 2006, unless we choose the payment in kind option, in which case interest will be added to the principal amount of the Junior Notes during the period that we continue such election. The Junior Notes may be converted into shares of our common stock at any time at the election of the holder at a conversion price of $0.20 per share of common stock after giving effect to the reverse stock split. Thus, the Junior Notes issued to the Junior Lender are convertible into 30,212,952 shares of our common stock, assuming that interest thereon is paid in kind for the first three years.

2006 Nonqualified Stock Option Plan

On June 15, 2006, our Board of Directors approved the 2006 Nonqualified Stock Option Plan (the “2006 Plan”) that provides for the grant of nonqualified stock options to purchase up to an aggregate of 11,790,672 shares of our common stock to members of our Board, employees and consultants. Our Board of Directors, or a committee of two or more members of our Board, will administer the 2006 Plan. The administrator will have full authority to establish rules and regulations for the proper administration of the 2006 Plan, to select the employees, consultants and directors to whom awards are granted, and to set the date of grant, the exercise price and the other terms and conditions of the awards, consistent with the terms of the 2006 Plan. The administrator may modify outstanding awards as provided in the 2006 Plan.

The 2006 Plan provides for the grant of nonqualified stock options to eligible individuals. The terms of the awards are subject to the provisions in an option agreement, consistent with the terms of the 2006 Plan. The exercise price of a stock option shall not be less than the fair market value of our common stock on the date of grant. No stock option shall be exercisable later than ten (10) years after the date it is granted.

The administrator may amend the 2006 Plan at any time. No such amendment may be made by our Board of Directors without the consent of an option holder if such amendment would substantially affect or impair the rights of such option holder. In addition, the administrator may terminate the 2006 Plan at any time. However, in no event may an award be granted pursuant to the 2006 Plan on or after June 15, 2016.

The 2006 Plan will be submitted to a vote of our stockholders within twelve (12) months of our adoption of the 2006 Plan.  The affirmative vote of stockholders holding not less than a majority of our issued and outstanding shares of common stock is required to approve the adoption of the 2006 Plan.  All stock options granted under the 2006 Plan are subject to obtaining such stockholder vote.

Common Stock Issuances

On June 6, 2006, in connection with the closing of the new debt financing and private placement of common stock on March 8, 2006, the Company completed the conversion of the outstanding Bridge Notes held by Mr. Miller and SACC Partners and converted approximately $109,315 of outstanding interest and $2,500,000 in outstanding debt principal into an aggregate of 13,046,574 shares of the Company’s Common Stock at a conversion rate of $0.20 per share.

On June 6, 2006, the Company completed the issuance of 20,520,637 of common shares issuable as of March 31, 2006 in connection with the debt conversion and settlement agreements entered into on March 8, 2006.

On July 1, 2006, each of the two non-employee directors received a stock grant for 117,647 shares of our common stock, which is equal to $20,000 divided by the closing price of our common stock as reported on the Over the Counter Bulletin Board on June 30, 2006, which was equal to $0.17 per share. Also on July 1, 2006, Mr. Ron Ben-Yishay received a stock grant for 1,176,471 shares of our common stock, which is equal to $200,000 divided by $0.17 per share.

Through and including                              , 2006 (the 25th day after the date of this prospectus), all dealers effecting transaction in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

DynTek, Inc.

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$1,523.14
Legal fees and expenses	50,000
Accountants’ fees and expenses	$15,000
Miscellaneous fees	5,000
Total	$71,523.14

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Our Amended and Restated Certificate of Incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, except that no indemnification will be provided to a director, officer, employee or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of the board of directors. The bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of our certificate of incorporation, bylaws, agreements, vote of stockholders or disinterested directors or otherwise. The bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity.

In accordance with Section 102(b)(7) of the DGCL, our Amended and Restated Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence. Notwithstanding this provision the DGCL does not permit us to eliminate personal liability for (i) breaches of their duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) transactions from which a director derives an improper personal benefit.

We have directors’ and officers’ liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of DynTek, against amounts which such persons may pay resulting from claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged. Such policies provide coverage to certain situations where we cannot directly provide indemnification under the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that, although the validity and scope of the governing statutes have not been tested in court in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

The securities of DynTek that we issued or sold within the past three years and were not registered with the Securities and Exchange Commission are described below. The share numbers and exercise prices set forth below have been adjusted for the reverse stock split.

1.               During the fiscal year ended June 30, 2003, DynTek issued options to purchase 5,000 shares of our Common Stock to a consultant for services rendered, at an exercise price of $10.00.

2.               In June 2003, DynTek sold units consisting of 222,193 shares of its Common Stock and warrants to purchase 111,100 shares of its Common Stock to accredited investors, resulting in aggregate net proceeds of $1,111,000. In connection with these sales, DynTek paid to Network 1, the placement agent for the offering, 66,657 shares of Common Stock.

3.               In July 2003, DynTek sold 419,800 shares of Common Stock to accredited investors, for net proceeds of $1,834,000. In connection with these sales, DynTek paid to Network 1, the placement agent for the offering, 5-year warrants to purchase up to 41,900 shares of Common Stock at an exercise of $10.00 per share.

4.               On October 9, 2003, DynTek issued 5,000 shares of its Common Stock to accredited investors as payment of an outstanding payable for services rendered in connection with the DynCorp Management Acquisition on December 27, 2001.

5.               On October 16, 2003, DynTek issued 10,843 shares of its Common Stock valued at $90,000 to accredited investors in connection with the April 1, 2003 Asset Purchase Agreement with Entellus Technology Group.

6.               On December 9, 2003, DynTek sold 333,333 shares of its Common Stock and warrants to purchase 166,667 shares of its Common Stock to accredited investors, resulting in aggregate net proceeds of $2,200,000. In connection with these sales, DynTek paid the placement agent with a 5-year warrant to purchase up to 50,000 shares of Common Stock at an exercise price of $9.13 per share. The exercise price of the placement warrants has since been reduced to $0.01 as a result of a privately-negotiated amendment to such warrants.

7.               On January 29, 2004, DynTek sold 45,455 shares of its Common Stock and warrants to purchase 22,727 shares of its Common Stock to accredited investors on the same terms offered to the investors in the December 2003 private placement, resulting in aggregate net proceeds of $300,000. The placement agent for this offering received $24,000 in cash and warrants, exercisable at $9.13 per share, to acquire 6,818 shares of DynTek Common Stock.

8.               On January 30, 2004, DynTek sold a $3,500,000 principal secured convertible three-year term note to Laurus Master Fund, Ltd. (“Laurus Funds”), an institutional accredited investor (the “Laurus Note”). In March 2006, proceeds from the issuance of certain promissory notes were used to pay in full the principal balance of the Laurus Note and all accrued but unpaid interest thereon (see Note 18  below).  As part of the original transaction, Laurus Funds also received a five-year warrant to purchase 42,500 shares of DynTek Common Stock, now exercisable at $2.50 per share as a result of anti-dilution protection.

We paid to the manager of Laurus Funds a closing fee equal to $122,500, agreed to make renewal payments to such affiliate equal to .5% of outstanding note principal on each anniversary of the closing and paid $29,500 as reimbursement for the investor’s legal and due diligence expenses.

In addition, under the terms of our Investment Banking Advisory Agreement with Duncan Capital we also (i) paid Duncan Capital a fee equal to $280,000, $210,000 in cash and $70,000 in the form of 7,778 shares of our Common Stock (at a value of $9.00 per share), and (ii) issued additional warrants to Duncan Capital to acquire 38,889 shares of our Common Stock at $9.90 per share.

9.               On March 17, 2004, DynTek closed its offering of up to 150 Units ($2,040,000) with Network 1 Financial Securities, Inc. acting as the placement agent. DynTek sold 89 Units in the offering for an aggregate purchase price of $1,210,400, with each Unit bearing a purchase price of $13,600. Each Unit consisted of 2,000 shares of DynTek Common Stock, for an aggregate of 178,000 shares sold, at $6.80 per share, and 5-year warrants to acquire 400 shares of DynTek Common Stock, for an aggregate number of warrants to purchase 35,600 shares of Common Stock, each warrant being exercisable at $9.00 per share (the “Warrants”). Network 1’s compensation was a commission equal to 5% of the aggregate price of the Units sold in the offering, a 2% non-accountable expense allowance based on the aggregate price of the Units sold in the offering, a placement agent’s warrant exercisable at $9.00 per share to acquire 20% of the number of shares of DynTek Common Stock sold in the offering, plus a Warrant exercise fee equal to 5% of the exercise price of any Warrants exercised during the period of 4 years commencing one year after the final closing of the offering.

10.         On April 27, 2004, DynTek entered into a series of agreements, including a securities purchase agreement and a registration rights agreement, with certain accredited investors for a private placement of shares of DynTek’s Common Stock for an aggregate gross purchase price of $6,347,480, or $11.50 per share. Upon closing, DynTek issued (i) 604,524 shares of Common Stock, (ii) Series A Common Stock purchase warrants to purchase 181,368 shares of Common Stock (or up to 30% of the Common Stock issued) at an exercise price equal to $17.50 per share (the “Series A Warrants”) and (iii) Series B Common Stock purchase warrants to purchase 120,904 shares of Common Stock (or up to 20% of the Common Stock issued) at an exercise price equal to $15.00 per share (the “Series B Warrants”). Certain of the Series A Warrants are now exercisable at $5.00 per share as a result of privately-negotiated amendments with certain of the warrant holders, and the remainder of the Series A Warrants are exercisable at $12.30 per share as a result of anti-dilution protection. The Series B Warrants are exercisable at $12.50 per share as a result of anti-dilution protection. See Note 12 below.

In addition, Duncan Capital LLC, as placement agent, received a placement agent fee (including expense reimbursement) of $480,849 and placement agent warrants equal to 10% of the aggregate shares of Common Stock issued on the closing date (and issuable under Series A Warrants and Series B Warrants) at an exercise price of $11.50 per share (the “Duncan Warrant”). The Series A Warrants and the Duncan Warrant are exercisable for a term of five years beginning six months following the closing date and are subject to anti-dilution protection. The Series B Warrants were exercisable for a period of 180 days following the effective date of a registration statement on Form S-3 to be filed by DynTek promptly after the closing with respect to the shares of Common Stock acquired by the purchasers, as well as the shares of Common Stock underlying the Series A Warrants, the Series B Warrants and the Duncan Warrant.

11.         Subsequent to DynTek’s receipt of commitments for $7,500,000 of financing on the terms outlined in item 8 above, but prior to closing on all of those commitments, DynTek received another financing from Laurus Funds pursuant to which Laurus Funds purchased a $2,500,000 convertible term note on terms substantially similar to those under which Laurus Funds purchased the $3,500,000 convertible term note from DynTek in January 2004. Rather than close on the additional commitments for $1,152,520 from the initial investor group, which commitments had not been met by the date of the Laurus Funds closing, DynTek increased its aggregate financing to $8,847,480 with the Laurus Funds funding.

As a result, on May 3, 2004, DynTek closed the private placement of a $2,500,000 principal secured convertible three-year term convertible debt financing (“Tranche B”) with the Laurus Funds by amending and restating its original $3,500,000 principal secured convertible term note made to Laurus Funds and creating a $6,000,000 amended and restated Note (the “Amended and Restated Laurus Note”). This Laurus Note bore interest at the prime rate (which under no circumstances will be considered to fall below 4%) plus 1%, with interest payable monthly on a current basis with respect to Tranche B commencing in June 2004 and level payments of principal with respect to Tranche B commencing November 1, 2004. In March 2006, proceeds from the issuance of certain promissory notes were used to pay in full the principal balance of the Amended and Restated Laurus Note and all accrued but unpaid interest thereon (see Note 18  below).

DynTek paid a closing fee equal to $87,500 to the manager of Laurus Funds, agreed to make renewal payments to such affiliate equal to .5% of outstanding note principal on each anniversary of the closing and paid $10,000 as reimbursement for the investor’s legal and due diligence expenses. In addition, under the terms of DynTek’s Investment Banking Advisory Agreement with Duncan Capital, in connection with the Laurus Fund’s financing, DynTek also became obligated (i) to pay to Duncan Capital a fee equal to $200,000 (8% of Laurus Funds offering proceeds), $100,000 in cash and $100,000 in the form of 8,333 shares of DynTek Common Stock (at a value of $12.00 per share), and (ii) to issue additional warrants to Duncan Capital to acquire 27,083 shares of DynTek Common Stock at $13.20 per share.

12.         On May 4, 2004, DynTek issued an Accommodation Letter to the investors in the April 27, 2004 Securities Purchase Agreement. The investors were provided the opportunity to participate in an additional offering by which each will receive from DynTek (i) a number of shares (the “Additional Shares”) of DynTek Common Stock, which, when added to the number of shares of Common Stock purchased by that investor in the April 27, 2004 offering, will reduce the price per share paid for the aggregate number of the shares and the Additional Shares purchased by each investor respectively to $10.50 per share of Common Stock; (ii) an amendment to the investor’s Series A Warrants acquired in the April 27, 2004 offering, reducing the exercise shares of Common Stock for which it can be exercised by 30% of the number of Additional Shares purchased by each investor and reducing the exercise price of such Series A Warrants to $5.00 per share; and (iii) an amendment to the investor’s Series B Warrants acquired in the April 27, 2004 offering, reducing the exercise price from $15.00 per share to $12.50 per share, and increasing the number of shares of Common Stock for which it can be exercised by 20% of the number of Additional Shares purchased by each investor. The placement agent also received additional warrants based on 10% of the Additional Shares and warrants issued in the Accommodation.

13.         In June 2004, the Company issued 26,316 shares of the Company’s Common Stock valued at $200,000 in connection with the purchase of Woda & Associates.

14.         On September 29, 2004, pursuant to a Stock Purchase Agreement (the “Redrock Agreement”) with Redrock Communications Solutions, Inc. (“Redrock”), Robert D. Murphy and William Scott Worthington (Murphy and Worthington being the “Redrock Sellers”), Dyntek purchased from the Redrock Sellers all of the outstanding common stock of Redrock and Redrock became a wholly-owned subsidiary of Dyntek (the “Redrock Acquisition”). The purchase price was comprised of (i) an initial aggregate cash payment of $2.5 million on the closing date; (ii) a deferred aggregate cash payment of $500,000 to be paid sixty (60) days after the closing date; (iii) an earn-out cash payment up to a maximum amount of $1.5 million, based upon Redrock’s EBITDA for the period between July 1, 2004 through June 30, 2005 to be paid within ten (10) business days after the determination of Redrock’s EBITDA for such period; and (iv) a number of shares of DynTek Common Stock in an amount equal to $500,000, which amount was subject to adjustment based on the final determination of Redrock’s working capital, divided by $6.30, the average closing sale price per share of DynTek Common Stock as reported on the Nasdaq SmallCap Market for the ten (10) trading days prior to (and not including) the closing date. If no working capital adjustment was made, DynTek would issue 79,365 shares of DynTek Common Stock. The DynTek Common Stock was issued upon a final determination of Redrock’s working capital as of the closing date.

15.         On October 14, 2004, DynTek entered into an Agreement and Plan of Merger (the “Merger Agreement”), with ITI Acquisition Corp., a California corporation and wholly owned Subsidiary of DynTek (“Merger Sub”), Integration Technologies, Inc., a California corporation (“ITI”), the shareholders of ITI (the “Shareholders”) and Casper Zublin, Jr., in his capacity as the shareholder representative (the “Representative”).

On October 18, 2004, the Merger Sub was merged into ITI with ITI becoming a wholly-owned subsidiary of DynTek (the “Merger”). The consideration paid or payable to the Shareholders in connection with the Merger is comprised of: (i) an initial cash payment of $2,500,000; (ii) an earn-out cash payment up to a maximum amount of $1.5 million, based upon ITI’s EBITDA for the period between July 1, 2004 through June 30, 2005 to be paid on or before July 30, 2005; (iii) a earn-out cash payment up to a maximum amount of $1.5 million, based upon ITI’s revenue for the period between July 1, 2004 through June 30, 2005 to be paid on or before July 30, 2005; and (iv) an aggregate number of whole shares of DynTek common stock based on the average closing sale price per share (the “Share Price”) of such common stock for the 30 trading days prior to June 28, 2005, determined as follows: (a) 214,000 shares if the Share Price is greater than $10.00 but less than $15.00; (b) that number of shares equal to $2,140,000 divided by the Share Price if the Share Price is less than $10.00, provided that the maximum number of shares issuable pursuant to this clause (b) shall be no more than 428,000 shares; or (c) that number of shares equal to $3,210,000 divided by the Share Price if the Share Price is greater than $15.00 (the “Stock Consideration”). The Share Price was $3.60 and the value of 428,000 shares, the maximum number of shares to be issued was $1,544,252. In the event the number of shares issuable as Stock Consideration is so limited, DynTek will pay the difference to the Shareholders in cash. The resulting cash adjustment was $595,748.

In February 2005, DynTek and the ITI Shareholders entered into a Satisfaction and Release Agreement based on performance of the ITI business through January 31, 2005, the performance of certain former ITI employees who had undertaken additional responsibilities at DynTek, and the opportunity for DynTek to consolidate the ITI operations with Redrock and other operations of DynTek. Based on these considerations and the revenues and EBITDA from the

ITI business through such date, DynTek agreed to pay the amount of $2,250,000 to the Shareholders on July 30, 2005 in satisfaction of the earn-out cash payments.

As of September 19, 2005, we had not paid certain ITI Shareholders their respective portions of this payment owed, which payments are referred to as the “Acquisition Payments.”  As of such date, the balance outstanding of the Acquisition Payments was $2,574,736. To satisfy the Acquisition Payments, we issued to the ITI Shareholders secured promissory notes, which are referred to as the “ITI Notes,” each bearing simple interest at a rate of 8.9% per annum in the aggregate principal amount of the Acquisition Payments. On March 8, 2006, we entered into a Conversion and Settlement Agreement with each of the ITI Shareholders, pursuant to which the ITI Shareholders agreed to convert the outstanding indebtedness owed to them under the ITI Notes into shares of our Common Stock at an effective conversion rate of $0.20 per share. As a result of such conversion, the three ITI Shareholders were collectively  issued an aggregate of 10,216,365 restricted shares of Common Stock on June 8, 2006. The entry into the Conversion and Settlement Agreement effectuated a complete settlement on the outstanding indebtedness owed to the ITI Shareholders and provided a release of DynTek from any present or future liability with respect to such outstanding indebtedness.

16.         On October 7, 2004, the Company issued 30,000 shares of common stock that are being held in escrow for AMR Networks. The shares were issued in connection with the Company’s purchase of certain assets and contracts from AMR Networks. The shares do not have any voting rights nor are they eligible for dividends, if declared, while they are in escrow. The shares may be distributed the sellers over a three-year period in increments of 10,000 shares per year upon the attainment of $500,000 in gross profit from AMR Networks’ business.

17. On October 15, 2004 DynTek entered into a 9% Senior Subordinated Convertible Note Purchase Agreement (the “Note Purchase Agreement”) with certain investors (the “Note Purchasers”) to sell and issue to the Note Purchasers an aggregate of $4,500,000 in principal amount of DynTek’s Senior Subordinated Convertible Notes (the “9% Notes”), bearing 9% interest per annum with a maturity of three (3) years (the “Note Financing”). The 9% Notes were initially convertible into shares of DynTek Common Stock at a conversion price of $6.50 per share, subject to certain adjustments.

On January 18, 2005, the Company issued 78,250 shares of common stock to three holders of the 9% Notes, in connection with their conversion of $508,631 in principal and interest due to such holders.

As part of the issuance of the 9% Notes, DynTek also issued to the Note Purchasers warrants to purchase 346,154 shares of its Common Stock at an exercise price of $7.4750 per share (the “Warrants”). The Warrants may be exercised immediately and will expire on September 30, 2009. In addition, DynTek issued to the Note Purchasers who had not previously participated in any financing of DynTek warrants to purchase up to 38,462 shares of DynTek Common Stock at an initial exercise price of $12.50 per share (the “Additional Warrants”). The Additional Warrants were immediately exercisable and expired on June 10, 2005.

Pursuant to the Note Purchase Agreement, DynTek issued to Duncan Capital LLC, the placement agent in connection with the transaction, warrants to purchase up to 692,308 shares of DynTek’s Common Stock at an initial exercise price of $6.70 per share (the “Duncan Capital Warrants”) and paid a cash fee of $360,000. The Duncan Capital Warrants were immediately exercisable and will expire on September 30, 2009.

18. On November 15, 2004, DynTek issued an Amended and Restated Secured Convertible Term Note (the “Amended Note”) to Laurus Funds, which was originally issued in the principal amount of $3,500,000 with a conversion price of $12.50 per share on January 30, 2004 and was subsequently amended and restated on May 3, 2004 to increase the principal amount to $6,000,000 and reduce the conversion price to $11.50 per share with respect to the original principal amount and $9.00 per share with respect to the increased principal amount. The Amended Note provides for an aggregate principal amount of $6,649,999. Laurus Funds agreed to provide DynTek with additional capital and to defer payments under the Amended Note until December 1, 2005. In exchange, DynTek reduced the conversion price under the Amended Note to $6.50 per share. Interest payable on this Amended Note accrued at a rate per annum equal to the “prime rate” plus 1%. In March 2006, proceeds from the issuance of certain promissory notes were used to pay in full the principal balance of the Amended Note and all accrued but unpaid interest thereon, and thereby effectuated a complete settlement on all outstanding indebtedness owed to Laurus Funds. See Note 22 below.

As part of the transaction, Laurus Funds also received a five-year amended and restated warrant to purchase 104,615 shares of DynTek Common Stock, exercisable at $6.50 per share (the “Amended Warrant”). The Amended Warrant replaces the warrant previously issued to Laurus Funds in connection with the convertible note financing which provided for the purchase of 62,500 shares at an exercise price of $12.50 per share. Subsequently, on October 26, 2005, DynTek and Laurus Funds entered into that certain Agreement to Amend the Amended and Restated Secured Convertible Term Note and Common Stock Purchase Warrant, pursuant to which DynTek agreed to reduce the exercise price of the Amended Warrant to $2.50 per share. Distribution by Laurus Funds of all of the Common Stock shares issuable upon exercise of the Amended Warrant are registered under the terms of the Amended and Restated Registration Rights Agreement entered into on November 15, 2004.

19. On February 10, 2005, DynTek raised approximately $7.7 million in gross proceeds (net proceeds of approximately $7.2 million) through a private placement to accredited investors of an aggregate of 1,480,269 shares of Common Stock and warrants to purchase an aggregate of 370,192 shares of Common Stock. The Common Stock and the corresponding warrants were sold at a price of $5.20 per share of Common Stock issued. Each warrant entitles its holder to purchase that number of shares of Common Stock equal to 25% of the Common Stock purchased by such investor, at an exercise price of $6.60 per share. The exercise price of such warrants has since been reduced to $0.01 as a result of anti-dilution protection.

In connection with the issuance of the Common Stock and warrants, DynTek entered into a registration rights agreement with the purchasers obligating DynTek to register for resale the shares of the Common Stock sold in the private placement and the shares of Common Stock issuable upon the exercise of the associated warrants discussed above on a registration statement on Form S-3 to be filed with the Securities and Exchange Commission within thirty (30) days of the closing date.

20.  In connection with a $2.5 million debt financing closed on October 26, 2005, DynTek issued warrants to purchase 100,000 shares of its common stock. The Warrants were originally exercisable for an exercise price equal to the greater of $1.00 per share or the price per share at which common stock is sold in any rights offering to record holders of its common stock. The warrants expire on October 26, 2015. No additional consideration was paid to the lenders in exchange for the issuance of the Warrants. The exercise price of such warrants has since been reduced to $0.01 as a result of anti-dilution protection.

21. On March 8, 2006, DynTek entered into a Securities Purchase Agreement with certain accredited investors (the “Securities Purchase Agreement”), pursuant to which DynTek raised approximately $759,140 in gross proceeds through the initial closing of a private placement of an aggregate of 3,795,700 shares of common stock at a post-reverse stock split purchase price of $0.20 per share. The accredited investors also received warrants to purchase an aggregate of 759,140 shares of Common Stock, which is equal to 20% of the common stock purchased by such investors, at an exercise price of $0.20 per share (each an “Investor Warrant” and collectively, the “Investor Warrants”). Network 1 Financial Securities, Inc. (“Network 1”) acted as the placement agent for such financing and was paid a fee of $75,914 and issued a warrant to purchase 759,140 shares of Common Stock at an exercise price of $0.20 per share (the “Placement Agent Warrant” and together with the Investor Warrants, the “PIPE Warrants”). Network 1 was authorized to raise up to an aggregate of $4.5 million in equity capital under similar terms. Proceeds from the private placement of equity will be used, in conjunction with the proceeds from the issuance of the Junior Note (as defined in Note 21 below), to reduce additional indebtedness of DynTek and for general corporate purposes.

As a condition to the closing of the private placement, DynTek entered into the Fifth Amended Warrant Agreement with American Stock Transfer & Trust Company (the “Fifth Amended Warrant Agreement”) to amend its publicly-traded Class A Warrants to reduce their exercise price from $20.00 per share to $0.20 per share.

In connection with the issuance of the Common Stock and shares of Common Stock issuable upon the exercise of the PIPE Warrants (collectively, the “PIPE Registrable Securities”), DynTek entered into a Registration Rights Agreement with the investors obligating DynTek to register for resale the PIPE Registrable Securities on a registration statement to be filed with the Securities and Exchange Commission prior to the earlier of (i) thirty (30) days after the date on which DynTek closes its second private placement with Network 1, or (ii) June 30, 2006.

22. Also on March 8, 2006, DynTek entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with SACC Partners, L.P. and Lloyd I. Miller, III (the “Senior Lenders”), pursuant to which DynTek issued the Senior Lenders certain Senior Secured Notes in the aggregate principal amount of $6.7 million (the “Senior Notes”). The interest rate for the Senior Notes is 8% per annum if paid in cash, or 11% per annum if paid in kind, which is at the DynTek’s election for the first three years. Principal will be amortized over three years and payable in monthly installments beginning March 31, 2009, with the balance payable on the maturity date of March 1, 2010, and interest will be payable quarterly in arrears beginning June 30, 2006, unless DynTek chooses its payment in kind option, in which case interest will be added to the principal amount of the Senior Notes during the period that DynTek continues such election. Proceeds from the issuance of the Senior Notes were used to pay the outstanding principal and accrued interest under that certain Amended Note dated November 15, 2004 held by Laurus Funds, as amended by that certain Agreement to Amend the Amended and Restated Secured Convertible Term Note and Common Stock Purchase Warrant dated October 26, 2005, in an aggregate amount of approximately $6.8 million.

As a condition to the purchase of Senior Notes, DynTek issued warrants pro rata, according to each Senior Lender’s proportion of the aggregate principal amount of the Senior Notes, to purchase 19.9% of its outstanding Common Stock at the time of exercise, exercisable at $0.001 per share of Common Stock, until December 31, 2016 (each a “Debt Financing Warrant” and collectively, the “Debt Financing Warrants”). Pursuant to the terms of the Debt Financing Warrants, the exercise price did not adjust in proportion to the reverse stock split ratio, and thus remains at $0.001.

Under the Note Purchase Agreement, DynTek also issued a Junior Secured Convertible Note to Trust A-4 - Lloyd I. Miller (the “Junior Lender” and together with the Senior Lenders, the “Lenders”) in the aggregate principal amount of $3.0 million (the “Junior Note”). The interest rate for the Junior Note is 10% per annum if paid in cash, or 14% per annum if paid in kind, which is at DynTek’s election for the first three years. Principal will be payable at the maturity date of March 1, 2011 and interest will be payable quarterly in arrears beginning June 30, 2006, unless DynTek chooses its payment in kind option, in which case interest will be added to the principal amount of the Junior Note during the period that DynTek continues such election. The Junior Note may be converted into Common Stock of DynTek at any time at the election of the holder at a conversion price of $0.20 per share of Common Stock. Proceeds from the issuance of the Junior Note will be used to reduce additional indebtedness of DynTek and for general corporate purposes. The Junior Note issued to the Junior Lender is convertible into 15,000,000 shares of Common Stock of DynTek.

In connection with the new debt financing and private placement of equity described above, on March 8, 2006, DynTek entered into binding agreements with various secured and unsecured creditors of DynTek holding approximately $10.7 million of indebtedness. Under the negotiated settlements, approximately $3.2 million of such outstanding indebtedness will be paid at a discount to principal, and approximately $7.5 million of such outstanding indebtedness has been converted into shares of Common stock at an effective conversion rate of $0.20 per share, which, in the aggregate, resulted in the issuance of approximately 37.4 million shares of our Common Stock.

23.  Incident to Mr. Webber’s resignation effective as of March 31, 2006 (the “Resignation Date”), DynTek and Mr. Webber entered into a Separation and General Release Agreement dated as of March 31, 2006 (the “Separation Agreement”).  Pursuant to the Separation Agreement and on the Resignation Date, we issued to Mr. Webber 250,000 shares of our common stock.

24. On May 15, 2006, the second PIPE closing date, DynTek sold an aggregate of 5,729,520 shares of Common Stock to certain accredited investors at a purchase price of $0.20 per share, resulting in gross proceeds to the Company of $1,145,904. DynTek also issued warrants to such accredited investors to purchase an aggregate of 1,145,904 shares of Common Stock, which is equal to 20% of the Common Stock purchased, at an exercise price of $0.20 per share. Network 1 acted as the placement agent for such financing and was paid a fee of $114,590 and issued a warrant to purchase 11,459,040 shares of Common Stock at an exercise price of $0.20 per share. DynTek expects to use proceeds from the private placement of equity for general corporate purposes.

In connection with the issuance of the Common Stock and shares of Common Stock issuable upon the exercise of the warrants (collectively, the “Registrable Securities”), DynTek entered into a Registration Rights Agreement with the accredited investors obligating DynTek to register for resale the Registrable Securities on a registration statement to be filed with the Securities and Exchange Commission within thirty (30) days after the second PIPE closing date.

25. On June 15, 2006, DynTek issued an additional Junior Secured Convertible Note to Trust A-4 - Lloyd I. Miller (the “Junior Lender”) in the aggregate principal amount of $1.0 million (the “Additional Junior Note”). The terms of the Additional Junior Note are the same as the terms for the Junior Note (see Note 22 above). The Additional Junior Note is convertible into 5,000,000 shares of Common Stock of DynTek, unless DynTek chooses its payment in kind option, in which case interest will be added to the principal amount of the Additional Junior Note during the period that DynTek continues such election.

26.         On June 29, 2006, DynTek and J. Michael Gullard, a director of DynTek, entered into a Settlement and Release Agreement pursuant to which we agreed to issue 70,000 shares of our common stock in full satisfaction of fees owed to Mr. Gullard for services rendered as a Board member in the amount of $14,000, resulting in a per share price of $0.20.

27.         On July 1, 2006, each of the two non-employee directors received a stock grant for 117,647 shares of our common stock, which is equal to $20,000 divided by the closing price of our common stock as reported on the Over the Counter Bulletin Board on June 30, 2006, which was equal to $0.17 per share. Also on July 1, 2006, Mr. Ron Ben-Yishay received a stock grant for 1,176,471 shares of our common stock, which is equal to $200,000 divded by $0.17 per share.

The private offerings of the securities described in items 1 through 27 above were exempt from registration under either Section 4(2) of the Securities Act of 1933 or Regulation D, Rule 506 of the Securities Act of 1933 because (i) the securities were offered and sold only to accredited investors; (ii) there was no general solicitation or general advertising related to the offerings; (iii) each investor was given the opportunity to ask questions and receive answers concerning the terms of and conditions of the offering and to obtain additional information; (iv) the investors represented that they were acquiring the securities for their own account and for investment; and (v) the securities were issued with restrictive legends.

Item 16. Exhibits and Financial Statement Schedules

(a)           The exhibits set forth commencing on page II-13 are included herein or incorporated by reference.

(b)           Financial Statement Schedules.

The financial statement schedules have been omitted because they are not applicable, not required, or the information is included in the consolidated financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.             To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.             That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on August 8, 2006.

DYNTEK, INC.

By:	/s/ Casper W. Zublin, Jr.
Name:	Casper W. Zublin, Jr.
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

	Name	Title	Date

	/s/ Casper W. Zublin, Jr.	Chief Executive Officer and Director	August 8, 2006
	Casper W. Zublin, Jr.	(Principal Executive Officer)

	/s/ Mark E. Ashdown	Chief Financial Officer, Chief Accounting Officer	August 8, 2006
	Mark E. Ashdown	(Principal Financial and Accounting Officer)

	*	Director	August 8, 2006
J. Michael Gullard

	*	Director	August 8, 2006
Alan B. Howe

*By:	/s/ Mark E. Ashdown
Mark E. Ashdown
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of December 27, 2001, among DynCorp Management Resources, Inc., Newport Acquisition Corp., DynCorp and DynTek, Inc.(19)

2.2	Stock Option Agreement, dated as of April 25, 2001, between DynTek, Inc. and DynCorp.(3)

2.3	Agreement and Plan of Reorganization, dated as of April 25, 2001, among DynCorp Management Resources, Inc., Newport Acquisition Corp., DynCorp and DynTek, Inc.(3)

2.4	First Amendment to Agreement and Plan of Reorganization, dated as of April 25, 2001, among DynCorp Management Resources, Inc., Newport Acquisition Corp., DynCorp and DynTek, Inc.(20)

2.5	Second Amendment to Agreement and Plan of Reorganization, dated as of April 25, 2001, among DynCorp Management Resources, Inc., Newport Acquisition Corp., DynCorp and DynTek, Inc.(22)

2.6	Third Amendment to Agreement and Plan of Reorganization, dated as of April 25, 2001, among DynCorp Management Resources, Inc., Newport Acquisition Corp., DynCorp and DynTek, Inc.(33)

2.7	Fourth Amendment to Agreement and Plan of Reorganization, dated as of December 27, 2001, DynCorp Management Resources, Inc., Newport Acquisition Corp., DynCorp and DynTek, Inc.(19)

3.1	Amended and Restated Certificate of Incorporation of DynTek, Inc., as amended.(40)

3.2	Amended and Restated By-Laws of DynTek, Inc.(19)

4.1	Specimen Common Stock Certificate of DynTek, Inc.(4)

4.2

Certificate of Designations, Preferences and Relative, participating, Optional or other Special Rights of Series A Convertible Preferred Stock and Qualifications, Limitations and Restrictions thereof.(2)

4.3	Specimen of Redeemable Common Stock Purchase Warrant.(6)

4.4	Form of Warrant Agent Agreement between DynTek and American Stock Transfer and Trust Company.(5)

4.5	Amended Warrant Agreement, dated November 30, 1999, between DynTek and American Stock Transfer and Trust Company.(1)

4.6	Second Amended Warrant Agreement, dated as of November 30, 2000, between DynTek, Inc. and American Stock Transfer & Trust Company.(8)

4.7	Third Amended Warrant Agreement, dated as of April 10, 2001, between DynTek, Inc. and American Stock Transfer & Trust Company.(9)

4.8	Fourth Amended Warrant Agreement, dated December 9, 2005, by and between DynTek, Inc. and American Stock Transfer & Trust Company.(35)

4.9	Fifth Amended Warrant Agreement, dated March 8, 2006, by and between DynTek, Inc. and American Stock Transfer & Trust Company.(37)

4.10	Form of Underwriter’s Warrant Agreement.(7)

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.*

10.1	1992 Employee Incentive Stock Option Plan, including form of Incentive Stock Option Agreement.(5)

10.2	Form of Amendment to 1992 Employee Incentive Stock Option Plan.(10)

10.3	1997 Stock Option Plan for Non-Employee Directors.(11)

10.4	2001 Employee Incentive Stock Option Plan.(12)

10.5	2005 Stock Incentive Plan.(30)

10.6	Amendment No. 1 to the 2005 Stock Incentive Plan.(36)

10.7	Form of Stock Option Agreement pursuant to the 2001 Employee Incentive Stock Option Plan.(29)

10.8	Form of Stock Option Agreement pursuant to the 2005 Stock Incentive Plan.(32)

10.9	2006 Nonqualified Stock Option Plan (41)

10.10	Nonqualified Stock Option Agreement (41)

10.11	Employment Agreement, dated as of August 14, 2000, between DynTek, Inc. and James Linesch.(13)

10.12	Letter, dated August 15, 2001, from DynTek, Inc. to James Linesch amending the Employment Agreement, dated as of August 14, 2000, between DynTek, Inc. and James Linesch.(14)

10.13	Letter Agreement, dated as of November 3, 2000, by and between LaborSoft Corporation and DynTek, Inc.(15)

10.14	Employment Agreement, dated as of December 10, 2001, between DynTek, Inc. and Steven J. Ross.(19)

10.15	Asset Purchase Agreement, effective March 1, 2003, among DynTek Services, Inc. and First Transit, Inc.(16)

10.16	Factoring Agreement, dated as of July 1, 2003, between Systran Financial Services Corporation, DynTek, Inc. and DynTek Services, Inc.(17)

10.17	Limited Release and Agreement to Indemnify, dated as of July 3, 2003, executed by DynCorp in favor of DynTek, Inc.(14)

10.18	Amendment to Employment Agreement, dated October 8, 2003, between James Linesch and DynTek, Inc.(18)

10.19	Form of Securities Purchase Agreement between DynTek, Inc. and the purchasers listed therein, dated as of December 5, 2003.(21)

10.20	Form of Registration Rights Agreement between DynTek, Inc. and the purchasers listed therein, dated as of December 5, 2003.(21)

10.21	Form of 20% Investor Warrant.(21)

10.22	Form of 30% Investor Warrant.(21)

10.23	Form of Placement Agent Warrant Agreement between DynTek, Inc. and Rockwood Inc.(21)

10.24

Form of Securities Purchase Agreement, dated January 30, 2004, by and between DynTek, Inc. and an institutional investor with respect to the purchase of DynTek’s $3,500,000 Secured Convertible Term Note of even date.(23)

10.25	Form of $3,500,000 Secured Convertible Term Note, dated January 30, 2004, made by DynTek, Inc. in favor of an institutional investor.(23)

10.26	Form of Common Stock Purchase Warrant, dated January 30, 2004, made by DynTek, Inc. in favor of an institutional investor for 425,000 shares of common stock.(23)

10.27	Form of Registration Rights Agreement, dated January 30, 2004, by and between DynTek, Inc. and an institutional investor.(23)

10.28	Form of Security Agreement, dated January 30, 2004, by and between DynTek, Inc. and an institutional investor.(23)

10.29	Form of Security Agreement, dated January 30, 2004, by and between DynTek Services, Inc. and an institutional investor.(23)

10.30	Form of Guaranty, dated January 30, 2004, made by DynTek Services, Inc. in favor of an institutional investor.(23)

10.31

Placement Agent’s Agreement, dated as of February 27, 2004, by and between DynTek, Inc. and Network 1 Financial Securities, Inc. with respect to the offering of up to 150 Units of securities consisting of shares of common stock and warrants (the “Network 1 Offering”).(24)

10.32	Form of Subscription Agreement with investors in the Network 1 Offering.(24)

10.33	Form of Registration Rights Agreement with investors in the Network 1 Offering.(24)

10.34	Form of Warrant issuable to investors in the Network 1 Offering.(24)

10.35	Form of Placement Warrant issuable to Network 1 Financial Securities, Inc. in connection with the Network 1 Offering.(24)

10.36	Form of Securities Purchase Agreement, dated April 27, 2004, between DynTek, Inc. and purchasers listed therein.(25)

10.37	Form of Registration Rights Agreement, dated April 27, 2004, between DynTek, Inc. and the purchasers listed herein.(25)

10.38	Form of Series A Warrant.(25)

10.39	Form of Series B Warrant.(25)

10.40	Form of Placement Agent Warrant issued to Duncan Capital LLC.(25)

10.41	Form of Amended and Restated Convertible Term Note, dated May 3, 2004, made by DynTek, Inc. in favor of Laurus Master Funds, Ltd. (“Laurus Funds”)(25)

10.42	Form of Common Stock Purchase Warrant, dated May 3, 2004.(25)

10.43	Form of Amended Registration Rights Agreement, dated May 3, 2004, by and between DynTek, Inc. and Laurus Funds.(25)

10.44	Form of First Amendment to Factoring Agreement, dated as of July 29, 2004, by and among Systran Financial Services Corporation, DynTek, Inc. and DynTek Services, Inc.(27)

10.45	Form of 9% Senior Subordinated Convertible Note Purchase Agreement, dated as of October 15, 2004, by and among the purchasers listed therein and DynTek, Inc.(28)

10.46	Form of 9% Senior Subordinated Convertible Note.(28).

10.47	Form of Registration Rights Agreement, dated as of October 15, 2004, by and among the purchasers listed therein and DynTek, Inc.(28)

10.48	Form of Warrant.(28)

10.49	Form of Additional Warrant.(28)

10.50	Form of Placement Agent Warrant.(28)

10.51	Form of Employment Agreement, dated as of October 15, 2004, by and between Robert Webber and DynTek, Inc.(28)

10.52	Form of Employment Agreement, dated as of August 1, 2004, by and between Casper Zublin, Jr., and DynTek, Inc.(28)

10.53	Form of Employment Agreement, dated as of July 1, 2004, by and between Steven Ross, and DynTek, Inc.(28)

10.54	Form of Amended and Restated Convertible Term Note, dated November 15, 2004, made by DynTek, Inc. in favor of Laurus Master Funds, Ltd. (“Laurus Funds”).(29)

10.55	Form of Common Stock Purchase Warrant, dated November 15, 2004.(29)

10.56	Form of Amended Registration Rights Agreement, effective as of January 1, 2004, by and between DynTek, Inc. and Laurus Funds.(29)

10.57	Letter Agreement, dated as of September 1, 2004, by and between DC Asset Management LLC and DynTek, Inc.(29)

10.58	Form of Securities Purchase Agreement, dated as of February 10, 2005, by and among the investors identified therein and DynTek, Inc.(31)

10.59	Form of Registration Rights Agreement, dated as of February 10, 2005, by and among the investors identified therein and DynTek, Inc.(31)

10.60	Form of Warrant.(31)

10.61	Separation and General Release Agreement, dated as of May 26, 2005, by and between Steven Ross and DynTek, Inc.(32)

10.62	Asset Purchase and Liability Assumption Agreement, dated as of August 8, 2005, by and among DynTek, Inc., DynTek Services, Inc. and New England Technology Finance, LLC.(34)

10.63	Asset Purchase Agreement, dated as of August 8, 2005, by and among DynTek, Inc., DynTek Services, Inc. and New England Technology Finance, LLC.(34)

10.64	Form of Note Purchase Agreement, dated as of October 26, 2005, by and among DynTek, Inc. and the accredited investors named therein.(34)

10.65	Form of Secured Promissory Note, dated as of October 26, 2005, issued by DynTek, Inc. in favor of certain accredited investors.(34)

10.66	Form of Security and Pledge Agreement, dated as of October 26, 2005, by and among DynTek, Inc., DynTek Services, Inc. and the investors identified in the Note Purchase Agreement.(34)

10.67	Form of Common Stock Purchase Warrant, dated October 26, 2005, issued by DynTek, Inc. in favor of the investors identified in the Note Purchase Agreement.(34)

10.68	Agreement to Amend the Amended and Restated Secured Convertible Term Note and Common Stock Purchase Warrant, dated as of October 26, 2005, by and between DynTek, Inc. and Laurus Master Fund, Ltd.(34)

10.69	Form of Amended and Restated 9% Senior Subordinated Convertible Note, issued by DynTek, Inc. in favor of certain accredited investors.(34)

10.70	Form of Amended and Restated Warrant, dated as of October 26, 2005, issued by DynTek, Inc. in favor of certain accredited investors.(34)

10.71	Form of Amendment No. 1 to Registration Rights Agreement, dated as of October 26, 2005, by and among DynTek, Inc. and the investors set forth therein.(34)

10.72	Separation and General Release Agreement, dated March 31, 2006, by and between DynTek, Inc. and Robert I. Webber. (37)

10.73	Note Purchase Agreement, dated March 8, 2006, by and between DynTek, Inc. and the purchasers named therein. (38)

10.74	Senior Note, dated as of March 8, 2006, issued by DynTek, Inc. to each of SACC Partners, L.P. and Lloyd I. Miller, III. (38)

10.75	Junior Note, dated as of March 8, 2006, issued by DynTek, Inc. to Trust A-4 - Lloyd I. Miller. (38)

10.76	Security and Pledge Agreement, dated as of March 8, 2006, by and among DynTek, Inc., DynTek Services, Inc., SACC Partners, L.P. and Lloyd I. Miller III. (38)

10.77	Security and Pledge Agreement, dated as of March 8, 2006, by and among DynTek, Inc., DynTek Services, Inc. and Trust A-4 - Lloyd I. Miller. (38)

10.78	Form of Debt Financing Warrant issued to each of SACC Partners, L.P. and Lloyd I. Miller, III. (38)

10.79	Securities Purchase Agreement, dated as of March 8, 2006, by and among DynTek, Inc. and the accredited investors named therein. (38)

10.80	Registration Rights Agreement, dated March 8, 2006, by and among DynTek, Inc. and the accredited investors named in the Securities Purchase Agreement. (38)

10.81	Form of Warrant issued by DynTek, Inc. to each of the accredited investors named in the Securities Purchase Agreement and Network 1 Financial Securities, Inc. (38)

10.82	First Amendment to Note Purchase Agreement, dated June 15, 2006, by and between DynTek, Inc. and the purchasers named therein. (41)

10.83	Junior Note, dated as of June 15, 2006, issued by DynTek, Inc. to Trust A 4 - Lloyd I. Miller. (41)

10.84	Settlement and Release Agreement, dated June 29, 2006, by and between DynTek, Inc. and J. Michael Gullard. (42)

21	Subsidiaries of DynTek, Inc. (39)

23.1	Consent of Marcum & Kliegman LLP, independent public accountants.*

23.2	Consent of Stradling Yocca Carlson & Rauth (see Exhibit 5.1).*

24.1	Power of Attorney (included in the signature pages hereof).**

*Filed herewith.

**   Previously filed.

(1) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed on December 6, 1999.

(2) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Amendment No. 1 to Registration Statement on Form S-4/A, filed on July 13, 2000 (File No. 333-36044).

(3) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed May 2, 2001.

(4) Incorporated by reference, filed as an exhibit to Amendment No. 2 to DynTek, Inc.’s Registration Statement on Form S-1 filed on November 10, 1992 (File No. 333-50426).

(5) Incorporated by reference, filed as an exhibit to Amendment No. 1 to DynTek, Inc.’s Registration Statement on Form S-1 filed on October 13, 1992 (File No. 333-50426).

(6) Incorporated by reference, filed as an exhibit to Amendment No. 4 to DynTek, Inc.’s Registration Statement on Form S-1 filed on December 4, 1992 (File No. 333-50426).

(7) Incorporated by reference, filed as an exhibit to Amendment No. 5 to DynTek, Inc.’s Registration Statement on Form S-1 filed on December 8, 1992 (File No. 333-50426).

(8) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed on January 11, 2001.

(9) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed on April 17, 2001.

(10) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Registration Statement on Form S-4, filed on May 1, 2000 (File No. 333-36044).

(11) Incorporated by reference, filed as Exhibit C to DynTek, Inc.’s definitive Proxy Statement for Annual Meeting of Stockholders, filed on January 6, 1998.

(12) Incorporated by reference, filed as Annex D to DynTek, Inc.’s definitive Proxy Statement for Special Meeting of Stockholders, filed November 6, 2001.

(13) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Annual Report on Form 10-K/A, filed on October 27, 2000.

(14) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Annual Report on Form 10-K, filed October 7, 2003.

(15) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report of Form 10-Q, filed on February 16, 2001.

(16) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed March 25, 2003.

(17) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed July 9, 2003.

(18) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed November 14, 2003.

(19) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed January 7, 2002.

(20) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Annual Report on Form 10-K, filed September 26, 2001.

(21) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed December 10, 2003.

(22) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed November 2, 2001.

(23) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed February 3, 2004.

(24) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed April 1, 2004.

(25) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed May 3, 2004.

(26) Incorporated by reference, filed as Annex A to DynTek, Inc.’s definitive proxy statement for Special Meeting of Stockholders, filed June 17, 2004.

(27) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Annual Report on Form 10-K, filed September 28, 2004.

(28) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed November 15, 2004.

(29) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed February 14, 2005.

(30) Incorporated by reference, filed as Annex A to DynTek, Inc.’s definitive Proxy Statement for Annual Meeting of Stockholders, filed April 26, 2005.

(31) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed February 15, 2005.

(32) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed July 19, 2005.

(33) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed December 21, 2001.

(34) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed November 14, 2005.

(35) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed December 9, 2005.

(36) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed December 16, 2005.

(37) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Current Report on Form 8 K, filed April 5, 2006.

(38) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Quarterly Report on Form 10-Q, filed May 22, 2006.

(39) Incorporated by reference, filed as an Exhibit to DynTek, Inc.’s Annual Report on Form 10-K, filed September 29, 2005.

(40) Incorporated by reference, filed as an exhibit to DynTek, Inc.’s Registration Statement on Form S-1 filed on June 16, 2006 (File No. 333-135056).

(41) Incorporated by reference, filed as an exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed June 21, 2006.

(42) Incorporated by reference, filed as an exhibit to DynTek, Inc.’s Current Report on Form 8-K, filed July 6, 2006.